EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

ENERGY XXI (BERMUDA) LIMITED,

ENERGY XXI GULF COAST, INC.,

CLYDE MERGER SUB, INC.

and

EPL OIL & GAS, INC.

Dated as of March 12, 2014

TABLE OF CONTENTS

		Page

Article I
THE MERGER

1.1	The Merger; Effective Time of the Merger	2
1.2	Closing	2
1.3	Effect of the Merger	2
1.4	Certificate of Incorporation and Bylaws	2
1.5	Directors and Officers	3

Article II
EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE COMPANY AND MERGER SUB

2.1	Effect of the Merger on Capital Stock	3
2.2	Election Procedures	5
2.3	Appraisal Rights	6
2.4	Treatment of Company Equity Awards	7
2.5	Payment; Surrender of Shares; Stock Transfer Books	8
2.6	Fractional Shares	11

Article III
REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of the Company	11
3.2	Representations and Warranties of Parent and Merger Sub	34

Article IV
COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

4.1	Conduct of Business by the Company Pending the Merger	45
4.2	Conduct of Business by Parent Pending the Merger	50
4.3	No Solicitation; Company Change in Recommendation	52
4.4	Parent Change in Recommendation	56

Article V
ADDITIONAL AGREEMENTS

5.1	Access to Information	56
5.2	Preparation of Joint Proxy Statement; Form S-4	57
5.3	Stockholders Meeting	58
5.4	Consents; Regulatory Approvals	59
5.5	Employee Matters	61
5.6	Directors’ and Officers’ Insurance	62
5.7	Agreement to Defend; Stockholder Litigation	63

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5.8	Public Announcements	63
5.9	Advice of Certain Matters; Control of Business	64
5.10	Financing	64
5.11	Debt Offers	67
5.12	Rule 16b-3	68
5.13	Stockholder Rights Plans; Anti-Takeover Statutes	69
5.14	Listing of Shares of Parent Common Stock	69
5.15	Certain Matters Relating to Parent	69
5.16	Notifications	69
5.17	Cooperation Regarding Insurance	69

Article VI
CONDITIONS PRECEDENT

6.1	Conditions to Each Party’s Obligation to Effect the Merger	70
6.2	Additional Conditions to Obligations of Parent, OpCo and Merger Sub	70
6.3	Additional Conditions to Obligations of the Company	71

Article VII
TERMINATION

7.1	Termination	72
7.2	Notice of Termination; Effect of Termination	73
7.3	Expenses, Termination Fee and Other Payments	74

Article VIII
GENERAL PROVISIONS

8.1	Definitions	75
8.2	Nonsurvival of Representations, Warranties and Agreements	85
8.3	Notices	86
8.4	Rules of Construction	87
8.5	Counterparts	87
8.6	Entire Agreement; No Third Party Beneficiaries	88
8.7	Governing Law; Venue; Waiver of Jury Trial; Service of Process	88
8.8	Severability; No Remedy in Certain Circumstances	89
8.9	Assignment	89
8.10	Specific Performance	90
8.11	Amendment	90
8.12	Extension; Waiver	90

EXHIBITS:

Exhibit A	Surviving Corporation Certificate of Incorporation
Exhibit B	Surviving Corporation Bylaws
Exhibit C	Form of EBITDAX Calculation

ii

INDEX OF DEFINED TERMS

2009 LTIP	2.4(a)

Acceptable Confidentiality Agreement	4.3(f)

Affiliate	8.1

Aggregate Mixed Consideration Cash Amount	2.1(c)(ii)

Agreement	Preamble

Alternative Financing	5.10(b)

Anti-Money Laundering Laws	3.1(v)(ii)

Antitrust Authority	8.1

Antitrust Law	8.1

Appraisal Shares	2.3

Available Cash Election Amount	2.1(c)(ii)

Available Financing	5.10(d)

BOEM	8.1

Book-Entry Share	2.5(b)(i)

Business Day	8.1

Cap Amount	5.6(b)

Capitalization Reference Date	3.1(b)

Cash Election	2.1(c)(ii)

Cash Election Amount	2.1(c)(ii)

Cash Election Share	2.1(c)(iii)

Cash Fraction	2.1(c)(ii)

Cause	5.15(a)

Certificate of Merger	1.1

Certificates	2.5(b)(i)

iii

Closing	1.1

Closing Date	1.2

Code	8.1

Company	Preamble

Company Adverse Recommendation Change	4.3(f)

Company Board	8.1

Company Board Recommendation	3.1(c)(i)

Company Bylaws	8.1

Company Capital Stock	3.1(b)

Company Certificate of Incorporation	8.1

Company Common Stock	2.1(c)

Company Directors	5.15(a)

Company Disclosure Schedule	3.1

Company Equity Award(s)	2.4(d)

Company Financial Statements	3.1(e)(ii)

Company Intervening Event	8.1

Company Intervening Event Notice	4.3(c)

Company Intervening Event Notice Period	4.3(c)

Company Material Adverse Effect	8.1

Company Permits	3.1(j)(ii)

Company Phantom Shares	2.4(b)

Company Preferred Stock	3.1(b)

Company Reserve Reports	3.1(r)(i)

Company Restricted Share	2.4(a)

Company Revolving Credit Facility	8.1

iv

Company SEC Documents	3.1(e)(i)

Company Senior Notes	8.1

Company Stock Option	2.4(c)

Company Stock Plan	2.4(b)

Company Stockholder Approval	3.1(c)(iii)

Company Stockholders Meeting	3.1(c)(i)

Company Voting Agreements	Recitals

Competing Proposal	4.3(f)

Confidentiality Agreement	8.1

Consent	8.1

Contract	8.1

Creditor’s Rights	3.1(c)(i)

Debt Commitment Letter	3.2(n)(i)

Debt Financing Agreements	5.10(a)

Debt Offer	5.11(a)

Deferred Share Consideration	2.4(b)

Derivative Transaction	8.1

DGCL	1.1

Director Deferral Plan	2.4(b)

Divestiture Action	5.4(b)

Effective Time	1.1

Election Deadline	2.2(b)

Election Form	2.2(a)

Election Form Record Date	2.2(a)

Election Period	2.2(b)

v

Employee Benefit Plan	8.1

Employees	5.5(a)

Encumbrances	8.1

Environmental Law	8.1

Equity Award Consideration	2.4(c)

ERISA	8.1

Exchange Act	8.1

Exchange Agent	2.5(a)

Exchange Fund	2.5(a)

Exchange Ratio	2.1(c)(iii)

Excluded Shares	2.1(b)

Export Control Laws	3.1(u)(iii)

FERC	8.1

Financing	3.2(n)

Form S-4	3.1(g)

GAAP	3.1(e)(ii)

good and defensible title	3.1(r)(i)

Governmental Authority	8.1

Hazardous Materials	8.1

HSR Act	3.1(d)

Hydrocarbons	8.1

Indebtedness	8.1

Indemnified Person	5.6(e)

Information Technology	8.1

Intellectual Property	8.1

vi

IRS	3.1(m)(i)(D)

Joint Proxy Statement	3.1(d)

knowledge or known	8.1

Law	8.1

Leased Real Property	3.1(q)(i)

Leases	3.1(q)(ii)

Mailing Date	2.2(a)

Marketing Period	8.1

Material Company Insurance Policies	3.1(t)

Material Contract	3.1(u)(i)

Merger	Recitals

Merger Consideration	2.1(c)

Merger Notification Rules	5.4(b)

Merger Sub	Preamble

Mixed Consideration Election Share	2.1(c)(i)

Mixed Election	2.1(c)(i)

Mixed Election Stock Exchange Ratio	2.1(c)(i)

Net Exercise Shares	2.4(c)

No Election Share	2.2(b)

NSAI	3.1(r)(i)

NYSE	3.1(d)

Offer Documents	5.11(a)

Oil and Gas Contracts	8.1

Oil and Gas Leases	8.1

Oil and Gas Properties	8.1

vii

OpCo	Preamble

Option Consideration	2.4(c)

Order	8.1

Outside Date	7.1(b)(iii)

Owned Real Property	3.1(q)(i)

Parent	Preamble

Parent Adverse Recommendation Change	4.4(b)

Parent Board	8.1

Parent Board Recommendation	3.2(b)

Parent Bye-Laws	8.1

Parent Capital Stock	3.2(d)

Parent Common Stock	2.1(c)(i)

Parent Disclosure Schedule	3.2

Parent Equity Awards	8.1

Parent Financial Statements	3.2(e)(ii)

Parent Group	5.5(a)

Parent Intervening Event	8.1

Parent Intervening Event Notice	4.4

Parent Intervening Event Notice Period	4.4

Parent Material Adverse Effect	8.1

Parent Memorandum of Association	8.1

Parent Notes	8.1

Parent Preferred Stock	3.2(d)

Parent Revolving Credit Facility	8.1

Parent SEC Documents	3.2(e)(i)

viii

Parent Shareholder Approval	3.2(b)(i)

Parent Shareholder Meeting	3.2(b)(i)

Parent Stock Plans	8.1

Parent Stock Price	8.1

Parent Voting Agreements	Recitals

Per Share Cash Amount	2.1(c)(i)

Per Share Cash Election Consideration	2.1(c)(ii)

Per Share Mixed Consideration	2.1(c)(i)

Per Share Stock Consideration	2.1(c)(iii)

Permitted Encumbrances	8.1

Person or person	8.1

Proceeding	8.1

Production Burdens	8.1

Provisional Appraisal Holders Cash Amount	2.1(c)(ii)

PwC	3.1(e)(ii)

Release	8.1

Reimbursement Amount	8.1

Representatives	8.1

Required Information	5.10(d)

Restricted Share Consideration	2.4(a)

SEC	3.1(e)(i)

Secretary of State	1.1

Securities Act	8.1

Stock Election	2.1(c)(iii)

Stock Election Share	2.1(c)(iii)

ix

Subsidiary	8.1

Superior Proposal	4.3(f)

Superior Proposal Notice	4.3(c)

Superior Proposal Notice Period	4.3(c)

Surviving Corporation	1.3

Surviving Corporation Bylaws	1.4

Surviving Corporation Certificate of Incorporation	1.4

Systems	8.1

Tax Returns	8.1

Taxes	8.1

Terminable Breach	7.1(b)(iv)

Termination Fee	8.1

Transactions	8.1

Trigger Event	5.10(a)

UHY	3.2(e)(ii)

Voting Debt	8.1

WARN Act	3.1(n)(vii)

Willful and Material Breach	8.1

x

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of March 12, 2014 (this “Agreement”), among ENERGY XXI (BERMUDA) LIMITED, an exempted company formed under the laws of Bermuda (“Parent”), ENERGY XXI GULF COAST, INC., a Delaware corporation and wholly-owned Subsidiary of Parent (“OpCo”), CLYDE MERGER SUB, INC., a Delaware corporation and a wholly-owned subsidiary of OpCo (“Merger Sub”), and EPL OIL & GAS, INC., a Delaware corporation (the “Company”).

WHEREAS, the respective boards of directors of the Company, OpCo, Parent and Merger Sub have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation in such merger as an indirect wholly-owned subsidiary of Parent (the “Merger”), on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s, OpCo’s and Merger Sub’s entering into this Agreement and incurring the obligations set forth herein, each of the executive officers and directors of the Company is executing and delivering a voting agreement with Parent, dated of the date hereof (each a “Company Voting Agreement” and collectively, the “Company Voting Agreements”), pursuant to which, among other things, each such Person has agreed to vote the shares of Company Common Stock of which such Person is the record or beneficial owner in favor of the approval of this Agreement and the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’ entering into this Agreement and incurring the obligations set forth herein, each of the executive officers and directors of Parent is executing and delivering a voting agreement with the Company, dated of the date hereof (each a “Parent Voting Agreement” and collectively, the “Parent Voting Agreements”), pursuant to which, among other things, each such Person has agreed to vote the shares of Parent Common Stock of which such Person is the record or beneficial owner in favor of the (x) the issuance of Parent Common Stock in the Merger and (y) the election of the Company Director in accordance with Section 5.15; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein contained, the parties to this Agreement agree as follows:

1

Article I
THE MERGER

1.1           The Merger; Effective Time of the Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with provisions of the Delaware General Corporation Law (the “DGCL”). As soon as practicable after the closing of the Merger (the “Closing”), a certificate of merger prepared and executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) shall be filed with the Secretary of State of the State of Delaware (the “Secretary of State”). The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State, or at such later time as agreed upon by Parent and the Company and specified in the Certificate of Merger (the date and time at which the Merger becomes effective to be referred to as the “Effective Time”).

1.2           Closing. The Closing shall take place at 9:00 a.m., Houston, Texas time, on a date that is the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver in accordance with this Agreement of all of the conditions set forth in Error! Reference source not found. (other than those conditions that by their nature can be satisfied only at the Closing, but subject to the satisfaction or waiver of those conditions at such time) (such date being, the “Closing Date”) at the offices of Vinson & Elkins L.L.P. in Houston, Texas, or such other place as Parent and the Company may agree upon in writing; provided, however, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VI, if at such time the commitments under the Debt Commitment Letter in respect of the Bridge Facility (as defined in the Debt Commitment Letter) have not been terminated or reduced to zero and the Marketing Period has not ended at the time of the satisfaction or waiver of such conditions (other than those conditions that by their nature can be satisfied only at the Closing, but subject to the satisfaction or waiver of those conditions at such time), the Closing shall occur instead on (a) the date following the satisfaction or waiver of such conditions that is the earliest to occur of (i) any Business Day during the Marketing Period specified by Parent to the Company on no less than two Business Days’ written notice to the Company, (ii) the next Business Day after the final day of the Marketing Period and (iii) the next Business Day after the termination or reduction to zero of the commitments under the Debt Commitment Letter in respect of the Bridge Facility, but subject, in each case, to the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) at such time or (b) such other date, time, or place as agreed to in writing by the parties hereto.

1.3           Effect of the Merger. At the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall cease and the Company shall continue its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, the Company is sometimes referred to herein as the “Surviving Corporation”). The Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL.

1.4           Certificate of Incorporation and Bylaws. At the Effective Time, (a) the Company Certificate of Incorporation shall be amended and restated as set forth in Exhibit A and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation (the “Surviving Corporation Certificate of Incorporation”), until thereafter duly amended as provided therein and by applicable Law, and (b) the Company Bylaws shall be amended and restated as set forth in Exhibit B and, as so amended and restated, shall be the bylaws of the Surviving Corporation (the “Surviving Corporation Bylaws”), until thereafter duly amended as provided therein and by applicable Law.

2

1.5          Directors and Officers. From and after the Effective Time, the directors and officers of Merger Sub shall be the directors and officers of the Surviving Corporation, and such directors and officers shall serve until their successors have been duly elected or appointed and qualified or until their death, resignation or removal in accordance with the Surviving Corporation Certificate of Incorporation and the Surviving Corporation Bylaws.

Article II
EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE COMPANY AND MERGER SUB

2.1          Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any party or the holder of any of their securities:

(a)          Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent one share of common stock, par value $0.001 per share, of the Surviving Corporation, so that, immediately after the Effective Time, OpCo shall be the holder of all of the issued and outstanding shares of the Surviving Corporation’s capital stock.

(b)          Cancellation of Excluded Shares. Any shares of Company Common Stock held immediately prior to the Effective Time by (A) the Company, as treasury shares, or any of its Subsidiaries, or (B) by Parent, OpCo, Merger Sub or any of their respective Subsidiaries (clauses (A) and (B) collectively, the “Excluded Shares”), in each case, shall automatically be canceled and cease to exist as of the Effective Time and no Merger Consideration shall be delivered or deliverable therefor.

(c)          Conversion of Capital Stock of the Company. Subject to the other provisions of this Article II, each share of common stock of the Company, par value $0.001 per share (the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time (including any Company Restricted Shares and any Net Exercise Shares, but excluding any Excluded Shares and any Appraisal Shares) shall be converted into and shall thereafter represent the right, at the election of such share’s holder pursuant to the procedures set forth in Section 2.2, to receive any the following forms of consideration (the “Merger Consideration”):

(i)          Mixed Election Shares.  Each share of Company Common Stock with respect to which an election to receive a combination of stock and cash (a “Mixed Election”) has been properly made and not been properly revoked (each, a “Mixed Consideration Election Share”) and, except to the extent provided in Section 2.2, each No Election Share shall be converted into the right to receive the combination (which combination shall hereinafter be referred to as the “Per Share Mixed Consideration”) of (x) $25.35 in cash without interest (the “Per Share Cash Amount”) and (y) 0.584 of a share of validly issued, fully paid and nonassessable shares of common stock, par value $0.005 per share, of Parent (“Parent Common Stock,” and such fraction of a share, the “Mixed Election Stock Exchange Ratio”), subject to adjustment in accordance with Section 2.6.

3

(ii)         Cash Election Shares.  Each Net Exercise Share shall be automatically deemed, without any action by the holder thereof, to have made a Cash Election (as defined below) and shall be converted into the right to receive $39.00 in cash without interest, and without being subject to any adjustment set forth in Section 2.1(c)(ii) or Section 2.6. Each share of Company Common Stock (excluding the Net Exercise Shares) with respect to which an election to receive cash (a “Cash Election”) has been properly made and not been properly revoked (each, a “Cash Election Share”) shall be converted (provided that the Available Cash Election Amount equals or exceeds the Cash Election Amount) into the right to receive (x) $39.00 in cash without interest (the “Per Share Cash Election Consideration”), subject to adjustment in accordance with Sections 2.1(c)(ii) and 2.6; provided, however, that if (A) the product of the number of Cash Election Shares and the Per Share Cash Election Consideration (such product, the “Cash Election Amount”) exceeds (B) (w) the product of the Per Share Cash Amount and the total number of shares of Company Common Stock (other than the Excluded Shares, but including, for the avoidance of doubt, Company Restricted Shares, Net Exercise Shares and Company Phantom Shares pursuant to the terms and conditions of Section 2.4) issued and outstanding immediately prior to the Effective Time minus (x) the product of the number of Mixed Consideration Election Shares (provided that No Election Shares shall be deemed to be Mixed Consideration Election Shares for purposes of this Section 2.1(c)(ii)) and the Per Share Cash Amount (the “Aggregate Mixed Consideration Cash Amount”) minus (y) the Provisional Appraisal Holders Cash Amount minus (z) the aggregate Option Consideration (such result of the calculations in this clause (B) being the “Available Cash Election Amount”), then each Cash Election Share (other than any Net Exercise Shares) shall be converted into a right to receive (1) an amount of cash (without interest) equal to the product of (p) the Per Share Cash Election Consideration and (q) a fraction, the numerator of which shall be the Available Cash Election Amount and the denominator of which shall be the Cash Election Amount (such fraction being the “Cash Fraction”) and (2) a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the product of (r) the Exchange Ratio and (s) one (1) minus the Cash Fraction. The “Provisional Appraisal Holders Cash Amount” means the product of (x) the number of Appraisal Shares and (y) the Per Share Cash Election Consideration.

(iii)        Stock Election Shares.  Each share of Company Common Stock with respect to which an election to receive stock consideration (a “Stock Election”) has been properly made and not been properly revoked (each, a “Stock Election Share”) shall be converted (provided that the Cash Election Amount equals or exceeds the Available Cash Election Amount), into the right to receive 1.669 shares (the “Exchange Ratio”) of validly issued, fully paid and nonassessable shares of Parent Common Stock, subject to adjustment in accordance with Sections 2.1(c)(iii) and 2.6 (the “Per Share Stock Consideration”); provided, however, that if the Available Cash Election Amount exceeds the Cash Election Amount, then each Stock Election Share shall be converted into the right to receive (1) an amount of cash (without interest) equal to the amount of such excess divided by the number of Stock Election Shares and (2) a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the product of (x) the Exchange Ratio and (y) a fraction, the numerator of which shall be the Per Share Cash Election Consideration minus the amount calculated in clause (1) of this paragraph and the denominator of which shall be the Per Share Cash Election Consideration.

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(d)          All shares of Company Common Stock shall, when so converted, cease to be outstanding and shall automatically be canceled and cease to exist. Each holder of a certificate previously representing any such shares of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive (x) the Merger Consideration to be issued or paid in consideration therefor upon the surrender of such certificates in accordance with Section 2.5 and (y) any cash to be paid in lieu of fractional shares of Parent Common Stock in accordance with Section 2.6.

(e)          Impact of Stock Splits, etc. In the event of any change in the number of shares of Parent Common Stock, Company Common Stock or Company Equity Awards between the date of this Agreement and the Effective Time by reason of any stock split, stock dividend, subdivision, reclassification, recapitalization, combination, or exchange of shares, the Merger Consideration to be paid for each share of Company Common Stock and Equity Award Consideration to be paid for each Company Equity Award as provided in this Agreement shall be appropriately adjusted.

2.2          Election Procedures.

(a)          Election Form.  Not less than thirty (30) days prior to the anticipated Effective Time (the “Mailing Date”), the Company shall mail an election form, reasonably acceptable to all parties (the “Election Form”), to each holder of record of shares of Company Common Stock (including any Company Restricted Shares, Company Phantom Shares and Net Exercise Shares, but excluding any Excluded Shares) as of a record date that is five (5) business days prior to the Mailing Date (the “Election Form Record Date”).

(b)          Choice of Election.  Each Election Form shall permit the holder (or the beneficial owner through customary documentation and instructions), other than holders of Appraisal Shares, or holders of Net Exercise Shares who shall automatically be deemed to have elected to receive only cash, to specify (i) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Mixed Consideration, (ii) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Stock Consideration, (iii) the number of shares of such holder’s Company Common Stock with respect to which such holder elects to receive the Per Share Cash Election Consideration or (iv) that such holder makes no election with respect to such holder’s Company Common Stock.  For the avoidance of doubt, each holder of a Company Equity Award shall receive the Equity Award Consideration described in Section 2.4.  Any shares of Company Common Stock (other than Appraisal Shares) with respect to which the Exchange Agent does not receive a properly completed Election Form during the period (the “Election Period”) from the Mailing Date to 5:00 p.m., New York time, on the second (2nd) business day prior to the Effective Time (the “Election Deadline”) shall be deemed to be No Election Shares.  Parent shall publicly announce the anticipated Election Deadline at least five (5) business days prior to the Election Deadline.  If the Effective Time is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date (which shall be the second (2nd) business day prior to the Effective Time), and Parent shall promptly announce any such delay and, when determined, the rescheduled Election Deadline. For the purposes of this Agreement, “No Election Share” means each share of Company Common Stock for which no election to receive Per Share Mixed Consideration, Per Share Cash Election Consideration or Per Share Stock Consideration has been properly made in accordance with the terms of this Section 2.2 or for which such election has been properly revoked in accordance with the terms of this Section 2.2.

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(c)          New Holders.  Parent shall make available one or more Election Forms as may reasonably be requested from time to time by all persons who become holders or beneficial owners of Company Common Stock, Company Restricted Shares or Company Phantom Shares during the Election Period, and the Company shall provide the Exchange Agent all information reasonably necessary for it to perform its duties as specified herein.

(d)          Revocations; Exchange Agent.  Any election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form during the Election Period.  After a Cash Election, a Stock Election or a Mixed Election has been properly made with respect to any shares of Company Common Stock, any subsequent transfer of such shares of Company Common Stock shall automatically revoke such election.  Any Election Form may be revoked or changed by the person submitting it, by written notice received by the Exchange Agent during the Election Period.  In the event an Election Form is revoked during the Election Period, the shares of Company Common Stock represented by such Election Form shall be deemed to be No Election Shares, except to the extent a subsequent election is properly made during the Election Period.  Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive.  None of Parent or the Company or the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

2.3          Appraisal Rights. Notwithstanding any other provision contained in this Agreement, any shares of Company Common Stock that are issued and outstanding as of the Effective Time and that are held by a stockholder who has not voted such shares in favor of the Merger and who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, and has otherwise taken all of the steps required by, Section 262 of the DGCL to properly perfect such stockholder’s appraisal rights under Section 262 of the DGCL (“Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration and instead shall be cancelled and shall be entitled to receive the amount determined pursuant to Section 262 of the DGCL; provided, however, that in the event that a stockholder of the Company fails to perfect, withdraws or otherwise loses its right to appraisal under Section 262 of the DGCL, the shares of Company Common Stock held by such stockholder shall be deemed to be No Election Shares and converted into and represent only the right to receive the Per Share Mixed Consideration pursuant to Section 2.1(c)(i). The Company shall give Parent (i) prompt notice of any written notices to exercise appraisal rights in respect of any shares of Company Common Stock, attempted withdrawals of such notices, and any other instruments served pursuant to applicable Law that are received by the Company with respect to stockholders’ appraisal rights, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands for payment of fair value under the DGCL. The Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle any such demands for payment of fair value under the DGCL.

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2.4          Treatment of Company Equity Awards.

(a)          At or immediately prior to the Effective Time, the restrictions applicable to each share of restricted Company Common Stock outstanding as of the Effective Time, whether or not subject to service-based or performance-based vesting conditions (each, a “Company Restricted Share” and together, the “Company Restricted Shares”), issued pursuant to the Company’s 2009 Long Term Incentive Plan, as amended from time to time (the “2009 LTIP”), shall lapse and each such Company Restricted Share shall become fully vested, and, subject to Section 2.4(e), shall be treated as a share of Company Common Stock for all purposes of this Agreement, including the right to receive the Merger Consideration in accordance with Section 2.1 (the “Restricted Share Consideration”).

(b)          At or immediately prior to the Effective Time, the restrictions applicable to each share of phantom Company Common Stock outstanding as of the Effective Time, whether or not subject to service-based or performance-based vesting conditions (each, a “Company Phantom Share” and together, the “Company Phantom Shares”), deferred pursuant to the Second Amended and Restated Stock and Deferral Plan for Non-Employee Directors (the “Director Deferral Plan” and together with the 2009 LTIP, the “Company Stock Plans”), shall lapse and each such Company Phantom Share shall become fully vested, and, subject to Section 2.4(e) and the terms and conditions of the Director Deferral Plan, shall be converted into the right to receive the Merger Consideration in accordance with Section 2.1 (the “Deferred Share Consideration”), and such Deferred Share Consideration shall be held within the Director Deferral Plan subject to the terms and conditions of the Director Deferral Plan.

(c)          At or immediately prior to the Effective Time, each outstanding option for the purchase of Company Common Stock issued pursuant to any Company Stock Plan (a “Company Stock Option”) outstanding (whether or not then vested or exercisable), by virtue of the occurrence of the Closing and without any action on the part of any holder of any Company Stock Option, will be deemed exercised pursuant to a cashless exercise for that number of shares of Company Common Stock (the “Net Exercise Shares”) equal to (i) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time minus (ii) the number of whole and partial shares of Company Common Stock subject to such Company Stock Option that, when multiplied by $39.00 per share, is equal to the aggregate exercise price of such Company Stock Option.  Each Net Exercise Share shall be deemed to be an outstanding share of Company Common Stock for purposes of Sections 2.1(c) and 2.2; provided, however, that only a Cash Election may be made in respect of such share (any Merger Consideration received for such Net Exercise Shares being hereinafter referred to as the “Option Consideration” and, together with the Restricted Share Consideration and the Deferred Share Consideration, the “Equity Award Consideration”).

(d)          Prior to the Effective Time, the Company shall take all actions necessary such that, effective as of the Effective Time, each outstanding Company Restricted Share, Company Phantom Share and Company Stock Option (each a “Company Equity Award” and together, the “Company Equity Awards”) shall be canceled in exchange for the applicable Equity Award Consideration (if any), including (i) obtaining any consents from holders of Company Equity Awards that are required under the terms of the applicable Company Stock Plan, and (ii) amending, to the extent necessary and to the extent such amendment is permitted by the terms of such Company Equity Award or Company Stock Plan, the terms of such Company Equity Awards or Company Stock Plan to give effect to the transactions contemplated by this Section 2.4. Notwithstanding any other provision of this Section 2.4, payment may be withheld in respect of any Company Equity Award until any required consent of the holder of such Company Equity Award is obtained.

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(e)          All payments of Equity Award Consideration shall be made through the Surviving Corporation’s payroll system, and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Equity Awards pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Law, including Taxes. To the extent that amounts are so properly deducted and withheld by the Surviving Corporation, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Company Equity Awards in respect of which such deduction and withholding was made by the Surviving Corporation. No interest shall be paid or accrue on the amounts payable pursuant to this Section 2.4 in respect of any Company Equity Award.

2.5          Payment; Surrender of Shares; Stock Transfer Books.

(a)          Exchange Agent; Exchange Fund. Prior to the Effective Time, Parent will designate a national bank or trust company, that is reasonably satisfactory to the Company, to act as agent for the holders of Company Common Stock in connection with the Merger (the “Exchange Agent”) to receive the cash necessary to make the cash payments contemplated by Section 2.1(c). Promptly after the Effective Time and in any event not later than two Business Days following the Effective Time, Parent or the Surviving Corporation shall deposit, or cause to be deposited, in trust with the Exchange Agent in a separate account for the benefit of holders of Company Common Stock (the “Exchange Fund”) the aggregate cash and the aggregate number of shares of Parent Common Stock to which such holders shall be entitled at the Effective Time pursuant to Section 2.1(c). If for any reason the cash or the shares of Parent Common Stock in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made by the Exchange Agent hereunder (including the payment of any cash to be paid in lieu of any fractional share of Parent Common Stock in accordance with Section 2.6), the Surviving Corporation shall promptly deposit cash or Parent Common Stock, as applicable, into the Exchange Fund in an amount that is equal to the deficiency in the amount of cash or Parent Common Stock, as applicable, required to fully satisfy such payment obligations.

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(b)          Exchange Procedures.

(i)          As soon as reasonably practicable after the Effective Time, and in any event within five Business Days thereafter, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate formerly representing a share of Company Common Stock (“Certificates”) or any corresponding book-entry share of Company Common Stock (“Book-Entry Share”) whose shares of Company Common Stock were converted into the right to receive the Merger Consideration (A) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon proper delivery of the Certificates to the Exchange Agent or, in the case of Book-Entry Shares, upon adherence to the procedures set forth in the letter of transmittal, and such letter of transmittal will be in customary form) and (B) instructions for use in effecting the surrender of the Certificates or, in the case of Book-Entry Shares, the surrender of such Book-Entry Shares in exchange for the Merger Consideration. Each holder of Certificates or Book-Entry Shares may thereafter until the first anniversary of the Effective Time surrender such Certificates or Book-Entry Shares to the Exchange Agent, as agent for such holder, under cover of the letter of transmittal. Upon delivery of a duly completed and validly executed letter of transmittal and the surrender of Certificates or Book-Entry Shares on or before the first anniversary of the Effective Time, Parent shall cause the Exchange Agent to pay the holder of such Certificates or Book-Entry Shares, in exchange for the Certificates or Book-Entry Shares, (X) the number of shares of Parent Common Stock representing, in the aggregate, the whole number of shares of Parent Common Stock that such holder has the right to receive, and (Y) cash or a check in an amount equal to the amount such holder is entitled to receive pursuant to this Article II, plus cash payable in lieu of fractional shares of Parent Common Stock pursuant to Section 2.6. Until so surrendered, Certificates or Book-Entry Shares (other than shares of Company Common Stock held by Parent, Merger Sub, or any direct or indirect wholly owned Subsidiary of Parent, direct or indirect wholly owned Subsidiary of the Company or direct or indirect wholly owned Subsidiary of Merger Sub, and shares of Company Common Stock held in the treasury of the Company) will represent solely the right to receive the aggregate Merger Consideration relating to the shares of Company Common Stock represented by such Certificates or Book-Entry Shares. The Exchange Agent will, within five Business Days of any surrender of Certificates or Book-Entry Shares pursuant to this Section 2.5(b)(i), notify Parent of such surrender, whereupon Parent will, in accordance with its normal procedures for issuance of new shares, make the appropriate entries in Parent’s shareholders register in respect of the number of shares of Parent Common Stock issuable upon such surrender of Certificates or Book-Entry Shares pursuant to Section 2.1(c), taking into account (to the extent applicable) the provisions of Section 2.5(b)(ii) below.

(ii)         If all or any portion of the Cash Consideration, or all or any portion of the shares of Parent Common Stock issuable pursuant to Section 2.1(c), in each case in respect of cancelled shares of Company Common Stock is to be paid or issued to a Person other than the Person in whose name surrendered Certificates are registered, it will be a condition to such payment that (A) the Certificates so surrendered will be properly endorsed or otherwise be in proper form for transfer and that (B) the Person requesting payment of Cash Consideration, or issuance of shares of Parent Common Stock, to a person other than the Person in whose name the relevant surrendered Certificates are registered, shall have paid any transfer and other Taxes required by reason of such payment of Cash Consideration, or issuance of shares of Parent Common Stock, to a person other than the registered holder of the Certificates surrendered, or shall have established to the satisfaction of the Exchange Agent and Parent that such Tax is not applicable. The Merger Consideration paid upon the surrender for exchange of Certificates in accordance with the terms of this Article II, including shares of Parent Common Stock issued pursuant to Section 2.1(c), will be deemed to have been paid in full satisfaction of all rights pertaining to the shares theretofore represented by such Certificates.

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(iii)        At the Effective Time, the stock transfer books of the Company will be closed and there will not be any further registration of transfers of any shares of the Company Common Stock thereafter on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares will cease to have any rights with respect to any shares of Company Common Stock, except as otherwise provided for in this Agreement or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares representing shares of Company Common Stock held by Parent, Merger Sub or any direct or indirect wholly owned Subsidiary of Parent, direct or indirect wholly owned Subsidiary of the Company or direct or indirect wholly owned Subsidiary of Merger Sub, and shares of Company Common Stock held in the treasury of the Company) are presented to the Surviving Corporation, they will be cancelled and exchanged for Merger Consideration, including shares of Parent Common Stock issuable pursuant to Section 2.1(c), as provided in this Article II. No interest will accrue or be paid on any cash payable upon the surrender of Certificates or Book-Entry Shares that immediately before the Effective Time represented shares of Company Common Stock.

(iv)        Promptly following the date that is one year after the Effective Time, the Surviving Corporation will be entitled to require the Exchange Agent to deliver to it any cash, including any interest received with respect to such cash, Certificates and other documents in its possession relating to the Merger and the other Transactions, which had been made available to the Exchange Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares or previously delivered to the Surviving Corporation, and thereafter such holders will be entitled to look to (A) the Surviving Corporation (subject to abandoned property, escheat or similar Laws) only as general creditors of the Surviving Corporation with respect to the Cash Consideration payable upon due surrender of their Certificates or Book-Entry Shares, without any interest on such Cash Consideration and (B) to Parent, with respect to the shares of Parent Common Stock issuable pursuant to Section 2.1(c) upon surrender of their Certificates or Book-Entry Shares. Notwithstanding the foregoing, none of Parent, the Surviving Corporation, any Subsidiary of Parent or the Exchange Agent will be liable to any holder of Certificates or Book-Entry Shares for Merger Consideration delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Law. The obligation of Parent to issue shares of Parent Common Stock pursuant to this Agreement to any former holder of shares of Company Common Stock shall absolutely and finally terminate and expire, without any limitation or restriction whatsoever, at such time as such former holder of shares of Company Common Stock, as a result of abandoned property, escheat or similar Laws applicable within the United States, or for any other reason based on Laws applicable within the United States, ceases to be entitled to receive from the Surviving Corporation the Cash Consideration in respect of such holder’s shares of Company Common Stock.

(v)         Notwithstanding any provision in this Agreement to the contrary, Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from cash amounts payable under this Agreement, such amounts as are required to be withheld or deducted under the Code, the rules and regulations promulgated thereunder, or any provision of state or local Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Authority, such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

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(vi)        If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as Parent or the Surviving Corporation may direct as indemnity against any action that may be made against it with respect to such Certificate, the Exchange Agent shall (A) pay, in exchange for such lost, stolen or destroyed Certificate, the Cash Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificates as contemplated by this Article II and (B) notify the Parent of such payment, whereupon the Parent will issue to the holder of the relevant lost, stolen or destroyed Certificate, in the manner set forth in Section 2.1(c), the appropriate number of shares of Parent Common Stock issuable in respect of the shares of Parent Common Stock represented by such lost, stolen or destroyed Certificate as set forth in Section 2.1(c).

2.6          Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates or with respect to Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock converted by virtue of the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock, shall receive, in lieu of such fraction of a share of Parent Common Stock, cash, without interest, in United States dollars in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Parent Stock Price.

Article III
REPRESENTATIONS AND WARRANTIES

3.1          Representations and Warranties of the Company. Except (i) as disclosed in the Company SEC Documents filed prior to the date hereof (excluding any disclosures set forth in any such Company SEC Documents in any risk factor section, any forward-looking disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure or (ii) as set forth on the disclosure schedule dated as of the date of this Agreement and delivered by the Company to Parent and Merger Sub on or prior to the date of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

(a)          Organization, Standing and Power. Each of the Company and its Subsidiaries is (i) a corporation, partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (ii) has all requisite corporate, partnership or limited liability company power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or be in good standing would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has heretofore made available to Parent complete and correct copies of the Company Certificate of Incorporation and the Company Bylaws, in each case effective as of the date hereof. The respective jurisdictions of incorporation or organization of each Subsidiary of the Company are identified on Schedule 3.1(a) of the Company Disclosure Schedule.

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(b)          Capital Structure. As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 75,000,000 shares of Company Common Stock and (ii) 1,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock” and, together with the Company Common Stock and any other capital stock of the Company, the “Company Capital Stock”). At the close of business on March 11, 2014 (the “Capitalization Reference Date”), (A) 39,206,958 shares of Company Common Stock were issued and outstanding, including 472,379 shares of Company Restricted Shares, (B) no shares of Preferred Stock were issued and outstanding, (C) 2,460,041 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans, (D) options to purchase 1,596,287 shares of Company Common Stock were issued and outstanding under the Company Stock Plans, (E) 40,472 shares of Company Phantom Shares and (F) no Voting Debt was issued and outstanding. All outstanding shares of Company Common Stock are validly issued, fully paid and non-assessable and are not subject to any preemptive rights or other statutory rights. Schedule 3.1(b)(i) of the Company Disclosure Schedule sets forth, as of the Capitalization Reference Date, all outstanding options, warrants, rights (including preemptive rights), Contracts to which the Company or any Subsidiary of the Company is a party or by which it is bound in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Company Capital Stock or any Voting Debt, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement, excluding Company Equity Awards. Schedule 3.1(b)(ii) of the Company Disclosure Schedule sets forth, as of the Capitalization Reference Date, a complete and correct list of all securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock or Voting Debt, excluding Company Equity Awards. Schedule 3.1(b)(iii) of the Company Disclosure Schedule sets forth, as of the Capitalization Reference Date, a complete and correct list of all outstanding Company Equity Awards, including the holder, date of grant, exercise price (if applicable) and number of shares of Company Capital Stock subject thereto. All outstanding shares of capital stock of the Subsidiaries of the Company are owned by the Company, or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Encumbrances other than Encumbrances described in clause (g) of the definition of “Permitted Encumbrances”. Except as set forth in this Section 3.1(b), and except for changes since the Capitalization Reference Date resulting from the exercise or vesting of Company Equity Awards granted in accordance with Section 4.1(b), (1) there are no outstanding shares of Company Capital Stock, (2) there is no Voting Debt, (3) there are no securities of the Company or any Subsidiary of the Company convertible into or exchangeable or exercisable for shares of Company Capital Stock or Voting Debt, and (4) there are no options, warrants, calls, rights (including preemptive rights), Contracts to which the Company or any Subsidiary of the Company is a party or by which it is bound in any case obligating the Company or any Subsidiary of the Company to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Company Capital Stock or any Voting Debt, or obligating the Company or any Subsidiary of the Company to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no stockholder agreements, voting trusts or other Contracts to which the Company is a party or by which it is bound relating to the voting of any shares of Company Capital Stock. Schedule 3.1(b)(iv) of the Company Disclosure Schedule contains a complete and accurate list of the name, jurisdiction of organization, capitalization and schedule of stockholders of each Subsidiary of the Company. The Company has no joint venture or other similar material equity interests in any Person or obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than its Subsidiaries and the joint ventures listed on Schedule 3.1(b)(v) of the Company Disclosure Schedule. Except as set forth in Schedule 3.1(b)(vi) of the Company Disclosure Schedule, as of the date of this Agreement, none of the Company or any of its Subsidiaries has any Indebtedness other than intercompany indebtedness owed to the Company or one of its wholly-owned Subsidiaries.

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(c)          Authority; No Violations.

(i)          The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the Company Stockholder Approval, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, with respect to the consummation of the Transactions, to the Company Stockholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general principles of equity, regardless of whether such enforceability is considered in a Proceeding in equity or at law (collectively, “Creditor’s Rights”). The Company Board has unanimously (A) resolved to recommend that the Company’s stockholders adopt this Agreement (the “Company Board Recommendation”), (B) determined that this Agreement and the Merger are advisable and fair to and in the best interests of the Company’s stockholders, (C) approved this Agreement and the Merger, and (D) directed that the adoption of this Agreement be submitted to a vote at a meeting of the stockholders of the Company to be held in connection with the Merger to consider the adoption of this Agreement (the “Company Stockholders Meeting”).

(ii)         The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss, suspension, limitation or impairment of a material benefit under (or right of the Company or any of its Subsidiaries to own or use any assets or properties required for the conduct of their respective businesses, including any of the Oil and Gas Properties owned or held by them), or result in (or give rise to) the creation of any Encumbrance or any rights of termination, cancellation, first offer or first refusal, in each case, with respect to any of the properties or assets of the Company or any of its Subsidiaries (including, for the avoidance of doubt, any of their Oil and Gas Properties) under, any provision of (A) the Company Certificate of Incorporation, the Company Bylaws or any comparable organizational documents of any of the Company or any of its Subsidiaries; (B) any loan or credit Contract, note, bond, indenture, security agreement, guarantee, pledge, mortgage, lease (including, for the avoidance of doubt, any Oil and Gas Lease) or other Contract (including, for the avoidance of doubt, any Oil and Gas Contract), permit, franchise or license (including, for the avoidance of doubt, any Company Permit) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or their respective properties or assets are bound, including any documents pertaining to the Company Revolving Credit Facility or the Company Senior Notes; or (C) assuming the Consents referred to in Section 3.1(d) are duly and timely obtained or made and the Company Stockholder Approval has been obtained, any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (B) and (C), any such violations, defaults, acceleration, losses, or Encumbrances that are set forth on Schedule 3.1(c)(ii) of the Company Disclosure Schedule or that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(iii)        The affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon in accordance with the DGCL, the Company Certificate of Incorporation and Company Bylaws (the “Company Stockholder Approval”) is the only vote of the holders of Company Capital Stock necessary to approve and adopt this Agreement and the Merger and the other Transactions.

(d)           Consents. No Consent is required to be obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the Transactions, except for (i) the filing of a premerger notification report by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and the expiration or termination of the applicable waiting period with respect thereto; (ii) any such Consents required in connection with the Financing; (iii) the filing with the SEC of (A) a joint proxy statement in preliminary and definitive form (the “Joint Proxy Statement”) relating to the Company Stockholders Meeting and (B) such reports under the Exchange Act and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (iv) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (v) filings with the New York Stock Exchange, Inc. (“NYSE”); (vi) any such Consents as may be required by any applicable state securities or “blue sky” or takeover laws; and (vii) any such Consents set forth on Schedule 3.1(d) of the Company Disclosure Schedule and any such Consents the failure to obtain of which would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)           SEC Documents; Financial Statements.

(i)          The reports, schedules, forms, statements and other documents filed by the Company with, or furnished by the Company to, the United States Securities and Exchange Commission (the “SEC”) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the date of this Agreement that the Company filed with the SEC since January 1, 2012 and prior to the date of this Agreement (the “Company SEC Documents”) are all the documents (other than preliminary material) that the Company was required to file with the SEC since January 1, 2012 and prior to the date of this Agreement. As of their respective dates, each of such Company SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act and the rules and regulations of the SEC thereunder, and none of such Company SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to the disclosures so amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act and the related rules and regulations promulgated thereunder with respect to the Company SEC Documents. Neither the Company nor any of its officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review or investigation. None of the Company’s Subsidiaries is, or has been at any time, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

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(ii)         The financial statements of the Company included in the Company SEC Documents, including all notes and schedules thereto (the “Company Financial Statements”), complied as to form in all material respects with Regulation S-X of the SEC, were prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, in all material respects, the financial position of the Company and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of the Company and its consolidated Subsidiaries for the periods presented therein. The books and records of the Company and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Price Waterhouse Coopers (“PwC”) is an independent public accounting firm with respect to the Company and has not resigned or been dismissed as independent public accountants of the Company and, to the knowledge of the Company, the independence of PwC with respect to the Company has not been challenged or questioned by any Person.

(f)           Corporate Governance.

(i)          As of the date of this Agreement, based on its most recent evaluation of internal controls prior to the date hereof, the Company has disclosed to the Company’s auditors and the Company Board’s audit committee (A) all known significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report its consolidated financial information and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since January 1, 2012, neither the Company nor any of its Subsidiaries has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act) or director of the Company or any of its Subsidiaries.

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(ii)         The Company and its consolidated Subsidiaries have established and maintain “disclosure controls and procedures” (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). To the knowledge of the Company, such disclosures controls and procedures are effective (A) to ensure that material information relating to the Company and its Subsidiaries is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and (B) in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s reports required under the Exchange Act.

(iii)        Since January 1, 2012, (A) neither the Company nor any of the Company’s Subsidiaries, nor any director or executive officer of the Company or any of the Company’s Subsidiaries has, and, to the knowledge of the Company, no other officer, employee or accountant of the Company or any of the Company’s Subsidiaries has, received any complaint, allegation, assertion or claim, in writing (or, to the knowledge of the Company, orally) that the Company or any of its Subsidiaries has engaged in improper, illegal or fraudulent accounting or auditing practices; and (B) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of any securities Law, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

(iv)        Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K under the Securities Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its Subsidiaries in the Company’s consolidated financial statements.

(g)           Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger (including any amendments or supplements, the “Form S-4”) will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the Joint Proxy Statement will, at the date mailed to stockholders of the Company and the shareholders of Parent or at the time of Company Stockholders Meeting and the Parent Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement and the Form S-4, each to the extent it relates to the Company or its Subsidiaries or other information supplied by the Company for inclusion therein, will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder.

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(h)           Absence of Certain Changes or Events.

(i)          Since December 31, 2013, there has not been any event, change, effect or development that, individually or in the aggregate, had or would be reasonably likely to have a Company Material Adverse Effect.

(ii)         From December 31, 2013 through the date of this Agreement, the businesses (and properties) of the Company and its Subsidiaries have been conducted (and operated, respectively) in the ordinary course of business consistent with past practice.

(iii)        Except as set forth in Schedule 3.1(h)(iii) of the Company Disclosure Schedule, since December 31, 2013, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of any of Sections 4.1(a), (b), (c), (d), (e), (f), (g), (h), (i), (k), (l) or (p).

(i)           No Undisclosed Liabilities. There are no liabilities of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities adequately provided for on the balance sheet of the Company dated as of December 31, 2013 (including the notes thereto) contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013; (ii) liabilities incurred in the ordinary course of business subsequent to December 31, 2013 and prior to the date of this Agreement; (iii) liabilities for fees and expenses incurred in connection with the Transactions that are set forth in Schedule 3.1(i)(iii) of the Company Disclosure Schedule; (iv) liabilities incurred as permitted under Section 4.1(m); and (v) liabilities that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(j)           Permits; Compliance with Law.

(i)          The Company and its Subsidiaries are in compliance with, and are not in default under or in violation of, any Law, except where such non-compliance, default or violation have not had and would not have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2012, neither the Company nor any of its Subsidiaries has received any written notice or, to the Company’s knowledge, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Law, except as would not have, individually or in the aggregate, a Company Material Adverse Effect.

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(ii)         The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals, clearances, permissions, qualifications and registrations and Orders of all applicable Governmental Authorities and all rights under each Material Contract with any Governmental Authorities, and have filed all tariffs, reports, notices and other documents with all Governmental Authorities necessary under Law for the Company and its Subsidiaries to own, lease and operate their properties and assets (including their Oil and Gas Properties) and to carry on their businesses as they are now being conducted (the “Company Permits”) except where the failure to so possess or have filed any of the Company Permits would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect, and there has been no default under any such Company Permits, except any defaults that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and its Subsidiaries are, and at all times since January 1, 2012 have been, in compliance with the terms and requirements of the Company Permits, except where the failure so to comply would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse effect, (A) the Company Permits are valid and in full force and effect and are not subject to any administrative or judicial proceeding that could result in modification, termination or revocation thereof, (B) none of the Company Permits will be terminated or become terminable, in whole or in part, as a result of the Transactions and (C) no suspension or cancellation of any of the Company Permits, in whole or in part, is pending or, to the knowledge of the Company, threatened.

(iii)        Each of the Company and its Subsidiaries and, to the knowledge of the Company, each third party operator of the Oil and Gas Properties of the Company and its Subsidiaries (with respect thereto) is, and at all times since January 1, 2012 has been, in compliance with all applicable Law, except for such non-compliance that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation, whether public or non-public, with respect to any material violation of any applicable Laws.

(iv)        Neither the Company nor any of its Subsidiaries has received any notice from the BOEM (A) revoking, or threatening to revoke, the Company’s or any Subsidiary’s waiver of supplemental bonding requirements as an owner or operator of federal oil and gas leases, rights–of-use and easements or rights-of-way, or (B) imposing on the Company or any of its Subsidiaries any such supplemental bonding obligations or other similar credit or security obligation.

(v)         There is no regulatory Proceeding pending involving the Company or its Subsidiaries, and, to the Company’s knowledge, there is no material ongoing, pending or threatened regulatory action to which the Oil and Gas Properties would be subject.

(vi)        For the avoidance of doubt, the provisions of this Section 3.1(j) do not apply to Environmental Laws, Environmental Permits or Hazardous Materials, as representations and warranties made by the Company and its Subsidiaries with regard to all environmental matters, including Environmental Laws, Environmental Permits and Hazardous Materials are solely and exclusively made in Section 3.1(s).

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(k)          Litigation. There are no Proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, other than any such Proceedings that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is no Order outstanding against the Company or any of its Subsidiaries, in either case that would be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no officer or director of the Company or any Subsidiary of the Company is a defendant in any Proceeding in connection with his or her status as an officer or director of the Company or any Subsidiary of the Company. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any Order, except for those Orders that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(l)           Taxes.

(i)          All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been duly and timely filed and each such Tax Return is true correct and complete in all material respects. All material Taxes owed by the Company or any of its Subsidiaries, or for which the Company or any of its Subsidiaries may be liable, that are or have become due have been paid in full. All material Tax withholding and deposit requirements imposed on or with respect to the Company or any of its Subsidiaries have been satisfied. There are no material Encumbrances (other than Permitted Encumbrances) on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax.

(ii)         There are no pending claims against the Company or any of its Subsidiaries for any material Taxes, and no material assessment, deficiency, or adjustment has been asserted, proposed or, to the knowledge of the Company, threatened with respect to any Taxes or Tax Returns of or with respect to the Company or any of its Subsidiaries. No Tax audits or administrative or judicial proceedings are being conducted, pending or, to the knowledge of the Company, threatened with respect to the Company or any of its Subsidiaries. No written claim has ever been made by an authority in a jurisdiction where the Company or any of its Subsidiaries, as applicable, does not file Tax Returns or pay Taxes that the Company or any such Subsidiary is or may be subject to taxation in that jurisdiction.

(iii)        There is not in force any waiver or agreement for any extension of time for the assessment or payment of any material Tax of or with respect to the Company or any of its Subsidiaries.

(iv)        The Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2009, have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.

(v)         Schedule 3.1(l) of the Company Disclosure Schedule contains a list of all jurisdictions (whether foreign or domestic) in which the Company or any of its Subsidiaries currently files Tax Returns. The Company has made available to Parent true, correct and complete copies of all income Tax Returns, franchise Tax Returns, and other material Tax Returns filed by the Company or any of its Subsidiaries during the past three years.

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(vi)        Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (1) change in method of accounting made prior to the Closing under Section 481(c) of the Code (or any corresponding or similar provision of applicable Law relating to Taxes), or (2) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of applicable Law relating to Taxes) executed prior to the Closing.

(vii)       Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury regulations Section 1.1502-6 (or any corresponding provisions of state, local or foreign Law), or as a transferee or successor, or by Contract (other than a Contract the principal subject of which is not Taxes).

(viii)      Neither the Company nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (1) in the two years prior to the date of this Agreement or (2) as part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(ix)         Neither the Company nor any of its Subsidiaries has entered into or has any liability in respect of, or any filing obligations with respect to, any transaction that constitutes a “listed transaction,” as defined in Section 1.6011-4(b)(2) of the Treasury regulations.

(x)          No power of attorney that is currently in force has been granted with respect to any matter relating to Taxes that could affect the Company or any of its Subsidiaries after the Closing.

(xi)         To the knowledge of the Company, all of the Company’s property (including any property of any Subsidiary of the Company) that is subject to property Tax has been properly listed and described on the property tax rolls of the appropriate taxing jurisdiction for all periods (or portions thereof) prior to Closing, and no portion of any such property constitutes omitted property for property Tax purposes.

(m)          Compensation; Benefits.

(i)          Set forth on Schedule 3.1(m) of the Company Disclosure Schedule is a list of all Employee Benefit Plans. With respect to each Employee Benefit Plan, the Company has furnished or made available to Parent true and complete copies of each of the following documents, as applicable: (A) each plan document (or, if not written, a written summary of its material terms) and any amendments, (B) all summary plan descriptions, (C) the most recent annual report (Form 5500 series or equivalent if required under applicable Law), including all exhibits and attachments thereto, (D) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service (the “IRS”) and any pending request for such a letter, (E) any material correspondence with, and all non-routine filings made within the past three years with, any Governmental Authority, (F) the most recent audited financial statements and actuarial or other valuation reports prepared with respect thereto, and (G) all related administrative service agreements.

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(ii)          No Employee Benefit Plan is a “multiemployer plan” (as defined in Section 3(37) of ERISA), and the Company, its Subsidiaries and the Company ERISA Affiliates have no unpaid or unsatisfied obligation with respect to any withdrawal liability (within the meaning of Section 4201 of ERISA).

(iii)         No Employee Benefit Plan is subject to Title IV or ERISA, Section 302 of ERISA or Section 412 of the Code.

(iv)         Except for such failures that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(A)         Each Employee Benefit Plan has been maintained in compliance with applicable Law and in accordance with its terms.

(B)         There are no Proceedings pending or, to the knowledge of the Company, threatened against, or with respect to, any of the Employee Benefit Plans or their assets.

(C)         All contributions required to be made to the Employee Benefit Plans (or related trusts, insurance contracts or funds) pursuant to their terms and applicable Law have been timely made.

(D)         There are no unfunded benefit obligations under the Employee Benefit Plans that have not been properly accrued for in the Company’s financial statements or disclosed in the notes thereto in accordance with GAAP.

(E)         Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has received a favorable determination letter or opinion letter from the IRS as to its qualification under Section 401(a) of the Code and to the effect that each such trust is exempt from taxation under Section 501(a) of the Code, and nothing has occurred since the date of such determination letter or opinion letter that has had an adverse impact on such qualification or tax-exempt status.

(F)         Neither the Company nor any of its Subsidiaries is or could be reasonably subject to a liability, penalty or Tax pursuant to Section 409 of ERISA, Section 502 of ERISA or Chapter 43 of Subtitle D of the Code.

(G)         Except as required under Section 601 et seq. of ERISA, no Employee Benefit Plan provides health, disability or life insurance benefits following retirement of other termination of employment.

(v)          Neither the Company nor any of its Subsidiaries has made any payments, is obligated to make any payments, or is a party to any plan or agreement that under certain circumstances could obligate it to make any payments that would not be deductible under Sections 280G (determined without regard to the exceptions contained in Sections 280G(b)(4) and 280G(b)(5)) or 404 of the Code.

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(vi)        None of the Company, any of its Subsidiaries or any Company ERISA Affiliate is a party to any agreement with the Pension Benefit Guaranty Corporation respecting any Employee Benefit Plan or respecting any employee pension benefit plan, within the meaning of Section 3(2) of ERISA, that is not an Employee Benefit Plan, which agreement contains obligations or covenants respecting the Company, any of its Subsidiaries or any Company ERISA Affiliate that continue beyond the date of this Agreement.

(vii)       Except as set forth on Schedule 3.1(m) of the Company Disclosure Schedule, the execution and delivery by the Company of this Agreement do not, and the consummation of the Merger and compliance with the terms hereof (whether alone or in combination with any other event) will not, (A) entitle any current or former employee or director of the Company or any Subsidiary of the Company to severance pay, unemployment compensation or any other payment; (B) except as expressly required by this Agreement, accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Benefit Plan or any other compensatory arrangement to which the Company or any of its Subsidiaries is a party; (C) result in any breach or violation of, or a default under, any Employee Benefit Plan or any other compensatory arrangement to which the Company or any of its Subsidiaries is a party; or (D) otherwise give rise to any material liability under an Employee Benefit Plan or any other compensatory arrangement to which the Company or any of its Subsidiaries is a party.

(n)          Labor Matters.

(i)          Neither the Company nor any of its Subsidiaries is a party to, or bound by, the terms of any collective bargaining agreement or any other Contract with any labor union or representative of employees, and no such agreements are being negotiated. As of the date of this Agreement, (A) there is no pending union representation question involving employees of the Company or any of its Subsidiaries and (B) the Company does not have knowledge of any activity or attempt of any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

(ii)         There is no strike, dispute, slowdown, work stoppage or lockout pending, or, to the knowledge of the Company, threatened, against or involving the Company or any of its Subsidiaries.

(iii)        Within the three-year period prior to the date of this Agreement there has been no unfair labor practice grievance, charge or complaint or unlawful employment practice charge or complaint against the Company or any of its Subsidiaries or, to the knowledge of the Company, pending or threatened, before (A) the National Labor Relations Board, (B) the Equal Employment Opportunity Commission, (C) the Department of Labor, including OSHA, or (D) any similar Governmental Authority responsible for the prevention of unlawful labor and employment practices, other than, in each case, such matters that would not be reasonably expected to have a Company Material Adverse Effect.

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(iv)        The Company and its Subsidiaries are not subject to any settlement agreement, conciliation agreement, letter of commitment, order, deficiency letter or consent decree with any present or former employee or applicant for employment, labor union or other employee representative, or any Governmental Authority or arbitrator relating to claims of unfair labor practices, employment discrimination, wage practices or other claims with respect to employment and labor practices and policies, and no Governmental Authority or arbitrator has issued a judgment, order, decree, injunction, decision, award or finding with respect to the employment and labor practices or policies of the Company or its Subsidiaries that has any present material effect (or could have any future material effect) on the Company or its Subsidiaries or the employment and labor practices and policies of the Company or its Subsidiaries. The Company and its Subsidiaries have no contracts with the United States federal government or any other Governmental Authority.

(v)         All employees of the Company and its Subsidiaries are lawfully authorized to work in the United States according to federal immigration Laws. All present and former employees and contractors of the Company and its Subsidiaries have been provided, or as of the Effective Time will have been provided, all wages, compensation and other sums owed as of the Effective Time.

(vi)        Each of the Company and its Subsidiaries is, and for the past three years has been, in material compliance with all applicable Laws regarding labor and employment practices, including all such Laws regarding terms and conditions of employment, wages and hours, overtime pay, employee and contractor classification, immigration, recordkeeping, occupational safety and health, employment discrimination and retaliation, sexual harassment, disability rights or benefits, employee leave, equal opportunity, workers’ compensation, employee benefits, employment-related taxes and unemployment insurance and related matters.

(vii)       Within the one-year period prior to the date of this Agreement, neither the Company nor any of its Subsidiaries have effected (A) a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1989, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, or (B) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law. Within the one-year period prior to the date of this Agreement, all employment terminations and reductions of workforce, if any, have been carried out in accordance with all applicable Law, except for such failures that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

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(o)           Intellectual Property.

(i)          Except as, individually or in the aggregate, would not be reasonably expected to have a Company Material Adverse Effect, (A) to the Company’s knowledge, the Company or one of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Encumbrances, other than Permitted Encumbrances), all Intellectual Property used in its business as currently conducted; (B) to the Company’s knowledge, the conduct of its business as currently conducted, including the use of any Intellectual Property by the Company and its Subsidiaries, does not infringe on, misappropriate or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any Subsidiary acquired the right to use any Intellectual Property; (C) to the Company’s knowledge, no Person is challenging, infringing on, misappropriating or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or its Subsidiaries; and (D) to the Company’s knowledge, neither the Company nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending claim, Order or Proceeding with respect to any Intellectual Property used by the Company and its Subsidiaries and to its knowledge no Intellectual Property owned by the Company or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

(ii)         Except as set forth in Schedule 3.1(o)(ii) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is, or as a result of the execution and delivery of this Agreement or the consummation of the Transactions will be (or become, as applicable), in violation of, obligated to pay any fee or other monetary penalty (including any licensing or re-licensing fee) under, or lose any rights pursuant to, any license or other Contract to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any Intellectual Property. The Company and its Subsidiaries have taken commercially reasonable steps to maintain in confidence all material trade secrets and confidential information owned or used by the Company or its Subsidiaries. All Persons who have contributed to the development of any material Intellectual Property owned or used (and not licensed from a third Person) by the Company or its Subsidiaries either (A) have been a party to an enforceable written agreement according exclusive ownership of such Intellectual Property to Company or its Subsidiaries or (B) have executed a written assignment granting exclusive ownership of such Intellectual Property to Company or its Subsidiaries.

(iii)        Except as set forth on Schedule 3.1(o)(iii) of the Company Disclosure Schedule or as would not be reasonably expected to have a Company Material Adverse Effect, as of the Closing (A) the Company and its Subsidiaries own or have the right to use, and from and after the Closing Date shall own or have the right to use, all Information Technology used in the conduct of the business of the Company and its Subsidiaries in essentially the same manner as presently conducted (B) the Company and its Subsidiaries have a sufficient number and scope of licenses to any Information Technology such that no use by Company or its Subsidiaries is in breach of any license or infringes any Intellectual Property and (C) all Information Technology licenses are in full force and effect and are the legal, valid and binding obligations of Company and its Subsidiaries, none of which are in default or breach thereof, and no party to any such licenses has exercised any right of termination with respect thereto.

(p)          Personal Property. The Company and its Subsidiaries have good and valid title to, or valid leasehold interests in, all of the material personal properties and assets, tangible and intangible reflected in the Company’s most recent consolidated balance sheet included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC, but excluding any such personal property or assets that are no longer used or useful for the conduct of the business of the Company and its Subsidiaries as presently conducted or that have been disposed of in the ordinary course of business consistent with past practices. .

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(q)          Real Property.

(i)          Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries, as the case may be, (A) holds good and valid title to all of the properties and assets reflected in the December 31, 2013 balance sheet included in the Company SEC Documents as being owned by the Company or one of its Subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except for properties and assets sold or otherwise disposed of since the date thereof in the ordinary course of business) (collectively, with respect to real property, the “Owned Real Property”), free and clear of all Encumbrances, except for Permitted Encumbrances; (B) holds the Owned Real Property, or any portion thereof or interest therein, free of any outstanding options or rights of first refusal or offer to purchase or lease; (C) is the lessee or permittee of all leasehold estates reflected in the December 31, 2013 financial statements included in the Company SEC Documents or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business) (collectively, with respect to real property, the “Leased Real Property”); (D) is in possession of the Leased Real Property, and each lease underlying the Leased Real Property is valid and in full force and effect, constitutes a valid and binding obligation of the Company or the applicable Subsidiary of the Company, subject to Creditors’ Rights; and (E) has not received any written notice of termination or cancellation of or of a breach or default in connection with the Leased Real Property.

(ii)         For the avoidance of doubt, the provisions of this Section 3.1(q) do not apply to the Oil and Gas Properties of the Company or its Subsidiaries, as representations and warranties made by the Company and its Subsidiaries with regard to all oil and gas matters are solely and exclusively made in Section 3.1(r).

(r)           Oil and Gas Matters.

(i)          Except as would not reasonably be expected to have a Company Material Adverse Effect and except for property (A) sold or otherwise disposed of in the ordinary course of business since the dates of the reserve reports prepared by Netherland, Sewell & Associates, Inc. (“NSAI”) relating to the Company interests referred to therein as of December 31, 2013 (the “Company Reserve Reports”) or (B) reflected in the Company Reserve Reports or in the Company SEC Documents as having been sold or otherwise disposed of, as of the date hereof, the Company and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Reports and in each case as attributable to interests owned by the Company and its Subsidiaries, free and clear of any Encumbrances, except for (1) Production Burdens and (2) Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means that the Company’s or one or more of its Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) (I) entitles the Company (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Company Reserve Reports of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, (II) obligates the Company (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Company Reserve Reports for such Oil and Gas Properties (other than any positive differences in such percentage) and the applicable working interest shown on the Company Reserve Reports for such Oil and Gas Properties that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties and (III) is free and clear of all Encumbrances (other than Permitted Encumbrances).

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(ii)         The factual, non-interpretive data supplied to NSAI relating to the Company interests referred to in the Company Reserve Reports, by or on behalf of the Company and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of the Company and its Subsidiaries in connection with the preparation of the Company Reserve Reports was, as of the time provided, accurate in all material respects. The oil and gas reserve estimates of the Company set forth in the Company Reserve Reports are derived from reports that have been prepared by NSAI, and such reserve estimates fairly reflect, in all material respects, the oil and gas reserves of the Company at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Reports that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(iii)        Except as would not be material to the Company and its Subsidiaries, taken as a whole, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of the Company and its Subsidiaries forming the basis for the reserves reflected in the Company Reserve Reports are being received by them in a timely manner and no proceeds from the sale of Hydrocarbons produced from any such Oil and Gas Properties are being held in suspense (by the Company, any of its Subsidiaries, any third party operator thereof or any other Person or individual) for any reason other than awaiting preparation and approval of division order title opinions for recently drilled wells.

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(iv)        Except as set forth in Schedule 3.1(r)(iv) of the Company Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (A) each Oil and Gas Lease to which the Company or any of its Subsidiaries is a party is in good standing, valid and in full force and effect, (B) all rentals, shut-ins and similar payments (and all Production Burdens) owed to any Person or individual under (or otherwise with respect to) any such Oil and Gas Leases have been properly and timely paid, (C) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by the Company or any of its Subsidiaries have been timely and properly paid, (D) none of the Company or any of its Subsidiaries (and, to the Company’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by the Company or any of its Subsidiaries and none of the Company or any of its Subsidiaries (or, to the Company’s knowledge, any third party operator) has received written notice from any other party to any such Oil and Gas Lease (1) that the Company or any of its Subsidiaries (or such third party operator, as the case may be) has breached, violated or defaulted under any such Oil and Gas Lease or (2) threatening to terminate, cancel, rescind or procure judicial reformation of any such Oil and Gas Lease. Schedule 3.1(r)(iv) of the Company Disclosure Schedule sets forth all the Oil and Gas Leases included in the Company’s (or any Subsidiary’s) Oil and Gas Properties that are scheduled to expire (in whole or in part) at any time in the twelve (12) month period immediately following the execution of this Agreement.

(v)         All Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Reports operated by the Company or any of its Subsidiaries have been operated in accordance with reasonable, prudent oil and gas field practices and in material compliance with the applicable Oil and Gas Leases, Oil and Gas Contracts and Law, except where the failure to so operate would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(vi)        None of the Oil and Gas Properties of the Company or any of its Subsidiaries forming the basis for the reserves reflected in the Company Reserve Reports is subject to any preferential purchase preemptive, consent (including any Consent) or similar right that would become operative as a result of the entry into (or the consummation of) the Transactions, except for any such preferential purchase, consent or similar rights that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(vii)       Except as would not reasonably be expected to have a Company Material Adverse Effect, (A) all of the wells located on the Oil and Gas Leases or on (or otherwise associated with) any other Oil and Gas Properties of the Company or any of its Subsidiaries forming the basis for the reserves reflected in the Company Reserve Reports have been drilled, completed and operated in accordance with all applicable Law and the terms and conditions of all applicable Oil and Gas Leases and Oil and Gas Contracts, (B) all drilling and completion (and the plugging and abandonment) of all such wells and all related development, production and other operations have been conducted in compliance with all applicable Law and the terms and conditions of all applicable Oil and Gas Leases and Oil and Gas Contracts and (C) neither the Company, nor any of its Subsidiaries, has elected not to participate in any operation or activity proposed with respect to any of the Oil and Gas Properties owned or held by it (or them, as applicable) forming the basis for the reserves reflected in the Company Reserve Reports that could result in a penalty or forfeiture as a result of such election not to participate in such operation or activity. The Company Reserve Reports accurately reflect, in all material respects, any payout balances applicable to any well included in the Oil and Gas Properties held or owned by the Company or any of its Subsidiaries forming the basis for the reserves reflected in the Company Reserve Reports.

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(viii)      Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, with respect to the Company’s (and its Subsidiaries’) Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Reports, all currently producing wells and all tangible equipment included therein, used in connection with the operation thereof or otherwise primarily associated therewith (including, for the avoidance of doubt, all buildings, plants, structures, platforms, pipelines, machinery, vehicles and other rolling stock) are in a good state of repair and are adequate and sufficient to maintain normal operations in accordance with past practices (ordinary wear and tear accepted).

(ix)         Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the entry into (nor the consummation of) the Transactions will result in a breach of the terms of, or give rise to any right of cancellation, termination or forfeiture under, any Oil and Gas Contract included in any of the Company’s (or any of its Subsidiaries’) Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Reports.

(s)           Environmental Matters. Except for those matters that would not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i)          The Company and its Subsidiaries and their respective assets and operations are and, since January 1, 2012, have been, in compliance with Environmental Law (which compliance includes the possession by the Company and each of its Subsidiaries of all Company Permits required under applicable Environmental Laws and compliance by the Company and each of its Subsidiaries with the terms and conditions thereof).

(ii)         Neither the Company nor any of its Subsidiaries (or any of their respective assets and properties) is subject to any pending or, to the Company’s knowledge, threatened claims, inquiries or Proceedings under Environmental Law.

(iii)        Neither the Company nor its Subsidiaries (or, to the knowledge of the Company, any third party operators of the Company’s or any of its Subsidiaries’ assets) have received any written notice asserting a violation of, or any alleged liability or obligation under, any Environmental Law that remains outstanding in any material respect.

(iv)        To the Company’s knowledge, there have been no Releases of Hazardous Materials from any property owned, operated or otherwise used by the Company or any of its Subsidiaries, or in connection with the operations of the Company or any of its Subsidiaries, which have resulted or are reasonably likely to result in liability to the Company or any of its Subsidiaries under Environmental Law.

(v)         To the Company’s knowledge, there has been no exposure of any Person or property to Hazardous Materials in connection with the properties or operations of the Company or any of its Subsidiaries that could reasonably be expected to form the basis of a claim for damages or compensation against the Company or any of its Subsidiaries.

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(vi)        Except as set forth on Schedule 3.1(s) of the Company Disclosure Schedule, there are no wells, pipelines, facilities, Systems, platforms or other equipment included in (or located on or otherwise attributable to) any of the Company’s or any of its Subsidiaries’ Oil and Gas Properties that are currently required to be plugged, abandoned and/or dismantled (whether pursuant to applicable Law or any applicable  Oil and Gas Lease or Oil and Gas Contract) by the Company or any of its Subsidiaries that have not been plugged and abandoned (and/or dismantled) in material compliance therewith.

(t)          Insurance. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of insurance policy under which the Company or any of its Subsidiaries is an insured or a principal beneficiary of coverage (collectively, the “Material Company Insurance Policies”) is in full force and effect and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default by any insured thereunder, (ii) all premiums payable under the Material Company Insurance Policies prior to the date of this Agreement have been duly and timely paid and (iii) no written notice of cancellation or termination has been received with respect to any Material Company Insurance Policy.

(u)          Material Contracts.

(i)          For all purposes of and under this Agreement, a “Material Contract” shall mean:

(A)         any agreement that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or that would be required to be disclosed under Item 404 of Regulations S-K under the Securities Act;

(B)         any Contract between the Company or any of its Subsidiaries, on the one hand, and any of their respective officers, directors or principals (or any such Person’s Affiliates) on the other hand;

(C)         any Contract under which, upon the consummation of the Transactions (either alone or upon the occurrence of any additional acts or events, including the passage of time), any payment or benefit (whether of severance pay or otherwise) would become due, or any right to any payment or benefits, from Parent, Merger Sub, the Company or any of their respective Subsidiaries to any officer, director, consultant or employee of any of the foregoing would accelerate or vest;

(D)         any Contract that limits or otherwise restricts in any material respect the Company or any of its Subsidiaries (or, after the Effective Time, will restrict the Company, Parent or any of their respective Subsidiaries) from (1) engaging or competing in any line of business, in any geographical location or with any Person, (2) selling any products or services of or to any other Person or in any geographic region, or (3) obtaining products or services from any Person or in any geographic region;

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(E)         any Contract (1) relating to the license, disposition or acquisition (directly or indirectly) by the Company or any of its Subsidiaries of any assets or properties other than any such Contracts that are no longer executory, (2) pursuant to which the Company or any of its Subsidiaries will acquire any material interest in any other Person, other business enterprise (other than the Company’s Subsidiaries) or any real or personal property, or (3) for the acquisition or disposition of any business containing any profit sharing arrangements or “earn-out,” farm-in or farm-out arrangements, indemnification obligations or other contingent payment obligations to the extent the same are executory, in each case with respect to clauses (1), (2) and (3), involving a purchase price or obligations in excess of $7,500,000;

(F)         any Contract that relates to the formation, creation, operation, management or control of any (1) joint venture or (2) partnership, collaboration, limited liability company, joint marketing, distribution or similar arrangement that is not terminable without penalty or subject to cancellation within 60 days without penalty and that, in the case of clause (2), is material to the Company and its Subsidiaries, taken as a whole, or pursuant to which the Company or any of its Subsidiaries has an obligation (contingent or otherwise) to make an investment in or extension of credit to any Person in an amount exceeding $7,500,000;

(G)         any Contract or series of related Contracts for the purchase of materials, supplies, goods, services, equipment or other assets pursuant to which the Company and the Company’s Subsidiaries has made or expects to make payments of $7,500,000 or more in the twelve months following January 1, 2014;

(H)         any Contract under which (1) any Person (other than the Company or any of the Company’s Subsidiaries) has directly or indirectly guaranteed any liabilities or other obligations (other than Indebtedness) of the Company or any of the Company’s Subsidiaries or (2) the Company or any of the Company’s Subsidiaries has directly or indirectly guaranteed any liabilities or other obligations (other than Indebtedness) of any other Person (other than the Company or any of the Company’s Subsidiaries), in each case, in excess of $7,500,000;

(I)         any Contract that involves or relates to any Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) in excess of $7,500,000 outside the ordinary course of business consistent with past practice (other than (1) Contracts solely among the Company or any of the Company’s Subsidiaries or (2) any Contracts related to Indebtedness explicitly included in the consolidated financial statements in the Company SEC Documents);

(J)         any Contract providing for the sale by the Company or any of its Subsidiaries of Hydrocarbons which contains a “take-or-pay” clause or any similar prepayment or forward sale arrangement or obligation (excluding “gas balancing” arrangements associated with customary joint operating agreements) to delivery Hydrocarbons at some future time without then or thereafter receiving full payment therefore;

(K)         any Contract that involves the transportation of Hydrocarbons;

(L)         any Contract that could prevent, materially delay or materially impede the consummation of any of the Transactions;

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(M)         any Contract providing for the sale by the Company or any of its Subsidiaries of Hydrocarbons that has a remaining term of greater than 60 days and does not allow the Company or such Subsidiary to terminate it without penalty on 60 days’ or less notice; and

(N)         any Contract, or group of Contracts, the termination or breach of which would reasonably be expected to have a Company Material Adverse Effect and is not disclosed pursuant to clauses (A) through (M) above.

(ii)         Schedule 3.1(u)(ii) of the Company Disclosure Schedule contains a complete and accurate list of all Material Contracts to or by which the Company or any of its Subsidiaries is a party or is bound as of the date of this Agreement. Prior to the date hereof, true and complete copies of all Material Contracts (including all exhibits and schedules and all amendments, supplements and other modifications thereto) have been made available to Parent.

(iii)        Except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect, (A) each Material Contract is valid and binding on the Company or each Subsidiary of the Company party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect, enforceable against the Company or each Subsidiary of the Company party thereto in accordance with its terms, except that such enforceability is subject to Creditors’ Rights generally, (B) neither the Company nor any of its Subsidiaries that is a party to any Material Contract, nor, to the knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, (C) no event has occurred that with notice or lapse of time or both would constitute a breach or default thereunder by the Company or any of its Subsidiaries or party thereto, or, to the knowledge of the Company, any other party thereto and (D) neither the entry into (nor the consummation of) the Transactions will result in a breach of the terms of, or give rise to any right of cancellation, termination or forfeiture under, any Material Contract.

(v)          Anti-Corruption and Anti-Money Laundering Laws; Export Control Laws.

(i)          Since January 1, 2011, none of the Company, any of its Subsidiaries or, to the knowledge of the Company, any of its or their representatives, any joint venture partner, joint interest owner, consultant, agent or Representative acting on behalf of the Company or any of its Subsidiaries, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries, has directly or indirectly, offered, paid, authorized, or ratified any bribe, kickback, or other illicit payment in violation of any applicable Law, including (A) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (B) any applicable Law prohibiting commercial bribery, or (C) any other applicable anti-corruption Law (collectively, the “Anti-Corruption Laws”).

(ii)         The Company and its Subsidiaries are in compliance with, and have not knowingly violated since January 1, 2011, the USA Patriot Act of 2001 and all other applicable U.S. and non-U.S. anti-money laundering Laws, including the Laws, regulations and Executive Orders and sanctions programs administered by the U.S. Office of Foreign Assets Control, including (A) Executive Order 13224 of September 23, 2001 entitled “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (B) any regulations contained in 31 C.F.R., Subtitle B, Chapter V (collectively, the “Anti-Money Laundering Laws”).

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(iii)        None of the Company or any of its Subsidiaries, or to the knowledge of the Company, any of its or their Representatives, has since January 1, 2011 received any notice from any Governmental Authority concerning any Proceeding regarding a potential violation the Anti-Corruption Laws or Anti-Money Laundering Laws by the Company or any of its Subsidiaries, nor is the Company aware of any impending notice or inquiry from any Governmental Authority regarding any Proceeding regarding any potential violation of the Anti-Corruption Laws or Anti-Money Laundering Laws by the Company or any of its Subsidiaries.

(iv)        The Company and its Subsidiaries are in compliance with all, and have not knowingly and materially violated since January 1, 2011, any export control Laws applicable to the Company and its Subsidiaries, including those Laws under the authority of the U.S. Department of Commerce (Bureau of Industry and Security) codified at 15 C.F.R. Parts 730-799 (The Export Administration Regulations), the U.S. Department of State (Directorate of Defense Trade Controls) codified at 22 C.F.R. Parts 103, 120-130; the U.S. Department of Treasury (Office of Foreign Assets Control) codified at 31 C.F.R. Parts 500-599; and the U.S. Department of Homeland Security (Customs and Border Protection) codified at 19 C.F.R. Parts 1-199, and the equivalent Laws in any jurisdiction in which the Company or any of its Subsidiaries operate (collectively, the “Export Control Laws”). Neither the Company nor any of its Subsidiaries has received any written notification since January 1, 2011 alleging that it is not in compliance with any Export Control Law, and, to the knowledge of the Company, neither the Company nor any of its Subsidiaries is under investigation with respect to any violation of any Export Control Law.

(w)          Capital Expenditures. As of the date of this Agreement, Schedule 3.1(w) of the Company Disclosure Schedule accurately sets forth in all material respects, for each of the Company’s construction, repair, modification, life extension, overhaul or conversion capital expenditure programs, the capital expenditures for all such programs that were forecasted to be incurred in 2014 on a quarterly basis, as previously provided to Parent.

(x)          Derivative Transactions. Schedule 3.1(x) of the Company Disclosure Schedule contains a complete and accurate list of all Derivative Transactions (including each outstanding commodity or financial hedging position) entered into by the Company or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement.

(y)          Opinion of Financial Advisor. The Company Board has received the opinion of Barclays Capital Inc. addressed to the Company Board to the effect that, as of the date of this Agreement, from a financial point of view, the Merger Consideration to be offered to the stockholders of the Company in the Merger is fair to such stockholders.

(z)          Brokers. Except for the fees and expenses payable to Barclays Capital Inc., no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

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(aa)         Anti-Takeover Statutes; Certificate Restrictions. Assuming the accuracy of the representations set forth in Section 3.2(q), the Company has taken all necessary action such that no “fair price,” “moratorium,” “control share acquisition,” “interested stockholder,” “business combination,” anti-takeover or other similar statute, rule or regulation enacted under state or federal Laws in the United States that is applicable to the Company, is applicable to this Agreement, the Company Voting Agreements or the Transactions.

(bb)         Related Party Transactions. Neither the Company nor any of its Subsidiaries is a party to any Contract with (i) any direct or indirect beneficial owner of 5% or more of the Company Capital Stock or (ii) any director, officer or other Affiliate of such Persons or any relative of any of the foregoing, except for employment or compensation agreements, arrangements with directors and officers, and director and officer indemnity agreements, in each case made in the ordinary course of business consistent with past practice.

(cc)         Regulatory Matters.

(i)          Neither the Company nor any of its Subsidiaries is (A) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (B) a “holding company,” a “subsidiary company” of a “holding company,” an  affiliate of a “holding company,” a “public utility” or a “public-utility company” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(ii)         All natural gas pipeline Systems and related facilities owned by the Company or any of its Subsidiaries are (A) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938, as amended, and (B) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the laws of any state or other local jurisdiction.

(dd)         No Additional Representations.

(i)          Except for the representations and warranties made in this Section 3.1, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their Affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospect information relating to the Company or any of its Subsidiaries or their respective businesses; or (B) except for the representations and warranties made by the Company in this Section 3.1, any oral or written information presented to Parent, Merger Sub or any of their Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the Transactions.

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(ii)         Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, OpCo, Merger Sub or any other Person has made or is making any representations or warranties relating to Parent or its Subsidiaries (including Merger Sub) whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Section 3.2, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company, or any of its representatives. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its representatives.

3.2          Representations and Warranties of Parent, OpCo and Merger Sub. Except (i) as disclosed in the Parent SEC Documents filed prior to the date hereof (excluding any disclosures set forth in any such Parent SEC Documents in any risk factor section, any forward-looking disclosure in any section relating to forward-looking statements or any other statements that are non-specific, predictive or primarily cautionary in nature other than historical facts included therein), where the relevance of the information as an exception to (or disclosure for purposes of) a particular representation is reasonably apparent on the face of such disclosure or (ii) as set forth on the disclosure schedule dated as of the date of this Agreement and delivered by Parent, OpCo and Merger Sub to the Company on or prior to the date of this Agreement (the “Parent Disclosure Schedule”), Parent, OpCo and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

(a)          Organization, Standing and Power. Parent is an exempted company incorporated with limited liability and existing under the laws of Bermuda.  Parent possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda. Each of OpCo and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent, OpCo and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its properties, makes such qualification necessary, other than in such jurisdictions where the failure so to qualify or be in good standing would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent has heretofore made available to the Company complete and correct copies of the Parent Memorandum of Association and the Parent Bye-Laws, in each case effective as of the date hereof. The respective jurisdictions of incorporation or organization of each Subsidiary of Parent are identified on Schedule 3.2(a) of the Parent Disclosure Schedule.

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(b)          Authority; No Violations.

(i)          Each of Parent, OpCo and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the approval of (A) the issuance of Parent Common Stock in the Merger and (B) the election of the Company Director in accordance with Section 5.15, each by a majority of the votes cast at a duly called meeting of the shareholders of Parent (the “Parent Shareholder Meeting”) at which a quorum is present (the “Parent Shareholder Approval”), to consummate the Transactions. The execution and delivery of this Agreement by Parent, OpCo and Merger Sub and the consummation by Parent, Opco and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of each of Parent and Merger Sub, subject, with respect to the consummation of the Transactions, to the Parent Shareholder Approval. This Agreement has been duly executed and delivered by each of Parent, OpCo and Merger Sub, and, assuming this Agreement constitutes the valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent, OpCo and Merger Sub enforceable in accordance with its terms, subject, as to enforceability, to Creditor’s Rights. The Parent Board has unanimously resolved to recommend that the shareholders of Parent vote in favor of the issuance of Parent Common Stock in the Merger (the “Parent Board Recommendation”). The Board of Directors of OpCo has approved and declared advisable this Agreement and the Merger.

(ii)         The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, result in any violation of, or default (with or without notice or lapse of time, or both) under, or acceleration of any material obligation or the loss, suspension, limitation or impairment of a material benefit under (or right of Parent or any of its Subsidiaries to own or use any assets or properties required for the conduct of their respective businesses, including any of the Oil and Gas Properties owned or held by them), or result in (or give rise to) the creation of any Encumbrance or any rights of termination, cancellation, first offer or first refusal, in each case, with respect to any of the properties or assets of Parent or any of its Subsidiaries (including, for the avoidance of doubt, any of their Oil and Gas Properties) under any provision of (A) the Parent Memorandum of Association, Parent Bye-laws or similar organization documents of Parent, OpCo, Merger Sub or any of their respective Subsidiaries; (B) any loan or credit Contract, note, bond, indenture, security agreement, guarantee, pledge, mortgage, lease (including, for the avoidance of doubt, any Oil and Gas Lease) or other Contract (including, for the avoidance of doubt, any Oil and Gas Contract), permit, franchise or license to which Parent or any of its Subsidiaries is a party or by which Parent, OpCo or Merger Sub or any of their respective Subsidiaries or their respective properties or assets are bound, including any documents pertaining to the Parent Revolving Credit Facility or the Parent Notes; or (C) assuming the Consents referred to in Section 3.2(c) are duly and timely obtained or made and the Parent Shareholder Approval has been obtained, any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (B) and (C), any such violations, defaults, acceleration, losses or Encumbrances that are set forth on Schedule 3.2(b)(ii) of the Parent Disclosure Schedule or that would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(iii)        Other than the Parent Shareholder Approval, no vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement, the Merger or the other Transactions.

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(c)          Consents. No Consent is required to be obtained by Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent, OpCo and Merger Sub or the consummation by Parent, OpCo and Merger Sub of the Transactions, except for (i) the filing of a premerger notification report by Parent under the HSR Act, and the expiration or termination of the applicable waiting period with respect thereto; (ii) any such Consents required in connection with the Financing; (iii) the filing with the SEC of (A) the Joint Proxy Statement relating to the Parent Shareholder Meeting, (B) the Form S-4 and (C) such reports under the Exchange Act and such other compliance with the Exchange Act and the rules and regulations thereunder as may be required in connection with this Agreement and the Transactions; (iv) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (v) filings with the NASDAQ Global Select Market; (vi) any such Consents as may be required by any applicable state securities or “blue sky” or takeover laws; and (vii) any such Consents set forth on Schedule 3.2(c) of the Parent Disclosure Schedule and any such Consent the failure to obtain of which would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d)          Capital Structure. As of the date of this Agreement, the authorized capital stock of Parent consists of (i) 200,000,000 shares of Parent Common Stock, par value $0.005 per share and (ii) 7,500,000 shares of preferred stock, par value $.001 per share (“Parent Preferred Stock,” and, together with the Parent Common Stock and any other capital stock of the Company, the (“Parent Capital Stock”). At the close of business on the Capitalization Reference Date, (A) 70,338,913 shares of Parent Common Stock were issued and outstanding, including no restricted shares of Parent Common Stock, (B) 820,760 shares of Parent Preferred Stock were issued and outstanding, (C) 200,000 options to purchase shares of Parent Common Stock were issued and outstanding under the Parent Stock Plans and (D) no Voting Debt was issued and outstanding. All outstanding shares of Parent Common Stock are validly issued, fully paid and non-assessable and are not subject to any preemptive rights or other statutory rights. Schedule 3.2(d)(i) of the Parent Disclosure Schedule sets forth, as of the Capitalization Reference Date, all outstanding options, warrants, rights (including preemptive rights), Contracts to which the Parent or any Subsidiary of the Parent is a party or by which it is bound in any case obligating the Parent or any Subsidiary of the Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Parent Capital Stock or any Voting Debt, or obligating the Parent or any Subsidiary of the Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement, excluding Parent Equity Awards. Schedule 3.2(d)(ii) of the Parent Disclosure Schedule sets forth, as of the Capitalization Reference Date, a complete and correct list of all securities of Parent or any Subsidiary of Parent convertible into or exchangeable or exercisable for shares of Parent Capital Stock or Voting Debt, excluding Parent Equity Awards. Schedule 3.2(d)(iii) of the Parent Disclosure Schedule sets forth, as of the Capitalization Reference Date, a complete and correct list of all outstanding Parent Equity Awards, including the holder, date of grant, exercise price (if applicable), vesting schedule and number of shares of Parent Capital Stock subject thereto. All outstanding shares of capital stock of the Subsidiaries of the Parent are owned by the Parent, or a direct or indirect wholly-owned Subsidiary of the Parent, free and clear of any Encumbrances other than Permitted Encumbrances. OpCo is an indirect wholly-owned Subsidiary of Parent, and Merger Sub is a wholly-owned Subsidiary of Opco. Except as set forth in this Section 3.1(d), and except for changes since the Capitalization Reference Date resulting from the exercise or vesting of Parent Equity Awards, (1) there are no outstanding shares of Parent Capital Stock, (2) there is no Voting Debt, (3) there are no securities of the Parent or any Subsidiary of the Parent convertible into or exchangeable or exercisable for shares of Parent Capital Stock or Voting Debt, and (4) there are no options, warrants, calls, rights (including preemptive rights), Contracts to which the Parent or any Subsidiary of the Parent is a party or by which it is bound in any case obligating the Parent or any Subsidiary of the Parent to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Parent Capital Stock or any Voting Debt, or obligating the Parent or any Subsidiary of the Parent to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no stockholder agreements, voting trusts or other Contracts to which Parent is a party or by which it is bound relating to the voting of any shares of Parent Capital Stock. Schedule 3.1(d)(iv) of the Parent Disclosure Schedule contains a complete and accurate list of the name, jurisdiction of organization, capitalization and schedule of stockholders of each Subsidiary of Parent. Parent has no joint venture or other similar material equity interests in any Person or obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than its Subsidiaries and the joint ventures listed on Schedule 3.1(d)(v) of the Parent Disclosure Schedule.

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(e)           SEC Documents; Financial Statements.

(i)          The reports, schedules, forms, statements and other documents filed by Parent with, or furnished by Parent to, the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the date of this Agreement that Parent filed with the SEC since January 1, 2012 and prior to the date of this Agreement (the “Parent SEC Documents”) are all the documents (other than preliminary material) that Parent was required to file with the SEC since January 1, 2012 and prior to the date of this Agreement. As of their respective dates, each of such Parent SEC Documents, as amended, complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act and the rules and regulations of the SEC thereunder, and none of such Parent SEC Documents contained, when filed or, if amended prior to the date of this Agreement, as of the date of such amendment with respect to the disclosures so amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent has made all certifications and statements required by Sections 302 and 906 of the Sarbanes-Oxley Act and the related rules and regulations promulgated thereunder with respect to the Parent SEC Documents. Neither Parent nor any of its officers has received notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing of such certifications. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Parent SEC Documents. To the knowledge of Parent, none of the Parent SEC Documents is the subject of ongoing SEC review or investigation. Except as set forth on Schedule 3.2(e)(i) of the Parent Disclosure Schedule, none of Parent’s Subsidiaries is, or has been at any time, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(ii)         The financial statements of Parent included in the Parent SEC Documents, including all notes and schedules thereto (the “Parent Financial Statements”), complied as to form in all material respects with Regulation S-X of the SEC, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present, in all material respects, the financial position of Parent and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Parent and its consolidated Subsidiaries for the periods presented therein. The books and records of Parent and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. UHY LLP (“UHY”) is an independent public accounting firm with respect to Parent and has not resigned or been dismissed as independent public accountants of Parent and, to the knowledge of Parent, the independence of UHY with respect to Parent has not been challenged or questioned by any Person.

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(f)           Corporate Governance.

(i)          As of the date of this Agreement, based on its most recent evaluation of internal controls prior to the date hereof, Parent has disclosed to Parent’s auditors and Parent Board’s audit committee (A) all known significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report its consolidated financial information and (B) any known fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Since January 1, 2012, neither Parent nor any of its Subsidiaries has made or permitted to remain outstanding any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of Parent (as defined in Rule 3b-7 under the Exchange Act) or director of Parent or any of its Subsidiaries.

(ii)         Parent and its consolidated Subsidiaries have established and maintain “disclosure controls and procedures” (as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act). To the knowledge of Parent, such disclosures controls and procedures are effective (A) to ensure that material information relating to Parent and its Subsidiaries is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and (B) in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s reports required under the Exchange Act.

(iii)        Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, partnership agreement or any similar Contract (including any Contract relating to any transaction, arrangement or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand (such as any arrangement described in Section 303(a)(4) of Regulation S-K under the Securities Act)) where the purpose or effect of such arrangement is to avoid disclosure of any material transaction involving Parent or any of its Subsidiaries in Parent’s consolidated financial statements.

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(g)          Information Supplied. None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or (ii) the Joint Proxy Statement will, at the date mailed to stockholders of the Company or at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement, insofar as it relates to the Parent or its Subsidiaries or other information supplied by the Parent for inclusion therein, and the Form S-4, other than the portion thereof based on information supplied by the Company for inclusion or incorporation by reference therein, with respect to which representation is made by Parent, will each comply as to form in all material respects with the provisions of the Exchange Act and the Securities Act and the rules and regulations thereunder.

(h)          Absence of Certain Changes or Events.

(i)          Since December 31, 2013, there has not been any event, change, effect or development that, individually or in the aggregate, had or would be reasonably likely to have a Parent Material Adverse Effect.

(ii)         From December 31, 2013 through the date of this Agreement, the businesses (and properties) of Parent and its Subsidiaries have been conducted (and operated, respectively) in all material respects in the ordinary course of business consistent with past practice.

(iii)        Except as set forth in Schedule 3.2(h)(iii) of the Parent Disclosure Schedule, since December 31, 2013, there has not been any action taken by Parent or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without the Company’s consent, would constitute a breach of Section 4.2.

(i)          Compliance with Law. Parent and its Subsidiaries are in compliance with, and are not in default under or in violation of, any Law, except where such non-compliance, default or violation have not had and would not have, individually or in the aggregate, a Parent Material Adverse Effect. Since January 1, 2012, neither Parent nor any of its Subsidiaries has received any written notice or, to Parent’s knowledge, other communication from any Governmental Authority regarding any actual or possible violation of, or failure to comply with, any Law, except as would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(j)          Litigation. There are no Proceedings pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries, other than any such Proceedings that would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. There is no Order outstanding against Parent or any of its Subsidiaries , in either case that would be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the knowledge of Parent, no officer or director of the Company or any Subsidiary of the Company is a defendant in any Proceeding in connection with his or her status as an officer or director of Parent or any Subsidiary of Parent. Neither Parent nor any of its Subsidiaries nor any of their respective properties or assets is or are subject to any Order, except for those Orders that would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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(k)           Oil and Gas Matters.

(i)          Except as would not reasonably be expected to have a Parent Material Adverse Effect and except for property (A) sold or otherwise disposed of in the ordinary course of business since the dates of the reserve reports prepared by Parent and evaluated by NSAI relating to Parent interests referred to therein as of June 30, 2013 (the “Parent Reserve Reports”) or (B) reflected in the Parent Reserve Reports or in Parent SEC Documents as having been sold or otherwise disposed of, as of the date hereof, Parent and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Reports and in each case as attributable to interests owned by Parent and its Subsidiaries, free and clear of any Encumbrances, except for (1) Production Burdens and (2) Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means that Parent’s or one or more of its Subsidiaries’, as applicable, title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) (I) entitles Parent (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Parent Reserve Reports of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, (II) obligates Parent (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Parent Reserve Reports for such Oil and Gas Properties (other than any positive differences in such percentage) and the applicable working interest shown on the Parent Reserve Reports for such Oil and Gas Properties that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties and (III) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(ii)         The factual, non-interpretive data supplied to NSAI relating to Parent interests referred to in the Parent Reserve Reports, by or on behalf of Parent and its Subsidiaries that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of Parent and its Subsidiaries in connection with the evaluation of the Parent Reserve Reports was, as of the time provided, accurate in all material respects. The oil and gas reserve estimates of Parent and its Subsidiaries set forth in the Parent Reserve Reports are derived from reports that have been prepared internally by Parent’s management and evaluated by NSAI, and such reserve estimates fairly reflect, in all material respects, the oil and gas reserves of Parent and its Subsidiaries at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods involved. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Parent Reserve Reports that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(iii)        Except as would not be material to Parent and its Subsidiaries, taken as a whole, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of Parent and its Subsidiaries forming the basis for the reserves reflected in the Parent Reserve Reports are being received by them in a timely manner and no proceeds from the sale of Hydrocarbons produced from any such Oil and Gas Properties are being held in suspense (by Parent, any of its Subsidiaries, any third party operator thereof or any other Person or individual) for any reason other than awaiting preparation and approval of division order title opinions for recently drilled wells.

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(iv)        Except as set forth in Schedule 3.2(k)(iv) of the Parent Disclosure Schedule or as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (A) each Oil and Gas Lease to which Parent or any of its Subsidiaries is a party is in good standing, valid and in full force and effect, (B) all rentals, shut-ins and similar payments (and all Production Burdens) owed to any Person or individual under (or otherwise with respect to) any such Oil and Gas Leases have been properly and timely paid, (C) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by Parent or any of its Subsidiaries have been timely and properly paid, (D) none of Parent or any of its Subsidiaries (and, to Parent’s knowledge, no third party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by Parent or any of its Subsidiaries and none of Parent or any of its Subsidiaries (or, to Parent’s knowledge, any third party operator) has received written notice from any other party to any such Oil and Gas Lease (1) that Parent or any of its Subsidiaries (or such third party operator, as the case may be) has breached, violated or defaulted under any such Oil and Gas Lease or (2) threatening to terminate, cancel, rescind or procure judicial reformation of any such Oil and Gas Lease. Schedule 3.2(k)(iv) sets forth all the Oil and Gas Leases included in Parent’s (or any Subsidiary’s) Oil and Gas Properties that are scheduled to expire (in whole or in part) at any time in the twelve (12) month period immediately following the execution of this Agreement

(v)         All Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Reports operated by Parent or any of its Subsidiaries have been operated in accordance with reasonable, prudent oil and gas field practices and in material compliance with the applicable Oil and Gas Leases, Oil and Gas Contracts and Law, except where the failure to so operate would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(vi)        None of the Oil and Gas Properties of Parent or any of its Subsidiaries forming the basis for the reserves reflected in the Parent Reserve Reports is subject to any preferential purchase preemptive, consent (including any Consent) or similar right that would become operative as a result of the entry into (or the consummation of) the Transactions, except for any such preferential purchase, consent or similar rights that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

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(vii)       Except as would not reasonably be expected to have a Parent Material Adverse Effect, (A) all of the wells located on the Oil and Gas Leases or on (or otherwise associated with) any other Oil and Gas Properties of Parent or any of its Subsidiaries forming the basis for the reserves reflected in the Parent Reserve Reports have been drilled, completed and operated in accordance with all applicable Law and the terms and conditions of all applicable Oil and Gas Leases and Oil and Gas Contracts, (B) all drilling and completion (and the plugging and abandonment) of all such wells and all related development, production and other operations have been conducted in compliance with all applicable Law and the terms and conditions of all applicable Oil and Gas Leases and Oil and Gas Contracts and (C) neither Parent, nor any of its Subsidiaries, has elected not to participate in any operation or activity proposed with respect to any of the Oil and Gas Properties owned or held by it (or them, as applicable) forming the basis for the reserves reflected in the Parent Reserve Reports that could result in a penalty or forfeiture as a result of such election not to participate in such operation or activity. The Parent Reserve Reports accurately reflect, in all material respects, any payout balances applicable to any well included in the Oil and Gas Properties held or owned by Parent or any of its Subsidiaries forming the basis for the reserves reflected in the Parent Reserve Reports.

(viii)      Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, with respect to Parent’s (and its Subsidiaries’) Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Reports, all currently producing wells and all tangible equipment included therein, used in connection with the operation thereof or otherwise primarily associated therewith (including, for the avoidance of doubt, all buildings, plants, structures, platforms, pipelines, machinery, vehicles and other rolling stock) are in a good state of repair and are adequate and sufficient (in all material respects) to maintain normal operations in accordance with past practices (ordinary wear and tear accepted).

(ix)         Except as would not reasonably be expected to have a Company Material Adverse Effect, neither the entry into (nor the consummation of) the Transactions will result in a breach of the terms of, or give rise to any right of cancellation, termination or forfeiture under, any Oil and Gas Contract included in any of Parent’s (or any of its Subsidiaries’) Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Reports.

(l)           Environmental Matters. Except for those matters that would not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(i)          Parent and its Subsidiaries and their respective assets and operations are and, since January 1, 2012, have been, in compliance with Environmental Law (which compliance includes the possession by Parent and each of its Subsidiaries of all permits required under applicable Environmental Laws and compliance by Parent and each of its Subsidiaries with the terms and conditions thereof).

(ii)         Neither Parent nor any of its Subsidiaries (or any of their respective assets and properties) is subject to any pending or, to Parent’s knowledge, threatened claims, inquiries or Proceedings under Environmental Law.

(iii)        Neither Parent nor its Subsidiaries (or, to the knowledge of Parent, any third party operators of Parent’s or any of its Subsidiaries’ assets) have received any written notice asserting a violation of, or any alleged liability or obligation under, any Environmental Law that remains outstanding in any material respect.

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(iv)        To Parent’s knowledge, there have been no Releases of Hazardous Materials from any property owned, operated or otherwise used by Parent or any of its Subsidiaries, or in connection with the operations of Parent or any of its Subsidiaries, that have resulted or are reasonably likely to result in liability to Parent or any of its Subsidiaries under Environmental Law.

(v)         To Parent’s knowledge, there has been no exposure of any Person or property to Hazardous Materials in connection with the properties or operations of Parent or any of its Subsidiaries that could reasonably be expected to form the basis of a claim for damages or compensation against Parent or any of its Subsidiaries.

(vi)        Except as set forth on Schedule 3.2(l) of the Parent Disclosure Schedule, there are no wells, pipelines, facilities, Systems, platforms or other equipment included in (or located on or otherwise attributable to) any of Parent’s or any of its Subsidiaries’ Oil and Gas Properties that are currently required to be plugged, abandoned and/or dismantled (whether pursuant to applicable Law or any applicable  Oil and Gas Lease or Oil and Gas Contract) by Parent or any of its Subsidiaries that have not been plugged and abandoned (and/or dismantled) in material compliance therewith.

(m)          Related Party Transactions. Neither Parent nor any of its Subsidiaries is a party to any Contract with (i) any direct or indirect beneficial owner of 5% or more of Parent Common Stock or (ii) any director, officer or other Affiliate of such Persons or any relative of any of the foregoing, except for employment or compensation agreements, arrangements with directors and officers, and director and officer indemnity agreements, in each case made in the ordinary course of business consistent with past practice.

(n)          Financing.

(i)          Parent has delivered to the Company a true and complete copy of the executed Debt Commitment Letter, dated as of the date of this Agreement, of the Financing Sources providing for debt financing as described by such Debt Commitment Letter (such Debt Commitment Letter, including all exhibits, schedules, annexes and amendments thereto and each fee letter referred to therein (such fee letter redacted only for confidential economic terms), collectively, the “Debt Commitment Letter”), pursuant to which, upon the terms and subject to the conditions set forth therein, certain of the Financing Sources have agreed to lend the amounts set forth therein (the “Financing”) for the purpose of funding the Transactions, including for the purposes set forth in Section 3.2(o).

(ii)         As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and is a valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto enforceable in accordance with their respective terms, and are not subject to any conditions precedent or other contingencies related to the funding of the net proceeds of the Financing that are not set forth (on an unredacted basis) in the copies of the Debt Commitment Letter provided to the Company. Neither Parent nor any of its affiliates has entered into any agreement, side letter or other arrangement relating to the financing of the Transactions, other than as set forth in the Debt Commitment Letter that could affect the availability of the Financing on the Closing Date.

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(iii)        The Debt Commitment Letter has not been amended or modified on or prior to the date of this Agreement (and no such amendment or modification is contemplated) and the respective commitments contained therein have not been terminated, reduced, withdrawn or rescinded on or prior to the date of this Agreement.

(iv)        As of the date of this Agreement, none of the Financing Sources has notified Parent of its (and Parent is not otherwise aware of any Financing Source’s) intention to terminate the Debt Commitment Letter or not to provide the Financing.

(v)         Parent is not in default or breach under any term or condition of the Debt Commitment Letter and no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach by Parent under any term or condition of the Debt Commitment Letter. As of the date of this Agreement, Parent has no reason to believe that (x) it or any other party thereto will be unable to satisfy on a timely basis any of the conditions to the Financing to be satisfied pursuant to the Debt Commitment Letter on the Closing Date or (y) the Financing will not be made available to Parent, OpCo or Merger Sub on the Closing Date.

(vi)        Parent or an Affiliate thereof on its behalf has fully paid any and all commitment or other fees required by the Debt Commitment Letter to be paid by the date hereof.

(vii)       Notwithstanding anything to the contrary herein, in no event shall the receipt or availability of any funds or financing by Parent or any of its affiliates be a condition to any of Parent’s, OpCo’s or Merger Sub’s obligations hereunder.

(o)          Available Funds. Assuming the Financing is funded, Parent and/or Merger Sub will have available at the Effective Time, cash in an aggregate amount sufficient to (i) pay the aggregate Cash Consideration, (ii) pay the aggregate Equity Award Consideration, (iii) the other payment obligations of Parent and Merger Sub hereunder, (iv) perform all of their respective obligations hereunder and effect the Closing on the terms contemplated by this Agreement, (v) to refinance any Indebtedness under the Company’s Amended and Restated Credit Agreement dated as of October 31, 2012 (as amended and in effect prior to the Closing Date) and (vi) to pay for the full exercise of the change of control put under the indenture governing the Company Senior Notes, and there is no restriction on the use of such cash for such purposes.

(p)          No Business Conduct. Merger Sub was incorporated on March 10, 2014. Since its incorporation, Merger Sub has not engaged in any activity, other than such actions in connection with (i) its organization and (ii) the preparation, negotiation and execution of this Agreement and the Transactions. Merger Sub has no operations, has not generated any revenues and has no liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

(q)          Ownership of Company Common Stock. Neither Parent nor any of its Affiliates is, nor at any time during the last three years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

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(r)           No Additional Representations.

(i)          Except for the representations and warranties made in this Section 3.2, none of Parent, OpCo, Merger Sub or any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Parent, OpCo and Merger Sub hereby disclaim any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of Parent, OpCo, Merger Sub or any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospect information relating to Parent or any of its Subsidiaries or their respective businesses; or (B) except for the representations and warranties made by Parent, OpCo and Merger Sub in this Section 3.2, any oral or written information presented to the Company or any of its Affiliates or representatives in the course of their due diligence investigation of Parent and its Subsidiaries, the negotiation of this Agreement or in the course of the Transactions.

(ii)         Notwithstanding anything contained in this Agreement to the contrary, Parent, OpCo and Merger Sub acknowledge and agree that neither the Company nor any other Person has made or is making any representations or warranties relating to the Company or its Subsidiaries whatsoever, express or implied, beyond those expressly given by the Company in Section 3.1, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent or any of its representatives. Without limiting the generality of the foregoing, Parent, OpCo and Merger Sub acknowledge that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent or any of its representatives.

Article IV
COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

4.1           Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, prior to the Effective Time, except as except as (i) set forth on Schedule 4.1 of the Company Disclosure Schedule, (ii) expressly contemplated by this Agreement, (iii) required by Law or (iv) as consented to by Parent in writing, the Company shall and shall cause each of its Subsidiaries to (1) conduct its businesses in the ordinary course, consistent with past practice and use all commercially reasonable efforts to preserve intact its present business organization, retain its officers and key employees, and preserve its relationships with its customers and suppliers and other Persons having significant business dealings with it, in each case, to the end that its goodwill and ongoing business shall not be impaired in any material respect, (2) comply, in all material respects, with all applicable Law and the terms and provisions of all Material Contracts, Oil and Gas Leases and Oil and Gas Contracts and (3) not voluntarily resign, transfer or relinquish any right as operator of any of their Oil and Gas Properties. Without limiting the generality of the foregoing, the Company covenants and agrees that, prior to the Effective Time:

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(a)          Dividends; Changes in Capital Stock. Except for transactions solely among the Company and its wholly-owned Subsidiaries, the Company shall not, and shall not permit any of its Subsidiaries to, (i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, the Company or its Subsidiaries; (ii) split, combine or reclassify any capital stock of, or other equity interests in, the Company or any of its Subsidiaries; or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries, except as required by the terms of any capital stock of, or other equity interests in, the Company or any of its Subsidiaries outstanding on the date of this Agreement or as contemplated by any existing director compensation plan, Employee Benefit Plan, Company Stock Plan or employment agreement of the Company, in each case, as such terms, plans or agreements are in effect as of the date hereof.

(b)          Issuance of Securities. The Company shall not, and shall not permit any of its Subsidiaries to, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, the Company or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) the issuance of Company Common Stock pursuant to awards granted under any of the Company Stock Plans and outstanding on the date hereof; (ii) upon the expiration of any restrictions on any Company Restricted Shares granted under any of the Company Stock Plans and outstanding on the date hereof, or (iii) issuances by a wholly-owned Subsidiary of the Company of such Subsidiary’s capital stock or other equity interests to the Company or any other wholly-owned Subsidiary of the Company.

(c)          Governing Documents. The Company shall not (i) amend or propose to amend the Company Certificate of Incorporation, the Company Bylaws or other similar organizational documents, and (ii) permit any of its Subsidiaries to amend or propose to amend its certificate of incorporation, bylaws or other similar organizational documents.

(d)          Mergers; Acquisitions; Investments. The Company shall not, and shall not permit any of its Subsidiaries to, (i) merge, consolidate, combine or amalgamate with any Person other than another wholly-owned Subsidiary of the Company; (ii) acquire or agree to acquire (including by amalgamating, merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof, other than acquisitions of federal lease blocks as to which the purchase price is not in excess of $12,000,000 in the aggregate; or (iii) make any loans, advances or capital contributions to, or investments in, any Person (other than the Company or any of its wholly-owned Subsidiaries), except for loans, advances or capital contributions (A) set forth on Schedule 4.1(d) of the Company Disclosure Schedule or (B) in the form of trade credit granted to customers in the ordinary course of business consistent with past practices; provided, however, that, notwithstanding the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, merge with any other Person, make any acquisition of any other Person or business or make any loan, advance or capital contribution to, or other investment in, any other Person that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the Transactions.

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(e)          No Dispositions. The Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, license, transfer, exchange, swap, pledge, subject to any Encumbrance or otherwise dispose of, or agree to sell, lease, license, transfer, exchange, swap, pledge, subject to any Encumbrance (other than a Permitted Encumbrance) or otherwise dispose of, any of its (or their, respectively) corporations, partnerships, other business organizations or divisions or any of its or their assets and properties (including, for the avoidance of doubt, its or their Oil and Gas Properties or non-cash assets) or any assets of or equity interests in any of the foregoing, other than any sale, lease, license, transfer, exchange, swap, pledge, Encumbrance or disposition of any of the foregoing assets and properties that (i) are of obsolete or worthless equipment or Hydrocarbons, crude oil and/or refined products and are made in the ordinary course of business, (ii)  are set forth on Schedule 4.1(e) of the Company Disclosure Schedule, or (iii) do not involve the sale, lease, license, transfer, exchange, swap, pledge, subject to Encumbrance or other disposition of any pipeline, production facility or portion of any Oil and Gas Property and are disposed of for fair market value not to exceed $1,000,000 in the aggregate.

(f)          No Dissolution, Etc. The Company shall not, and shall not permit any of its Subsidiaries to, consummate, authorize, recommend, propose, or announce an intention to adopt, a plan of complete or partial liquidation, dissolution, recapitalization, scheme of arrangement or other reorganization.

(g)          Accounting. The Company shall not, and shall not permit any of its Subsidiaries to, change in any material respect their accounting principles or methods and policies for the preparation of financial statements included in reports or registration statements filed with the SEC, except as required by GAAP or statutory accounting requirements.

(h)          Insurance.

(i)          The Company shall, and shall cause its Subsidiaries to, (A) maintain (with insurance companies substantially as financially responsible as its existing insurers) insurance in at least such amounts and against at least such risks and losses as are consistent in all material respects with such entities’ past practice and (B) not undertake or permit any compromise or settlement of any Proceeding arising under any of its respective insurance policies where the losses claimed are in excess of $1,000,000.

(ii)         The Company shall expand, extend or otherwise encumber the Company or any of its Subsidiaries pursuant to any insurance policy, whether new or renewed, with respect to wind storms, hurricanes or similar occurrences, prior to June 15, 2014 only in accordance with Section 5.17.

(i)          Tax Matters. Neither the Company nor any of its Subsidiaries shall (i) make or rescind any material election relating to Taxes (including any election for any joint venture, partnership, limited liability company or other investment where the Company has the capacity to make such binding election, but excluding any election that the Company or any of its Subsidiaries is contractually obligated to make or any election that must be made periodically and is made consistent with past practice), (ii) settle or compromise any material Proceeding relating to Taxes, or (iii) change in any material respect any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Returns that have been filed for prior taxable years.

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(j)          Employee Matters. The Company shall not, and shall not permit any of its Subsidiaries to, (i) grant any increases in the compensation (including bonuses) or benefits payable or to become payable to any of its directors, officers or key employees (which for purposes of this Section 4.1(j), “key employee” shall mean any employee whose annual base salary is equal to or greater than $100,000), except for increases in the compensation or benefits of such directors, officers or key employees required by any existing director compensation plan, Employee Benefit Plan, Company Stock Plan or employment agreement of the Company, in each case, as such terms, plans or agreements are in effect as of the date hereof; (ii) grant any increases in the compensation (including bonuses) or benefits payable or to become payable to any of its employees who are not key employees, except for increases in the compensation or benefits of such employees made in the ordinary course of business consistent with past practice; (iii) pay or agree to pay to any director, officer or key employee, whether past or present, any material pension, retirement allowance or other employee benefit not required by any Employee Benefit Plan existing on the date of this Agreement; (iv) enter into any new, or amend any existing Employee Benefit Plan; (v) establish or become obligated under any collective bargaining agreement or Employee Benefit Plan that was not in existence or approved by the Company Board prior to the date of this Agreement; (vi) fund (or agree to fund) any compensation or benefits under any Employee Benefit Plan, including through a “rabbi” or similar trust, not required by any Employee Benefit Plan existing on the date of this Agreement; or (vii) hire any new employee or independent contractor or terminate the employment or service relationship of any employee or independent contractor, other than where such hiring or termination is in the ordinary course of business consistent with past practice.

(k)          Intellectual Property The Company shall not, nor shall the Company permit any of its Subsidiaries to, (i) transfer, assign, pledge, convey or grant any ownership interest or exclusive license or right to any material Intellectual Property owned or used by the Company or its Subsidiaries in the ownership or operation of its Oil and Gas Properties, except in the ordinary course of business; (ii) grant any material nonexclusive license to any material Intellectual Property owned or used by the Company or its Subsidiaries in the ownership or operation of its Oil and Gas Properties, except in the ordinary course of business; (iii) take any action that would, or fail to take any action the failure of which would, directly or indirectly cause any of the material Intellectual Property owned or used by the Company or its Subsidiaries in the ownership or operation of its Oil and Gas Properties to enter the public domain or result in the abandonment, unenforceability or invalidity of any such Intellectual Property; or (iv) extend, amend or modify any Person’s license rights to any material Intellectual Property owned or used by the Company or its Subsidiaries in the ownership or operation of its Oil and Gas Properties, other than in the ordinary course of business.

(l)          Related Party Agreements. The Company shall not enter into or amend in any material manner any Contract with any former or present director or officer of the Company or any of its Subsidiaries or with any Affiliate of any of the foregoing Persons or any other Person covered under Item 404 of Regulation S-K under the Securities Act, except permitted under Section 4.1(j) above.

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(m)          Indebtedness; Encumbrances. The Company shall not, and shall not permit any of its Subsidiaries to, (i) incur, create or assume any Indebtedness, or (ii) create any Encumbrances on any property or assets of the Company or any of its Subsidiaries, other than Permitted Encumbrances. Notwithstanding the foregoing, the immediately preceding sentence shall not restrict (A)(1) the incurrence of Indebtedness under the Revolving Credit Facility in the ordinary course of business or for purposes permitted by this Agreement; (2) Indebtedness incurred in the ordinary course of business related to working capital lines of credit, letters of credit, overdraft facilities, hedging transactions, bank guarantees, insurance premium financings (subject to Section 4.1(h)(ii)), factoring transactions and other ordinary course forms of indebtedness to the extent permitted by the Revolving Credit Facility, in an amount not to exceed $5,000,000 in the aggregate; (3) indebtedness incurred by the Company that is owed to a wholly-owned Subsidiary of the Company or by a wholly-owned Subsidiary of the Company that is owed to the Company or another wholly-owned Subsidiary of the Company, (4) trade credit provided to customers in the ordinary course of business consistent with past practice, or (5) the incurrence of capital lease obligations in the ordinary course of business consistent with past practice not to exceed $1,000,000; or (B) the creation of any Encumbrances securing any Indebtedness permitted to be incurred by clause (A) above.

(n)          Material Contracts; Company Permits. Except as otherwise permitted under this Section 4.1, the Company shall not, nor shall the Company permit any of its Subsidiaries to, (i) enter into any Contract that would be a Material Contract or (ii) terminate, amend, modify or waive any material provision right or benefit of or under any Material Contract or any Company Permit. In addition to the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, enter into (A) any new Contract to sell Hydrocarbons other than in the ordinary course of business, consistent with past practice, but in no event that is not terminable on 60 days’ or less notice without the incurrence of a fee or other penalty and (B) any Contract with respect to the license or purchase of seismic data, other than any such Contracts that are entered into in the ordinary course of business, consistent with past practice and under which the Transactions (including the consummation thereof) will not trigger any re-licensing fee, transfer fee or other fee or penalty and will not result in a breach (with notice or lapse of time or both) thereof.

(o)          Capital Expenditures. The Company shall not, and shall not permit its Subsidiaries to, authorize or make capital expenditures that are, on an individual basis, in excess of $500,000 of the amount of such capital expenditure as scheduled to be made in the Company’s capital expenditure budget for the period indicated as set forth in Schedule 4.1(o) of the Company Disclosure Schedule, except for reasonable capital expenditures to repair damage resulting from casualty events for which there is a reasonable basis for a claim for insurance made in response to any emergency, whether caused by war, terrorism, weather events, public health events, outages or otherwise, or as may be necessary for the Company, its Subsidiaries and its and their business and operations to comply with a change in applicable Law occurring after the date of this Agreement.

(p)          Settlement of Claims. The Company shall not, nor shall the Company permit any of its Subsidiaries to, settle or offer or propose to settle, any Proceeding involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $1,000,000 in the aggregate; provided, however, that neither the Company nor any of its Subsidiaries shall settle or compromise any Proceeding if such settlement or compromise (i) involves a material conduct remedy or material injunctive or similar relief, (ii) involves an admission of criminal wrongdoing by the Company or any of its Subsidiaries, or (iii) has a material restrictive impact on the business of the Company or any of its Subsidiaries.

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(q)          Hedges. The Company shall not, nor shall the Company permit any of its Subsidiaries to, make or assume any Hedges.

(r)          Receivables. Company shall not, nor shall the Company permit any of its Subsidiaries to, write off any accounts or notes receivable other than in the ordinary course of business consistent with past practice or as required by GAAP.

(s)          Agreements. The Company shall not, nor shall the Company permit any of its Subsidiaries to, agree in writing or otherwise to take any action inconsistent with this Section 4.1.

Notwithstanding anything to the contrary set forth in this Section 4.1, if neither the Company nor any of its Subsidiaries is the operator of a particular portion of its (or their, as applicable) Oil and Gas Properties, then the obligations of the Company in this Section 4.1 with respect to such Oil and gas Properties and that have reference to operations or activities that pursuant to existing Oil and Gas Contracts are carried out by the operator, shall be construed to require only that the Company (or its applicable Subsidiary) vote (to the extent permitted) or elect in favor of taking or not taking, as applicable (and use its commercially reasonable efforts to cause the operator of such portion of such Oil and Gas Properties to take or not take, as applicable) the actions set forth in this Section 4.1.

4.2          Conduct of Business by Parent Pending the Merger. The Parent covenants and agrees that, prior to the Effective Time, except as (i) set forth on Schedule 4.2 of the Parent Disclosure Schedule, (ii) expressly contemplated by this Agreement, (iii) required by Law or (iv) as consented to by the Company in writing, Parent and each of its Subsidiaries shall conduct its businesses in the ordinary course and shall use all commercially reasonable efforts to preserve intact its present business organization and all of its material permits, retain its key officers and key employees, and preserve its relationships with its customers and suppliers and other Persons having significant business dealings with it. Without limiting the generality of the foregoing, the Company covenants and agrees that, prior to the Effective Time:

(a)          Dividends; Changes in Capital Stock. Except for transactions solely among the Parent and its wholly-owned Subsidiaries or among the Parent’s wholly-owned Subsidiaries, the Parent shall not, and shall not permit any of its Subsidiaries to, (i) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, the Parent or its Subsidiaries, other than the payment by Parent of (A) quarterly cash dividends on shares of Parent Common Stock consistent with past practice and (B) distributions on Parent Preferred Stock in accordance with the terms thereof; or (ii) split, combine or reclassify any capital stock of, or other equity interests in, Parent.

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(b)          Issuance of Securities. Parent shall not, and shall not permit any of its Subsidiaries to, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Parent or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than (i) the issuance of Parent Common Stock pursuant to awards granted under any of the Parent Stock Plans and outstanding on the date hereof; (ii) upon the expiration of any restrictions on any Parent Restricted Shares granted under any of the Parent Stock Plans and outstanding on the date hereof; (iii) issuances by a wholly-owned Subsidiary of Parent of such Subsidiary’s capital stock or other equity interests to Parent or any other wholly-owned Subsidiary of Parent; or (iv) the issuance of shares of Parent Common Stock or securities convertible into Parent Common Stock not exceeding 10% of the issued and outstanding shares of Parent Common Stock as of the date of this Agreement, other than as contemplated by this Agreement.

(c)          Governing Documents. Parent shall not (i) amend or propose to amend the Parent Memorandum of Association, the Parent Bye-Laws or other similar organizational documents, or (ii) permit any of its Subsidiaries to amend or propose to amend its certificate of incorporation, bylaws or other similar organizational documents, in each case, in any manner that would adversely affect the consummation of the Merger and the other Transactions or adversely affect the holders of Company Common Stock relative to the holders of Parent Common Stock.

(d)          No Dissolution, Etc. Parent shall not consummate, authorize, recommend, propose, or announce an intention to adopt, a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization.

(e)          Related Party Agreements. Except as in the ordinary course of business, Parent shall not enter into or amend in any material manner any Contract with any former or present director or officer of the Company or any of its Subsidiaries or with any Affiliate of any of the foregoing Persons or any other Person covered under Item 404 of Regulation S-K under the Securities Act.

(f)          Extraordinary Transactions. Parent shall not, and shall not permit any of its Subsidiaries to, enter into, participate or engage in or continue any discussions or negotiations with respect to (i) a merger, consolidation, combination or amalgamation with any Person other than another wholly-owned Subsidiary of Parent; (ii) an acquisition or agreement to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, licensing, or by any other manner), any business or any corporation, partnership, association or other business organization or division thereof; or (iii) entry into any partnership, joint venture or similar arrangement involving a material investment or expenditure of funds by Parent or any of its Subsidiaries, in each case if such action would reasonably be likely to impair or impede Parent’s, OpCo’s or Merger Sub’s ability to consummate or finance the Transactions on or prior to the Outside Date.

(g)          Agreements. Parent shall not, nor shall the Parent permit any of its Subsidiaries to, agree in writing or otherwise to take any action inconsistent with this Section 4.2.

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4.3          No Solicitation; Company Change in Recommendation.

(a)          Except as permitted by this Section 4.3, the Company shall, and the Company shall direct and use commercially reasonable efforts to cause its Representatives to, immediately cease, and cause to be terminated, any solicitation, encouragement, discussion or negotiation with any Persons conducted heretofore by the Company or any of its Representatives with respect to any actual or potential Competing Proposal. Except as otherwise specifically permitted by this Section 4.3, the Company shall not, and shall cause its Subsidiaries or any of its or their Representatives not to, (A) initiate, solicit, facilitate or knowingly encourage (including by furnishing or providing information) any inquiries, proposals or offers with respect to, or the making of, any proposal or offer that constitutes, or could reasonably be expected to lead to a Competing Proposal; (B) enter into, participate or engage in or continue any discussions or negotiations with any Person with respect to a Competing Proposal or any inquiry or indication of interest that could reasonably be expected to lead to a Competing Proposal; (C) furnish or provide any non-public information regarding the Company or its Subsidiaries to any Person, or provide access to any Person to the properties, assets or employees of the Company or its Subsidiaries in connection with or in response to a Competing Proposal or any inquiry or indication of interest that could reasonably be expected to lead to a Competing Proposal; (D) approve or recommend to the Company’s stockholders any Competing Proposal; or (E) approve or recommend to the Company’s stockholders, or execute or enter into, any letter of intent or agreement in principle, or any other Contract contemplating or otherwise relating to a Competing Proposal (other than an Acceptable Confidentiality Agreement as provided in Section 4.3(b)(ii)). Any violation of the foregoing restrictions by any of the Company’s or its Subsidiaries’ Representatives shall be deemed to be a breach of this Agreement by the Company.

(b)          Notwithstanding anything to the contrary in this Section 4.3:

(i)          to the extent required by applicable Law, the Company may comply with Rule 14e-2(a) and Rule 14d-9 promulgated under the Exchange Act; provided, however, that the Company shall not, except as expressly permitted by Section 4.3(c), make any Company Adverse Recommendation Change in any disclosure document or communication filed or publicly issued or made in conjunction with the compliance with such requirements; and

(ii)         prior to the adoption of this Agreement by the Company’s stockholders, the Company may engage in the activities described in Section 4.3(a)(B) and Section 4.3(a)(C) with any Person who has made a bona fide written Competing Proposal that did not result from a material violation of Section 4.3(a); provided, however, that (A) no non-public information may be furnished to such Person until the Company enters into an executed Acceptable Confidentiality Agreement with such Person; provided further that any such Acceptable Confidentiality Agreement may not contain provisions that prohibit the Company from complying with the provisions of this Section 4.3 and the Company shall simultaneously provide to Parent any information concerning the Company or its Subsidiaries provided to any other Person in connection with a Competing Proposal that was not previously provided to Parent; (B) at least one Business Day prior to engaging in any activities described in Section 4.3(a)(B) or Section 4.3(a)(C), the Company provides Parent with written notice of the identity of such Person and of the Company’s intention to take such action; and (C) prior to taking any such actions, the Company Board shall have reasonably determined in good faith, after consultation with its outside legal counsel and independent financial advisors, that such Competing Proposal is, or is reasonably likely to result in, a Superior Proposal, and after consultation with its outside counsel, the Company Board reasonably determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable Law.

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(c)          Notwithstanding anything to the contrary in this Section 4.3, prior to the obtaining of the Company Stockholder Approval, the Company Board may (i) in the case of a Competing Proposal, make a Company Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(e) if the Company Board shall have reasonably determined in good faith, after consultation with its outside legal counsel and independent financial advisors, that such Competing Proposal constitutes a Superior Proposal and the failure of the Company Board to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; or (ii) in the absence of a Competing Proposal, and solely in response to a Company Intervening Event, make a Company Adverse Recommendation Change if the Company Board shall have reasonably determined in good faith, after consultation with its outside legal counsel, that the failure of the Company Board to make such Adverse Recommendation Change in response to such Company Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law. The Company Board shall not make a Company Adverse Recommendation Change pursuant to Section 4.3(c)(i) or terminate this Agreement pursuant to Section 7.1(e) unless prior to taking such action (A) the Company has given Parent prior written notice (which notice shall (1) include a copy of the proposed transaction agreements with the Person making such Superior Proposal, (2) specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal), (3) include a representation by the Company that such Superior Proposal was not, after the date hereof, initiated, solicited, facilitated or knowingly encouraged by the Company, any of its Subsidiaries or any of its or their Representatives in any manner not permitted by this Agreement, and (4) inform Parent that the Company intends to take such action at the end of the Superior Proposal Notice Period) (such notice being referred to herein as a “Superior Proposal Notice”); (B) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent, to the extent Parent wishes to negotiate and so long as Parent negotiates in good faith, during the period starting on the first Business Day following Parent’s receipt of the Superior Proposal Notice and ending at 11:59 p.m., Houston, Texas time on the third Business Day following such receipt (such time, a “Superior Proposal Notice Period”), to enable Parent to revise the terms of this Agreement such that it would cause such Competing Proposal to no longer constitute a Superior Proposal; (C) none of the Company or any of its Representatives shall have breached in any material respect any of the provisions set forth in Section 4.3 in a manner related to such Superior Proposal; and (D) at the end of such Superior Proposal Notice Period, the Company Board shall have reasonably determined in good faith, after consultation with its outside legal counsel and independent financial advisors and taking into account any changes to the terms and conditions of this Agreement proposed by Parent in response to such Competing Proposal, that such Competing Proposal remains a Superior Proposal compared to Parent’s revised proposal. The parties agree that any amendment to the financial terms or other material terms of a Superior Proposal following the delivery of a Superior Proposal Notice in respect of such Superior Proposal shall require delivery of another Superior Proposal Notice and another Superior Proposal Notice Period in respect of such amended Superior Proposal, except that if the only change to the Superior Proposal is a change in price, then the Superior Proposal Notice Period shall be the greater of the remaining time of the Superior Notice Period in effect prior to the delivery of such new Superior Proposal Notice and the period starting on the first Business Day following Parent’s receipt of such new Superior Proposal Notice and ending at 11:59 p.m., Houston, Texas time on the second Business Day following such receipt. The Company Board shall not make a Company Adverse Recommendation Change pursuant to Section 4.3(c)(ii) unless prior to taking such action, (A) the Company has given Parent prior written notice (which notice shall (1) provide a detailed description of the Company Intervening Event and (2) inform Parent that the Company intends to make such Company Adverse Recommendation Change at the end of the Company Intervening Event Notice Period) (such notice being referred to herein as a “Company Intervening Event Notice”); (B) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent, to the extent Parent wishes to negotiate, during the period starting on the first Business Day following Parent’s receipt of the Company Intervening Event Notice and ending at 11:59 p.m., Houston, Texas time on the third Business Day following such receipt (such time, a “Company Intervening Event Notice Period”), to enable Parent to revise the terms of this Agreement in such a manner that would obviate the need for taking such action as a result of such Company Intervening Event; and (C) following the end of such Company Intervening Event Notice Period, the Company Board shall have considered in good faith any changes to this Agreement proposed in writing by Parent, and shall have determined in good faith, after consultation with its outside legal counsel, that notwithstanding such proposed changes, failure to take such actions in response to a Company Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law.

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(d)          The Company shall advise Parent, orally and in writing as promptly as practicable (but in no event more than 24 hours of the receipt thereof) of (i) any Competing Proposal, (ii) any request for material non-public information relating to the Company or any of its Subsidiaries made by any Person, and (iii) any inquiry or request for discussions or negotiations with the Company or any of its Representatives relating to a Competing Proposal or that is reasonably likely to lead to a Competing Proposal. The Company shall provide to Parent, within such 24 hour time period, the identity of each Person that makes any such Competing Proposal or request and a copy of any such Competing Proposal or request (or, where no such copy is available, an accurate and reasonably complete description of any such Competing Proposal or request). The Company shall (A)  keep Parent reasonably informed on a prompt basis of the status of any such Competing Proposal or request (including the identity of the parties and price involved and any material change to any terms and conditions thereof and any other material development with respect thereto) and (B) provide Parent as promptly as reasonably practicable, and in any event within 24 hours, with copies of all substantive correspondence and other substantive written material sent or received in connection with any such Competing Proposal or request.

(e)          The Company shall not, and shall not permit any of its Subsidiaries to terminate, amend, modify or waive, and shall seek to enforce to the fullest extent permitted under applicable Law, any provision of any confidentiality agreement or standstill agreement to which it or any of its Subsidiaries is a party (other than the Confidentiality Agreement).

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(f)          For purposes of this Agreement, the following terms shall have the following meanings: (i) “Acceptable Confidentiality Agreement” shall mean a confidentiality and standstill agreement on terms that, taken as a whole, are no less favorable to the Company than those contained in the Confidentiality Agreement; (ii) “Company Adverse Recommendation Change” shall mean (A) any failure to make the Company Board Recommendation within 10 days after request by Parent to do so, (B) making any change, qualification, withholding, withdrawal or modification, or publicly proposing to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation, (C) any failure to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within 10 Business Days after commencement of any such offer, (D) taking any action or making any recommendation or public statement in connection with any such tender or exchange offer other than a recommendation against acceptance of any such tender or exchange offer, (E) adopting, approving or recommending, or publicly proposing to approve or recommend a Competing Proposal or any letter of intent, agreement in principle, acquisition agreement or similar Contract relating to any Competing Proposal (other than an Acceptable Confidentiality Agreement), (F) making any public statement inconsistent with the Company Board Recommendation, except as permitted by Section 4.2(b)(i), or (G) resolving or agreeing to take any of the actions contained in clauses (A) through (F) above; (iii) “Competing Proposal” shall mean any Contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions with Parent or any of its Subsidiaries) involving (A) any merger, amalgamation, share exchange, recapitalization, consolidation, liquidation or dissolution involving the Company the business of which constitutes 15% or more of the Company’s consolidated net revenue or earnings before interest, taxes, depreciation and amortization for the preceding twelve months; (B) any direct or indirect acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or “group” (as defined under Section 13(d) of the Exchange Act) of any business or assets of the Company or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that generated 15% or more of the Company’s consolidated net revenue or earnings before interest, taxes, depreciation and amortization for the preceding twelve months, or any license, lease or long-term supply agreement having a similar economic effect; or (C) any direct or indirect acquisition of beneficial ownership (as defined under Section 13(d) of the Exchange Act) by any Person or “group” of 15% or more of the voting stock of the Company or any tender or exchange offer that, if consummated, would result in any person or group beneficially owning 15% or more of the voting stock of the Company; and (iv) “Superior Proposal” shall mean an unsolicited, bona fide written offer by any Person or “group” (other than Parent or any of its controlled Affiliates) to acquire, directly or indirectly, the businesses or assets of the Company that generated 50% or more of the Company’s consolidated net revenue or earnings before interest, taxes, depreciation and amortization for the preceding twelve months, or 50% or more of the Company Capital Stock, in each case whether by way of merger, amalgamation, share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of assets or otherwise, that, after taking into account relevant legal, financial, regulatory, estimated timing of consummation and other aspects of such proposal and the Person or group making such proposal, (A) would, if consummated in accordance with its terms, result in a transaction more favorable, from a financial point of view, to the Company’s stockholders than the Merger, (B) is reasonably likely to be consummated and (C) includes fully committed financing that is reasonably likely to be obtained.

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4.4          Parent Change in Recommendation.

(a)          Except as permitted in this Section 4.4(a), Parent may not make a Parent Adverse Recommendation Change. Prior to the obtaining of the Parent Shareholder Approval, in the absence of any action by Parent or its Subsidiaries prohibited by Section 4.2(f), and solely in response to a Parent Intervening Event make a Parent Adverse Recommendation Change if the Parent Board shall have reasonably determined in good faith, after consultation with its outside legal counsel, that, the failure of the Parent Board to make such Adverse Recommendation Change would be inconsistent with the directors’ fiduciary duties under applicable Law. The Parent Board shall not make a Company Adverse Recommendation Change unless prior to taking such action, (A) Parent has given the Company prior written notice (which notice shall (1) provide a detailed description of the Parent Intervening Event and (2) inform the Company that Parent intends to make such Parent Adverse Recommendation Change at the end of the Parent Intervening Event Notice Period (defined below)) (such notice being referred to herein as an “Parent Intervening Event Notice”); (B) Parent has negotiated, and has caused its Representatives to negotiate, in good faith with the Company, to the extent the Company wishes to negotiate, during the period starting on the first Business Day following the Company’s receipt of the Parent Intervening Event Notice and ending at 11:59 p.m., Houston, Texas time on the fifth Business Day following such receipt (such time, a “Parent Intervening Event Notice Period”), to enable the Company to revise the terms of this Agreement in such a manner that would obviate the need for taking such action as a result of such Parent Intervening Event; and (C) following the end of such Parent Intervening Event Notice Period, the Parent Board shall have considered in good faith any changes to this Agreement proposed in writing by the Company, and shall have determined in good faith, after consultation with its outside legal counsel, that notwithstanding such proposed changes, failure to take such actions in response to a Parent Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law.

(b)          For purposes of this Agreement, “Parent Adverse Recommendation Change” shall mean (i) any failure to make the Parent Board Recommendation, (ii) making any change, qualification, withholding, withdrawal or modification, or publicly proposing to change, qualify, withhold, withdraw or modify, in a manner adverse to the Company, the Parent Board Recommendation, or (iii) resolving or agreeing to take any of the actions contained in clauses (i) and (ii).

Article V
ADDITIONAL AGREEMENTS

5.1          Access to Information. The Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its Representatives reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties (including, for the avoidance of doubt, the Company’s and its Subsidiaries’ Oil and Gas Properties), offices and other facilities of the Company and its Subsidiaries and to their books, records, contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish as promptly as reasonably practicable to Parent and its Representatives such information concerning the Company’s and its Subsidiaries’ business, properties (including, for the avoidance of doubt, the Company’s and its Subsidiaries’ Oil and Gas Properties), contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of the Parent. Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company or its Subsidiaries and there shall be no invasive environmental testing without the prior consent of the Company. Notwithstanding the foregoing, (i) the Company shall not be required to, or to cause any of its Subsidiaries to, grant access or furnish information to Parent or any of its Representatives to the extent that such information is subject to an attorney-client privilege or attorney work-product doctrine (other than title opinions relating to the Company’s and its Subsidiaries’ Oil and Gas Properties) or that such access or the furnishing of such information is prohibited by Law; and (ii) Parent shall not have access to personnel records of the Company or any of its Subsidiaries relating to individual medical histories or other information the disclosure of which could subject the Company or any of its Subsidiaries to risk of significant liability. Parent agrees that it will not, and will cause its Representatives not to, use any information obtained pursuant to this Section 5.1 for any purpose unrelated to the Transactions. The Confidentiality Agreement shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder.

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5.2          Preparation of Joint Proxy Statement; Form S-4.

(a)          Each of the Company and Parent shall cooperate with each other in the preparation of the preliminary and the definitive Joint Proxy Statement, including all amendments or supplements to the preliminary Joint Proxy Statement, and the Form S-4. The Company shall use its reasonable best efforts to prepare and file with the SEC the preliminary Joint Proxy Statement and Parent shall prepare and file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, and each party will use its respective reasonable best efforts to do so no later than 21 days following the date of this Agreement. No filing of, or amendment or supplement to, the Form S-4 or Joint Proxy Statement will be made by Parent or the Company, as applicable, without the Other Party’s prior consent (which shall not be reasonably withheld, conditioned or delayed) and without providing the Other Party a reasonable opportunity to review and comment thereon. The Company or Parent, as applicable, shall notify the Other Party of the receipt of any comments of the SEC with respect to the preliminary Joint Proxy Statement or the Form S-4 and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to the Other Party, as promptly as reasonably practicable, copies of all written correspondence between the Parent, Company or any Representative of the Parent or Company, as applicable, and the SEC with respect to the preliminary or definitive Joint Proxy Statement or the Form S-4. If any comments are received from the SEC with respect to the preliminary Joint Proxy Statement or Form S-4, the Company and Parent shall respond as promptly as reasonably practicable to such comments. Parent and the Company shall, as promptly as reasonably practicable, provide each other with such information as may be required to be included in the Joint Proxy Statement or Form S-4 or as may be reasonably required to respond to any comment of the SEC. After all comments received from the SEC have been cleared by the SEC and all information required to be contained in the Joint Proxy Statement and the Form S-4 has been included therein, each of Parent and the Company shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable and to keep the Form S-4 effective as long as necessary to consummate the Merger and the other Transactions. The Company shall file the definitive Joint Proxy Statement with the SEC and cause such definitive Joint Proxy Statement to be mailed (including by electronic delivery if permitted) as promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act, to its stockholders of record, as of a record date reasonably established by the Company Board in accordance with applicable Law.

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5.3          Stockholders Meeting.

(a)          The Company shall take all action necessary in accordance with applicable Laws and the Company Certificate of Incorporation and the Company Bylaws to duly give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the Company Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Joint Proxy Statement/Prospectus by the SEC. The Company’s obligation to give notice of, convene and hold such Company Stockholders Meeting in accordance with this Section 5.3(a) shall not be affected by (i) the commencement, proposal, disclosure, or announcement of any Competing Proposal or (ii) any Company Adverse Recommendation Change. Except as permitted by Section 4.3(c), (A) the Company Board shall recommend that the stockholders of the Company vote in favor of the adoption of this Agreement at the Company Stockholders Meeting and the Company Board shall solicit from stockholders of the Company proxies in favor of the adoption of this Agreement and (B) the Joint Proxy Statement shall include a statement to the effect that the Company Board has recommended that the Company’s stockholders vote in favor of adoption of this Agreement at the Company Stockholders Meeting. The Company shall not submit to the vote of its stockholders any Competing Proposal. Notwithstanding anything to the contrary contained in this Agreement, the Company shall be required to adjourn or postpone the Company Stockholders Meeting (1) to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the Company’s stockholders or (2) if, as of the time for which the Company Stockholders Meeting is scheduled, there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Company Stockholders Meeting or to obtain the Company Stockholder Approval; provided, however, that unless otherwise agreed to by the parties, the Company Stockholders Meeting shall not be adjourned or postponed to a date that is more than 20 Business Days after the date for which the meeting was previously scheduled (it being understood that such Company Stockholder Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (1) and (2) exist); and provided further that the Company Stockholders Meeting shall not be adjourned or postponed to a date on or after two Business Days prior to the Outside Date.

(b)          Parent shall take all action necessary in accordance with applicable Laws and the Parent Memorandum of Association and the Parent Bye-Laws to duly give notice of, convene and hold a meeting of its shareholders for the purpose of obtaining the Parent Shareholder Approval, to be held as promptly as reasonably practicable following the clearance of the Joint Proxy Statement/Prospectus by the SEC. Parent’s obligation to call, convene and hold such Parent Shareholders Meeting in accordance with this Section 5.3(b) shall not be affected by any Parent Adverse Recommendation Change. Except as permitted by Section 4.4(a), (i) the Parent Board shall recommend that the shareholders of Parent vote in favor of the issuance of Parent Common Stock in the Merger and the Parent Board shall solicit from shareholders of Parent proxies in favor of such issuance of Parent Common Stock in the Merger and (ii) the Joint Proxy Statement shall include a statement to the effect that the Parent Board has recommended that the Parent shareholders vote in favor of the issuance of Parent Common Stock in the Merger at the Parent Shareholders Meeting. Notwithstanding anything to the contrary contained in this Agreement, Parent shall be required to adjourn or postpone the Parent Shareholders Meeting (1) to the extent necessary to ensure that any required supplement or amendment to the Joint Proxy Statement is provided to the Parent’s stockholders or (2) if as of the time for which the Parent Shareholders Meeting is scheduled there are insufficient shares of Parent Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Parent Stockholders Meeting or to obtain the Parent Stockholder Approval; provided, however, that unless otherwise agreed to by the parties, the Parent Stockholders Meeting shall not be adjourned or postponed to a date that is more than 20 Business Days after the date for which the meeting was previously scheduled (it being understood that such Parent Stockholder Meeting shall be adjourned or postponed every time the circumstances described in the foregoing clauses (1) and (2) exist); and provided further that the Parent Stockholders Meeting shall not be adjourned or postponed to a date on or after two Business Days prior to the Outside Date.

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5.4          Consents; Regulatory Approvals.

(a)          Except to the extent that the parties’ obligations are specifically set forth elsewhere in this Article V, upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the Other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, including (i) the obtaining of all necessary Consents and the taking of all reasonable steps as may be necessary to obtain a Consent from, or to avoid an any Proceeding by, any Governmental Authorities; (ii) the obtaining of all consents from (A) any third Persons as reasonably requested by Parent and (B) the Persons set forth on Schedule 5.4(a) of the Parent Disclosure Schedule, including the exercise or use, upon the reasonable request by Parent, by the Company of all rights and remedies necessary or available under the Contract under which the consent is sought (but excluding the initiation of any Proceeding unless Parent and the Company mutually agree), to procure the waivers or consents to assignment set forth in such Schedule 5.4(a) of the Parent Disclosure Schedule; provided, however, that, notwithstanding the foregoing, in connection with obtaining the consents referred to in clauses (A) and (B), (1) the Company shall not, without the prior written consent of Parent, pay or commit to pay to any Person whose consent is being solicited any cash or other consideration (other than any de minimis amounts), nor incur or agree to incur any non-de minimis liability for the benefit of such Person in connection therewith, and (2) none of Parent, OpCo, Merger Sub or any of their respective Subsidiaries shall be required prior to the Closing to pay or commit to pay to any person whose consent is being solicited any cash or other consideration (other than any de minimis amounts), nor incur or agree to incur any non-de minimis liability for the benefit of such Person in connection therewith); and (iii) the execution and delivery of any additional instruments reasonably necessary to consummate the Merger and to fully carry out the purposes of this Agreement; provided further that the parties acknowledge that certain of the Company’s or its Subsidiaries’ seismic licenses may require the payment of transfer, consent or similar fees (including related expenses) in connection with the consummation of the Transactions, and (x) the restrictions set forth in the foregoing proviso will not apply to any such payments, (y) Parent and the Company shall use commercially reasonable efforts to cooperate with each other in connection with any transfer, consent or similar fees and (z) any such required payments shall be paid when due by Parent, OpCo, Merger Sub or, after the Closing, the Surviving Corporation.

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(b)          As promptly as reasonably practicable following the execution of this Agreement, the parties shall make all premerger notification filings required under (i) the HSR Act (which shall be made no later than ten Business Days after the date hereof) and (ii) the jurisdictions outside of the United States in which the Antitrust Laws require a notification to an Antitrust Authority identified in Schedule 5.4(b) of the Company Disclosure Schedule and Schedule 5.4(b) of the Parent Disclosure Schedule (together with the HSR Act, the “Merger Notification Rules”). Each of Parent and the Company shall (A) cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under the Merger Notification Rules; (B) keep the Other Party reasonably informed of any communication received by such party from, or given by such party to, any Antitrust Authority, and of any communication received or given in connection with any Proceeding by a private Person; and (C) to the extent permitted by Law and to the extent practicable, permit the Other Party to review and incorporate the Other Party’s reasonable comments in any communication given by it to any Antitrust Authority or in connection with any Proceeding by a private Person related to any Antitrust Law with any other Person, in each case regarding the Merger and in a manner that protects attorney-client privilege or attorney work-product doctrine. Unless otherwise agreed and without limiting the obligations stated in this Section 5.4(b), Parent and the Company shall each use its reasonable best efforts to ensure the prompt expiration of any applicable waiting period under any Merger Notification Rules and obtain Consent by any relevant Antitrust Authority as promptly as reasonably practicable; provided, however, that any reasonable action by Parent to resist or reduce the scope of a Divestiture Action shall be deemed consistent with such reasonable best efforts, even if it delays such expiration to a later date (except that such date may not be beyond the Outside Date). Further, without limiting the obligations stated in this Section 5.4(b), Parent and the Company shall each use its reasonable best efforts to respond to and comply with any request for information regarding the Merger or filings under any Merger Notification Rules from any Antitrust Authority. Parent and the Company shall consult with each other and jointly determine all strategy and tactics regarding the direction of any Proceedings or negotiations with any Antitrust Authority or other Person relating to the Merger or filings under any Merger Notification Rules, including any communications with any Antitrust Authority relating to any contemplated or proposed Divestiture Action; provided, however, that in the event Parent and Company cannot agree on any particular tactic or strategy after good faith consultations, Parent shall have the right to make the final determination. Neither party shall initiate, or participate in any meeting or discussion with any Governmental Authority with respect to any filings, applications, investigation, or other inquiry regarding the Merger or filings under any Merger Notification Rules without giving the Other Party reasonable prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Authority, the opportunity to attend and participate (which, at the request of either party, may be limited to outside antitrust counsel only); provided, however, that neither the Company nor Parent shall engage in any substantive communication with any Governmental Authority with respect to any proposed Divestiture Action without the consent of the Other Party. Notwithstanding anything herein to the contrary, the parties hereto agree that the reasonable best efforts of any party hereto shall not be deemed to include (i) selling or otherwise disposing of, or holding separate and agreeing to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their respective Subsidiaries (other than assets, categories or businesses that are not material in the aggregate); (ii) terminating, entering into or modifying existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries; (iii) terminating any venture or other arrangement; (iv) creating any relationship, contractual rights or obligations of the Company or Parent or their respective Subsidiaries or (v) effectuating any other change or restructuring of the Company or Parent or their respective Subsidiaries (and, in each case, to enter into agreements or stipulate to the entry of an order or decree or file appropriate applications with any Antitrust Authority in connection with any of the foregoing) (each a “Divestiture Action”). The Company shall cooperate with Parent and shall use its reasonable best efforts to assist Parent in resisting and reducing any Divestiture Action. The parties shall take their reasonable best efforts to share information protected from disclosure under the attorney-client privilege, attorney work-product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.4 so as to preserve any applicable privilege or doctrine.

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(c)          The Company, Parent, Opco and Merger Sub and any of their respective Affiliates shall not take any action with the intention to, or that could reasonably be expected to, hinder or delay the obtaining of any Consent of any Antitrust Authority under any Merger Notification Rule or Antitrust Law or the expiration of the required waiting period under the Merger Notification Rules or any other Antitrust Law; provided, however, that Parent may take any reasonable action to resist or reduce the scope of a Divestiture Action, even if it delays such expiration to a later date (except that such date may not be beyond the Outside Date).

5.5          Employee Matters.

(a)          Parent shall take such action as may be necessary so that at the Effective Time, and for one year thereafter, for the officers and employees who are employed by the Company or any of its Subsidiaries as of the Effective Time (collectively, the “Employees”) and who remain employed after the Closing by Parent or any of its Affiliates, including the Company or its Subsidiaries (collectively, the “Parent Group”), are provided base salary, base wages and annual and incentive compensation opportunities and employee benefits (excluding defined benefit, retiree health and equity-based compensation arrangements) that, in the aggregate, are substantially comparable to those made available by the Company or its applicable Subsidiary to such officers and employees immediately prior to the Effective Time. To the extent not duplicative of benefits, for purposes of eligibility to participate, calculation of benefits and vesting in all benefits provided by the Parent Group to the Employees, the Employees will be credited under any applicable Parent Group employee benefit plan with their years of benefits eligibility service with the Company and its Subsidiaries and any predecessors thereof to the extent such service was so recognized under analogous Employee Benefit Plans of the Company and its Subsidiaries prior to the Effective Time. The eligibility of any Employee to participate in any welfare benefit plan or program of the Parent Group shall not be subject to any exclusions for any pre-existing conditions if such individual had met the participation requirements of similar benefit plans and programs of the Company and its Subsidiaries prior to the Effective Time. Amounts paid before the Effective Time by Employees under any health plans of the Company or its Subsidiaries shall, after the Effective Time, be taken into account in applying deductible and out-of-pocket limits applicable under the health plans of the Parent Group to the same extent as if such amounts had, when paid, been paid under such health plans of the Parent Group.

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(b)          The Company shall cooperate with Parent in respect of any material contributions, other than in the ordinary course of business consistent with past practice, that may be required or requested by applicable plan trustees or other applicable Governmental Authorities to any Employee Benefit Plan, such cooperation to include providing Parent with access to all meetings of or with the Persons requesting such contribution. The Company shall, as promptly as reasonably practicable, notify Parent of any such request for contribution or meeting or any other notice received from a Governmental Authority in respect of any Employee Benefit Plan.

(c)          The provisions contained in Section 5.5(a) are included for the sole benefit of the respective parties hereto and shall not create any right in any other person, including any employee, former employee, or any participant in any Employee Benefit Plan (or beneficiary thereof), including any right to continued (or resumed) employment with Parent, the Surviving Corporation or any of their respective Subsidiaries for any specified period of any nature or kind whatsoever. No provision in Section 5.5(a) shall (i) constitute an amendment of, or an undertaking to amend, any Employee Benefit Plan or any employee benefit plan of the Parent Group, or (ii) limit Parent’s or the Surviving Corporation’s power to amend or terminate any particular Employee Benefit Plan or any employee benefit plan of the Parent Group or require (and the Company shall take no action that would require) the Parent or Surviving Corporation to continue any particular Employee Benefit Plan or any employee benefit plan of the Parent Group.

5.6          Directors’ and Officers’ Insurance.

(a)          Notwithstanding Section 1.4, Parent and the Surviving Corporation shall not, for six years after the Effective Time, amend, repeal or otherwise modify the Surviving Corporation Certificate of Incorporation or Surviving Corporation Bylaws of the Surviving Corporation in any manner that would affect adversely the rights thereunder or under the Company Certificate of Incorporation or Company Bylaws of any Indemnified Person to indemnification, exculpation and advancement except to the extent required by Law. Parent shall, and shall cause the Surviving Corporation to, fulfill and honor any indemnification or exculpation agreements between the Company and any of its directors, officers or employees existing immediately prior to the Effective Time that are set forth on Schedule 5.6(a) of the Company Disclosure Schedule.

(b)          Immediately prior to the Effective Time, Parent and the Surviving Corporation will cause to be put in place, and Parent shall fully prepay the premiums of a “tail” insurance policy or policies providing insurance coverage in an amount and scope at least as favorable as the Company’s existing director and officer liability policies disclosed on Schedule 5.6(b) of the Company Disclosure Schedule for matters, acts or omissions existing or occurring at or prior to the Effective Time, with a claims period of at least six years from the Effective Time, and from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier providing such insurance; provided, however, that in no event shall Parent be required to spend more than 300% (the “Cap Amount”) of the last annual premium paid by the Company prior to the date hereof (the amount of such premium being set forth in Schedule 5.6(b) of the Company Disclosure Schedule) for the six years of coverage under such tail policy; provided further that if the cost of such insurance exceeds the Cap Amount, Parent shall purchase as much coverage as is reasonably obtainable for the Cap Amount.

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(c)          In the event that Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.6.

(d)          The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 5.6, and such Person’s heirs and representatives.

(e)          For the purposes of this Agreement, “Indemnified Person” shall mean each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or who acts as a fiduciary under any Employee Benefit Plan of the Company or any of its Subsidiaries.

5.7          Agreement to Defend; Stockholder Litigation. In the event any Proceeding by any Governmental Authority or other Person is commenced that questions the validity or legality of the Transactions or seeks damages in connection therewith, the parties hereto agree to cooperate and use their respective reasonable best efforts to defend against and respond thereto; provided, however, that nothing in this Section 5.7 shall limit the parties’ obligations under Section 5.4 hereof. The Company shall give Parent reasonable opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to any of the Transactions; provided, however, that no such settlement shall be agreed to without Parent’s prior written consent (which consent may not be unreasonably withheld, delayed or conditioned).

5.8          Public Announcements. The parties hereto shall consult with each other before issuing, and shall provide each other reasonable opportunity to review and comment upon, any press release and, to the extent practicable, other public statements with respect to this Agreement or the Transactions, and shall not issue any such press release or, to the extent practicable, make any other public statement prior to such consultation, except as Parent, Opco, Merger Sub or the Company may be required by applicable Law or by their listing agreement with the NYSE or the NASDAQ Global Select Market or as permitted by Section 4.3, in which case such party will, to the extent reasonably practicable, promptly inform the Other Parties hereto in writing in advance of such disclosure.

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5.9          Advice of Certain Matters; Control of Business. Subject to compliance with all applicable Law, the Company and Parent, as the case may be, shall confer on a regular basis with each other, report on operational matters and shall promptly advise each other orally and in writing of any change or event having, or that would be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be. The Company and Parent shall promptly provide each other (or their respective counsel) copies of all filings made by such party or its Subsidiaries with the SEC or any other Governmental Authority in connection with this Agreement and the Transactions. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the Company’s operations.

5.10        Financing.

(a)          Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, advisable or proper to consummate and obtain the Financing on the terms and conditions described in the Debt Commitment Letter by the Closing, including using reasonable best efforts to (i) maintain in effect and comply in all material respects with its obligations under the Debt Commitment Letter, (ii) satisfy on a timely basis all conditions to the funding of the Financing set forth in the Debt Commitment Letter or the definitive financing agreements and (iii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contemplated by the Debt Commitment Letter (including after giving effect to any “market flex” provisions in connection with the Financing) or, if available, on other terms that are acceptable to Parent and would not adversely affect in any material respect (including with respect to timing and conditionality) the ability of Parent, Opco and Merger Sub to consummate the transactions contemplated herein (the “Debt Financing Agreements”). Parent shall keep the Company informed on a regular basis and in reasonable detail of the status of its efforts to arrange the Financing. Without limiting the effect of the foregoing, Parent shall give the Company prompt notice of (i) any material breach or default by any other party to the Debt Commitment Letter or the Debt Financing Agreements of which Parent becomes aware, (ii) the receipt of any written notice or other written communication with respect to any actual or potential breach, default, termination or repudiation by any party to the Debt Commitment Letter or any Debt Financing Agreement or any provision thereof or any material dispute or disagreement between or among any parties to the Debt Commitment Letter or any Debt Financing Agreement with respect to the obligations to fund the Financing or the amount of the Financing to be funded at the Closing, and (iii) the expiration or termination for any reason of the Debt Commitment Letter or the commitments thereunder or if for any reason all or any portion of the Financing becomes unavailable.

(b)          Parent shall not, and shall not permit OpCo or Merger Sub to, agree to or permit any termination, amendment, replacement, supplement or other modification of, or waive any of its material rights under, the Debt Commitment Letter or the Debt Financing Agreements without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided that Parent, OpCo and Merger Sub may, without the Company’s prior written consent (i) enter into any amendment, replacement, supplement or other modification to or waiver of any provision of the Debt Commitment Letter or the Debt Financing Agreements that does not (w) reduce the aggregate amount of net cash proceeds from the Financing below the amounts otherwise required to be paid by Parent, OpCo or Merger Sub hereunder in cash, (x) impose new or additional conditions to the funding of the financing, (y) adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the Debt Commitment Letter or the Debt Financing Agreements or (z) otherwise contain any provisions that would reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or the Transactions; and (ii) amend the Debt Commitment Letter to add lenders, lead arrangers, book runners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement so long as any such addition would not reasonably be expected to prevent, materially delay or materially impede the consummation of the Financing or the Transactions. For the avoidance of doubt, each of Parent, OpCo or Merger Sub may, if it so determines in its discretion, arrange for alternative financing for the Transactions from a third party or parties (and thereafter the “Debt Commitment Letter” and “Financing” as defined herein shall refer to such financing commitment) on terms and conditions not less favorable to Parent (taken as a whole), if such alternative financing does not contain any provisions that would otherwise be prohibited by the proviso to the immediately preceding sentence.

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(c)          In the event any portion of the Financing becomes unavailable on the terms and conditions described in or contemplated by the Debt Commitment Letter (including after giving effect to any “market flex” provisions in connection with the Financing) for any reason, Parent shall use its reasonable best efforts to arrange and obtain alternative financing from the same or alternative sources (the “Alternative Financing”) in an amount sufficient and on terms and conditions not less favorable to Parent (taken as a whole) and Company (with respect to the timing of closing and conditions to funding) than those described in the Debt Commitment Letter to enable Parent to fund the payment of Cash Consideration.  If an Alternative Financing is required in accordance with this Section 5.10(c), Parent shall provide the Company with a copy of any new financing commitment and any related fee letter (such fee letter may be redacted only for confidential economic terms) that provides for such Alternative Financing, and thereafter the “Debt Commitment Letter” as defined herein shall refer to such financing commitment in respect of the Alternative Financing, such Alternative Financing shall constitute the “Financing” hereunder, the “Financing Sources” shall include the providers of the Alternative Financing and the “Debt Financing Agreements” shall refer to the definitive documents for the Alternative Financing.

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(d)          Prior to the Closing Date, the Company shall use its reasonable best efforts to provide to Parent, Opco and Merger Sub, and shall cause each of its Subsidiaries to use its reasonable best efforts to provide, and shall use its reasonable best efforts to cause its Representatives, including legal and accounting, to provide, in each case at Parent’s sole expense, all cooperation reasonably requested by Parent that is customary in connection with the arrangement of the Financing, the Alternative Financing or any permitted replacement, amended, modified or alternative financing (collectively with the Financing, the “Available Financing” it being understood that for purposes of this Section 5.10, for the avoidance of doubt, Available Financing shall include any offering of debt securities or incurrence of loans contemplated by the Debt Commitment Letter) (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), which reasonable best efforts shall include (i) furnishing Parent, OpCo and Merger Sub and their Financing Sources, as promptly as reasonably practicable following Parent’s request, with such pertinent and customary information, including pursuant to Paragraph 12 of Exhibit D to the Debt Commitment Letter (other than financial information, which is covered by clause (ii) below), to the extent reasonably available to the Company, regarding the Company and its Subsidiaries as may be reasonably requested in writing by Parent to consummate the offerings of debt securities and/or the incurrence of loans contemplated by the Available Financing at the time during the Company’s fiscal year such offerings or incurrences of loans will be made, (ii) furnishing all financial statements, information to assist in the preparation of pro forma financial statements and other financial data and financial information of the Company and its Subsidiaries that is required under paragraphs 6, 7 and 12 of Exhibit D to the Debt Commitment Letter (as in effect on the date of this Agreement) (all such information in clauses (i) and (ii), the “Required Information”); (iii) to the extent reasonably requested by Parent and subject to the limitations of the other clauses of this paragraph (d), participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders and purchasers of, the Available Financing (and using reasonable best efforts to cause senior management and Representatives of the Company, with appropriate seniority and expertise, to participate), presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies in connection with the Available Financing, (iv) to the extent reasonably requested by Parent and subject to the limitations of the other clauses of this paragraph (d), assisting with the preparation of materials for rating agency presentations, offering documents, bank information memoranda, and similar documents required in connection with the Available Financing; provided, however, that none of the foregoing shall be issued by the Company or any of its Subsidiaries, and any rating agency presentations, offering documents, bank information memoranda, and similar documents required in connection with the Available Financing shall contain disclosure reflecting the Surviving Corporation and/or its Subsidiaries as the obligors thereunder, (v) using reasonable best efforts to obtain from the Company’s independent auditors customary comfort letters (including negative assurance letters) and consents to the use of audit reports reasonably requested by Parent, (vi) to the extent the same are required as conditions to funding under the Debt Commitment Letter, using commercially reasonable efforts to assist in delivery of inventory appraisals and field audits and obtain surveys and title insurance reasonably requested by Parent in connection with the Available Financing, (vii) executing and delivering any customary pledge and security documents (subject to occurrence of the Effective Time) and customary closing certificates (including borrowing base certificates) and documents as may be reasonably requested by Parent and required by the terms of the Debt Commitment Letter, (viii) assisting in (A) the preparation and execution of one or more credit agreements, indentures, purchase agreements, currency or interest hedging agreements or (B) the amendment of any of the Company’s or its Subsidiaries’ currency or interest hedging agreements, in each case, on terms that are reasonably requested by Parent in connection with the Available Financing, provided that no obligation of the Company or any of its Subsidiaries under any such agreements or amendments shall be effective until the Effective Time, (ix) using commercially reasonable efforts to cooperate with the Financing Sources in their efforts to benefit from the existing lending relationships of the Company and its Subsidiaries’ and (x) arranging for customary payoff letters, lien terminations and instruments of discharge to be delivered at Closing providing for the payoff, discharge and termination on the Closing Date of the indebtedness under the Company’s Amended and Restated Credit Agreement dated as of October 31, 2012 (as amended and in effect prior to the Closing Date) to be paid off, discharged and terminated on the Closing Date (it being understood that Parent, OpCo and/or Merger Sub shall arrange for the cash collateralization, replacement or back-stopping of any outstanding letters of credit thereunder on the Closing Date). Notwithstanding anything in this Section 5.10(d) to the contrary, (x) no obligation of the Company or any of its Subsidiaries or Representatives under any agreement, certificate, document or instrument shall be effective until the Effective Time, (y) none of the Company or any of its Subsidiaries or Representatives shall be required to pay any commitment or other fee or incur any other liability in connection with the Available Financing prior to the Effective Time and (z) none of the Company, any of its Subsidiaries or any of their Representatives shall be required to pass or adopt resolutions or consents to approve or authorize the execution of the Financing or the Debt Financing Agreements prior to the Closing and the constitution of the post-closing board of directors (or similar governing body) by Parent or to take any action which would cause it to violate an existing agreement or document, or to change, terminate or modify any existing agreement, document or certificate that is in effect prior to the Closing (other than as expressly provided herein on the Closing Date). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Available Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 5.10 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing, any information used in connection therewith, except with respect to any information provided by the Company or any of its Subsidiaries, and any action taken by them at the request of Parent, OpCo, Merger Sub or their respective Representatives under this Section 5.10(d).

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5.11        Debt Offers.

(a)          If, prior to the Closing Date, Parent, OpCo or Merger Sub decides to commence a tender offer and/or consent solicitation in respect of some or all of the outstanding Company Senior Notes (each, a “Debt Offer”), Parent shall prepare all necessary and appropriate documentation in connection with such Debt Offers, including the offers to purchase and consent solicitation statements, letters of transmittal and other related documents (collectively, the “Offer Documents”). The Company agrees to use reasonable best efforts to provide, and shall cause its Subsidiaries and its and their respective Representatives to provide, reasonable cooperation in connection with the preparation of the Offer Documents and the consummation of such Debt Offers, including with respect to the Company’s execution of supplemental indentures (either at the Effective Time or, if earlier, conditioned upon the occurrence of the Effective Time) reflecting amendments to the indentures applicable to the Company Senior Notes subject to any Debt Offer, to the extent approved by any required consents of holders of such Company Senior Notes. All mailings to the holders of the Company Senior Notes in connection with the Debt Offers shall be subject to the prior review and comment by the Company and Parent and shall be reasonably acceptable to each of them. If at any time prior to the completion of any Debt Offer any information in the applicable Offer Documents should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Offer Documents, so that such Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the Other Party, and an appropriate amendment or supplement describing such information shall be disseminated by Parent to the holders of the applicable Company Senior Notes. To the extent that the provisions of any applicable Law conflict with this Section 5.11, Parent and the Company shall comply with the applicable Law and shall not be deemed to have breached its obligations hereunder by such compliance. Parent, OpCo and Merger Sub acknowledge and agree that neither the pendency nor the consummation of any such Debt Offer is a condition to Parent’s, OpCo’s or Merger Sub’s obligations hereunder.

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(b)          If requested by Parent in writing, in lieu of Parent, OpCo or Merger Sub commencing or closing a Debt Offer for any series of Company Senior Notes, the Company shall, to the extent permitted by the indentures under which the Company Senior Notes were issued, take any actions reasonably requested by Parent to facilitate the redemption, satisfaction and/or discharge or such series of Company Senior Notes pursuant to such applicable indenture at the Effective Time; provided, however, that prior to the Company being required to issue any irrevocable notice of redemption with respect to any such series of Company Senior Notes, which redemption cannot be conditioned upon the occurrence of the Closing, Parent shall have, or shall have caused to be, deposited with the trustee under such applicable indenture sufficient funds to effect such redemption, satisfaction and discharge. If a conditional notice is given, Parent shall ensure that at the Effective Time the Surviving Corporation has all funds necessary in connection with any such redemption or satisfaction and discharge. Parent, OpCo and Merger Sub acknowledge and agree that neither the pendency nor the consummation of any such redemption, defeasance or satisfaction and discharge is a condition to Parent’s, OpCo’s or Merger Sub’s obligations hereunder.

(c)          All reasonable fees and expenses (and all other fees and expenses consented to by Parent) incurred by the Company in connection with the activities set forth in this Section 5.11 shall be paid by Parent. Parent shall indemnify and hold harmless the Company, its Subsidiaries and its and their respective Representatives for and against any and all losses, damages, claims, costs or expenses suffered or incurred by them in connection with the Debt Offer and any information contained in the Offer Documents in connection therewith, except (i) with respect to information supplied by the Company, its Subsidiaries and its and their Representatives specifically for inclusion or incorporation by reference in any Offering Document or (ii) to the extent such losses and damages arise from gross negligence or willful misconduct of the Company, its Subsidiaries or any of its or their Representatives. All Transfer Taxes incurred in connection with the Transactions shall be paid when due by Parent, OpCo, Merger Sub or, after the Closing, the Surviving Corporation.

5.12        Rule 16b-3. Prior to the Effective Time, the Company may take such actions as may be necessary to cause dispositions of equity securities of the Company (including derivative securities) pursuant to the Transactions by any officer or director of the Company who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with the procedures set forth in such Rule 16b-3 and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999).

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5.13        Stockholder Rights Plans; Anti-Takeover Statutes. The Company agrees that it shall not adopt any stockholder rights plan, “poison pill,” anti-takeover plan or other similar device unless the Company takes all necessary action to render such device inapplicable to this Agreement, the Company Voting Agreements and the Transactions. If any “fair price,” “moratorium,” “control share acquisition,” “interested stockholder,” “business combination,” anti-takeover or other similar statute, rule or regulation enacted under state or federal Laws in the United States may become or may purport to be applicable to the Company is applicable to this Agreement, the Company Voting Agreements or the Transactions, each of the Company and Parent shall grant such approvals and take such actions as are reasonably necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the Transactions.

5.14        Listing of Shares of Parent Common Stock. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger or reserved for issuance in connection with the Merger to be approved for listing on the NASDAQ Global Select Market, subject, if applicable, to official notice of issuance, prior to the Closing.

5.15        Certain Matters Relating to Parent.

(a)          At or prior to the Effective Time, Parent shall take all required action to (i) increase the size of the Parent Board to seven directors and (ii) appoint one member of the Company’s existing board of directors who has been designated by the Company’s existing board of directors prior to the clearance of the definitive Joint Proxy Statement by the SEC, subject to consent by the Nomination Committee of Parent (the “Company Director”), which Company Director will be designated as a Class II director of Parent.

(b)          At or prior to the Effective Time, Parent shall take all required action to appoint the Company Director to (as designated by the Company’s existing board of directors) either the Audit Committee or the Remuneration Committee of the Parent Board.

5.16        Notifications. The Company shall give prompt notice to Parent, and Parent, OpCo or Merger Sub shall give prompt notice to the Company, upon becoming aware of (i) any condition, event or circumstance that will result in any of the conditions in Article VI not being met, or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

5.17        Cooperation Regarding Wind Storm Items. The Company and Parent will cooperate with each other with respect to insurance policies to be effective after the Closing with respect to wind storms, hurricanes or similar occurrence. Notwithstanding the foregoing, the Company is permitted to extend, renew or acquire the insurance policy for the Company and any of its Subsidiaries with respect to wind storms, hurricanes or similar occurrences; provided, however, that any such policy must permit the Company to cancel such policy unilaterally without the payment of any premium beyond the premium for the first three months of the life of the policy and without any termination or cancellation fee. With respect to wind derivatives, the Company will not enter into new wind derivative contracts without Parent’s consent unless after June 1, 2014, the Company determines in good faith, that the Closing is not likely to occur on or before July 1, 2014.

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Article VI
CONDITIONS PRECEDENT

6.1          Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to consummate the Merger is subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived jointly by the parties hereto, in whole or in part, to the extent permitted by applicable Law:

(a)          Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b)          Parent Shareholder Approval. The Parent Shareholder Approval shall have been obtained.

(c)          Approvals. The waiting periods and Consents applicable to the Transaction pursuant to the premerger notification rules identified in Schedule 6.1(c) of the Parent Disclosure Schedule shall have expired or been terminated or been obtained, as applicable, from the applicable Antitrust Authorities.

(d)          No Injunctions or Restraints. No Governmental Authority having jurisdiction over any party hereto shall have issued any Order that is still in effect restraining, enjoining or otherwise prohibiting the consummation of the Merger, and no Law shall have been adopted or enacted by a Governmental Authority having jurisdiction over any party hereto that is still in effect that makes consummation of the Merger illegal or otherwise prohibited.

(e)          Form S-4. The Form S-4 shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or be threatened by the SEC that have not been withdrawn.

(f)          Listing. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NASDAQ Global Select Market.

6.2          Additional Conditions to Obligations of Parent, OpCo and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived exclusively by Parent, in whole or in part:

(a)          Representations and Warranties of the Company. Each of the representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only as of such date), except for (i) such failures to be true and correct (without regard to qualification or exceptions contained therein as to materiality or Parent Material Adverse Effect) that has not had and could not be reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect; provided, however, that the foregoing clause (i) shall not apply to any of the representations and warranties contained in Section 3.1(a), Section 3.1(g), Section 3.1(h)(i), Section 3.1(z), Section 3.1(aa) or Section 3.1(bb); and (ii) failures to be true and correct in respect of the representations and warranties contained in Section 3.1(b) that would result in the payment of not more than $1,000,000 of additional Merger Consideration and Equity Award Consideration, in the aggregate.

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(b)          Performance of Obligations of the Company. The Company shall have performed, or complied with, in all material respects, all obligations required to be performed or complied with by it under this Agreement.

(c)          Absence of Company Material Adverse Effect. There shall not have occurred after the date of this Agreement any event, change, effect or development that has had or is reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d)          No Government Litigation. There shall not have been pending any Proceeding by any Governmental Authority in which such Governmental Authority is (i) challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Transaction, (ii) seeking to prohibit or limit in any material respect Parent’s ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to Company Capital Stock, or (iii) seeking to compel the Company, Parent or any of their Subsidiaries to dispose of or hold separate any material assets as a result of any of the Transactions.

(e)          Appraisal Shares. The aggregate number of Appraisal Shares shall not exceed 10% of the shares of Company Common Stock outstanding as of the record date for the Company Stockholders Meeting.

(f)          Minimum EBITDAX. The Company EBITDAX for the four (4) consecutive fiscal quarter periods ending prior to the Closing Date for which quarterly financial information shall then be available (it being understood and agreed that the Company shall make available such financial information no more than 40 days after the end of the applicable quarter) shall not be less than 70% of Company EBITDAX for the year ended December 31, 2013, and the Company shall have furnished Parent with a certificate dated the Closing Date, signed on its behalf by its chief executive officer and its chief financial officer, certifying that the condition set forth in this Section 6.2(f) has been satisfied and setting forth the Company’s calculation of Company EBITDAX, which calculation shall be presented in the form of Exhibit C hereto.

(g)          Compliance Certificate. Parent shall have received a certificate of the Company signed by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, confirming that the conditions in this Section 6.2 have been satisfied.

6.3          Additional Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction at or prior to the Closing Date of the following conditions, any or all of which may be waived exclusively by the Company, in whole or in part:

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(a)          Representations and Warranties of Parent, OpCo and Merger Sub. Each of the representations and warranties of Parent, OpCo and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of specified date shall have been true and correct only as of such date), except for such failures to be true and correct (without regard to qualification or exceptions contained therein as to materiality or Parent Material Adverse Effect) that has not had and could not be reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)          Performance of Obligations of Parent, OpCo and Merger Sub. Parent and Merger Sub each shall have performed or complied with in all material respects all obligations required to be performed by it under this Agreement.

(c)          Compliance Certificate. The Company shall have received a certificate of Parent signed by its Chief Executive Officer or Chief Financial Officer, dated the Closing Date, confirming that the conditions in this Section 6.3 have been satisfied.

(d)          Absence of Parent Material Adverse Effect. There shall not have occurred after the date of this Agreement any event, change, effect or development that has had or is reasonably expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Article VII
TERMINATION

7.1          Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after any Company Stockholder Approval and/or Parent Shareholder Approval:

(a)          by mutual written consent of the Company and Parent;

(b)          by either the Company or Parent:

(i)          if (A) any Governmental Authority having jurisdiction over any Party hereto shall have issued any Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such Order or other action shall have become final and nonappealable; or (B) any Law shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited; provided, however, that, in each case of clause (A) or (B), the foregoing right to terminate this Agreement shall not be available to any Party whose failure to comply with any material covenant or agreement under this Agreement has been the cause of or resulted in the action or event described in this Section 7.1(b)(i) occurring;

(ii)         if (A) the Company Stockholders Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained; or (B) the Parent Shareholders Meeting (including any adjournments or postponements thereof) shall have concluded and the Parent Shareholder Approval shall not have been obtained;

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(iii)        if the Merger shall not have been consummated on or before 5:00 p.m., Houston, Texas time on August 1, 2014 (such date, as extended as per the first proviso below, being the “Outside Date”); provided, however, that if, as of August 1, 2014, all of the conditions set forth in Article VI other than the conditions set forth in Section 6.1 have been satisfied, shall have been duly waived by the applicable Party protected thereby or shall be capable of being satisfied on such date, either the Company or Parent may, by written notice delivered to the Other Party no later than 11:59 p.m. on August 1, 2014, elect to extend the “Outside Date” to 5:00 p.m., Houston, Texas on September 12, 2014; provided further that the foregoing right to terminate this Agreement shall not be available to any Party whose failure to comply with any material covenant or agreement under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such Outside Date; or

(iv)        in the event of a breach by the Other Party of any representation, warranty, covenant or other agreement contained in this Agreement that (A) would give rise to the failure of a condition set forth in Section 6.2 or Section 6.3, as applicable, if it was continuing as of the Closing Date, and (B) cannot be cured, or if capable of being cured has not been cured within 30 days of the giving of written notice to the breaching party of such breach, which notice shall describe the basis for such notice (any breach fulfilling the requirements of the foregoing clauses (A) and (B), a “Terminable Breach”); provided, however, that a Party may not terminate this Agreement pursuant to this paragraph (iv) if such Party is then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(c)          by Parent if the Company Board has made a Company Adverse Recommendation;

(d)          By the Company if the Parent Board has made a Parent Adverse Recommendation; or

(e)          by the Company, prior to receipt of the Company Stockholder Approval, if (i) in order to enter into a definitive agreement with respect to a Superior Proposal in a manner permitted by Section 4.3 (which definitive agreement shall be entered into concurrently with, or promptly following, the termination of this Agreement pursuant to this Section 7.1(e)) and (ii) the Company shall have tendered to Parent payment in full of Termination Fee, in cash, by wire transfer of immediately available funds to an account designated by Parent on or prior to such termination pursuant to this Section 7.1(e).

7.2          Notice of Termination; Effect of Termination.

(a)          A terminating Party shall provide written notice of termination to the Other Party specifying with particularity the reason for such termination.

(b)          In the event of termination of this Agreement by any Party hereto pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party hereto, except with respect to this Section 7.2, the last two sentences of Section 5.1, Section 7.3 and Article VIII; provided, however, that neither any such termination nor any provision of this Agreement shall relieve any Party from liability for any damages by any of the parties hereto for a Willful and Material Breach hereunder.

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7.3          Expenses, Termination Fee and Other Payments.

(a)          Except as explicitly otherwise provided in this Agreement, each Party hereto shall bear pay its own costs and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated.

(b)          If either Parent or the Company terminates this Agreement pursuant to Section 7.1(b)(ii)(A) (i) at or prior to the date of the Company Stockholders Meeting there shall have been publicly announced a bona fide Competing Proposal (substituting for this purpose “50%” for “15%” in the definition thereof) and (ii) within 12 months after the date of such termination, the Company enters into a definitive agreement with respect to a Competing Proposal, then upon signing of such definitive agreement the Company shall pay Parent the Termination Fee, in cash, by wire transfer of immediately available funds to an account designated by Parent.

(c)          If Parent terminates this Agreement pursuant to Section 7.1(b)(iv), the Company shall pay to Parent an amount equal to the Reimbursement Amount, not later than three Business Days following the date of termination.

(d)          If the Company terminates this Agreement pursuant to Section 7.1(b)(iv), Parent shall pay to the Company an amount equal to the Reimbursement Amount, not later than three Business Days following the date of termination.

(e)          If Parent terminates this Agreement pursuant to Section 7.1(c), then, within three Business Days following notice of such termination, the Company shall pay to Parent the Termination Fee, in cash, by wire transfer of immediately available funds to an account designated by Parent.

(f)          If the Company terminates this Agreement pursuant to Section 7.1(d), Parent shall promptly pay to the Company an amount equal to the Termination Fee in cash, by wire transfer of immediately available funds to an account designated by the Company. Such amount shall be paid no later than one Business Day after notice of termination of this Agreement.

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(g)          In no event shall Parent be entitled to receive more than one payment of a Termination Fee and one payment of a Reimbursement Amount. In no event shall the Company be entitled to receive more than one payment of a Termination Fee and one payment of a Reimbursement Amount. The parties agree that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement. If a Party fails to promptly pay the amount due by it pursuant to this Section 7.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of 8% per annum. If, in order to obtain such payment, the Other Party commences a Proceeding that results in judgment for such Party for such amount, the defaulting Party shall pay the Other Party its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding. The parties agree that the monetary remedies set forth in Section 7.1(e) and this Section 7.3 and the specific performance remedies set forth in Section 8.10 shall be the sole and exclusive remedies of (A) the Company and its Subsidiaries against Parent, OpCo and Merger Sub and any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of a Willful and Material Breach (in which case only Parent shall be liable for damages for such Willful and Material Breach), and upon payment of such amount, none of Parent, OpCo or Merger Sub or any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, except for the liability of Parent in the case of a Willful and Material Breach; and (B) Parent, OpCo and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of a Willful and Material Breach (in which case only the Company shall be liable for damages for such Willful and Material Breach), and upon payment of such amount, none of the Company and its Subsidiaries or any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, except for the liability of the Company in the case of a Willful and Material Breach.

Article VIII
GENERAL PROVISIONS

8.1           Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall have the meaning set forth in Rule 405 of the Securities Act, unless otherwise expressly stated herein.

“Antitrust Authority” shall mean any Governmental Authority charged with enforcing, applying, administering, or investigating any Antitrust Law, including the Federal Trade Commission, the Department of Justice, any attorney general of any state of the United States, the European Commission, the Bureau of Competition in Canada or any other competition authority of any jurisdiction.

“Antitrust Law” shall mean any Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization, restraining trade or creating or abusing a dominant position or any Law requiring the making of any filing to an Antitrust Authority relating to any transaction including a merger, acquisition or joint venture.

“BOEM” shall mean the Bureau of Ocean Energy Management, Regulation and Enforcement, the Bureau of Ocean Energy Management and/or the Bureau of Safety and Environmental Enforcement, and any successor to any of the foregoing.

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“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which banks are authorized or required to be closed in Houston, Texas or in New York, New York.

“Code” shall mean the Internal Revenue Code of 1986.

“Company Board” shall mean the board of directors of the Company (including any committee thereof to which such board of directors delegated some or all of its powers in the matter in question).

“Company Bylaws” shall mean the Company’s Amended and Restated Bylaws in effect as the date hereof.

“Company Certificate of Incorporation” shall mean the Company’s Amended and Restated Certificate of Incorporation dated as of January 10, 2005.

“Company EBITDAX” shall mean net income (loss) before income taxes, net interest expense, depreciation, depletion, amortization and accretion, impairments, exploration expenditures and dry hole costs, loss on abandonment activities, amortization of weather derivative premium, and gain on sale of assets, and further deducts the unrealized gain or loss on derivative instruments, calculated in accordance with past practice of the Company.

“Company Intervening Event” shall mean a material event or circumstance on the business, results of operations or financial condition of either (i) the Company and its Subsidiaries, taken as a whole, or (ii) Parent and its Subsidiaries, taken as a whole (provided that such event or circumstance constitutes a Parent Material Adverse Effect), in each case, that was not known to the Company Board on the date of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable by the Company Board as of the date hereof), which event or circumstance, or any material consequences thereof, becomes known to the Company Board prior to the Effective Time; provided, however, that in no event shall the receipt, existence or terms of a Competing Proposal or any matter relating thereto or consequence thereof constitute a Company Intervening Event.

“Company Material Adverse Effect” shall mean a state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences), that is or could reasonably be expected to be materially adverse to (a) the financial condition, results of operations, prospects, properties, assets or liabilities of the Company and its Subsidiaries, taken as a whole; provided, however, that no state of facts, change, event, effect or occurrence arising or related to any of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been a “Company Material Adverse Effect” (except in the case of the following clauses (i), (ii), (iii) and (iv), such state of facts, change, event, effect or occurrence disproportionately affects the Company and its Subsidiaries, taken as whole, as compared to other Persons or businesses engaging principally in the industry in which the Company or its Subsidiaries operate): (i) national or international business, economic or political conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America; (ii) financial, banking or securities markets; (iii) the oil and gas exploration, development and production industry (including changes in oil, gas or other commodity prices and general market prices and changes in costs of supplies, oil field services or other operating costs); (iv) changes in Law or GAAP or the interpretation thereof; or (v) the failure to meet or exceed any projection or forecast (it being understood that the underlying circumstances giving rise to such failure may be taken into account in determining whether there has been a Company Material Adverse Effect unless otherwise excluded in this definition), or (b) the ability of the Company to consummate the Transactions by the Outside Date; provided, however, that for the avoidance of doubt, notwithstanding anything to the contrary set forth above in this definition, any blowout, spill, explosion or similar occurrence with respect to any well, pipeline or equipment operated by the Company or any of its Subsidiaries may be taken into account in determining whether there has been a Company Material Adverse Effect.

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“Company Revolving Credit Facility” shall mean the Company’s revolving credit facility under the Company’s Amended and Restated Credit Agreement dated as of October 31, 2012, as amended by that First Amendment to Amended and Restated Credit Agreement dated as of July 24, 2013.

“Company Senior Notes” shall mean the Company’s 8.25% Senior Notes, due 2018, issued pursuant to an indenture (as supplemented) dated as of February 14, 2011, with U.S. Bank National Association, as trustee.

“Compliant” means, with respect to the Required Information, that (i) such Required Information does not, when taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not misleading, (ii) the Company’s auditors have not withdrawn any audit opinion with respect to any financial statements contained in the Required Information, (iii) the Company’s auditors have delivered drafts of customary comfort letters, including, without limitation, customary negative assurance comfort with respect to periods following the end of the latest fiscal year or fiscal quarter for which historical financial statements are included in the offering documents, and such auditors have confirmed they are prepared to issue any such comfort letter upon pricing throughout the Marketing Period and (iv) the financial statements included in the Required Information are (and remain) sufficiently current on any day during such five consecutive Business Day period to permit a registration statement using such financial statements (subject to the exceptions set forth in paragraph 12 of Exhibit D to the Debt Commitment Letter) to be declared effective by the SEC on the last day of such five consecutive Business Day period.

“Confidentiality Agreement” shall mean the letter agreement between the Company and Parent dated as of February 17, 2014.

“Consent” shall mean any consent, approval, Order or authorization of, or registration, declaration or filing with, notice to or license or permit from, any Governmental Authority.

“Contract” shall mean any contract, subcontract, agreement, commitment, note, bond, mortgage, indenture, lease, license, sublicense or other instrument, obligation or binding arrangement or understanding of any kind or character, whether oral or in writing (other than, in each case, any Oil and Gas Lease).

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“Derivative Transaction” shall mean any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Employee Benefit Plan” shall mean any “employee benefit plan” within the meaning of Section 3(3) of ERISA, and any bonus, deferred compensation, incentive compensation, equity ownership, equity purchase, equity option, phantom equity, vacation, fringe benefit, severance, disability, death benefit, hospitalization, insurance plan, employment agreement, retention agreement, change of control agreement, consulting agreement, collective bargaining or other employee benefit plan, program or Contract providing benefits to any present or former employee, director or contractor of the Company, its Subsidiaries or any Company ERISA Affiliate maintained or contributed to by the Company or such entity, or with respect to which the Company or such entity could have any liability (current, contingent, prospective or otherwise).

“Encumbrances” shall mean liens, pledges, charges, hypothecations, claims, mortgages, deeds of trust, security interests, leases, restrictions of any nature (including any restrictions on transfer or the profession, exercise or transfer of any other attribute or ownership of any asset), rights of first refusal, preemptive rights, community property interests, defects and other imperfections in title, burdens, options or other encumbrances of any kind.

“Environmental Law” shall mean any and all applicable Law pertaining to prevention of pollution, remediation of contamination or restoration of environmental quality, or protection of the environment (including natural resources).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“Exchange Act” shall mean the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“FERC” shall mean the Federal Energy Regulatory Commission.

“Financing Source Parties” shall mean the Financing Sources and any other entities that have directly or indirectly committed to provide or otherwise entered into agreements in connection with the Financing and their respective Affiliates, and their and their Affiliates’ former, current and future partners, security holders, managers, members, directors, officers, employees, representatives, assignees or agents.

“Financing Sources” shall mean Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Credit Suisse AG, Cayman Islands Branch and any other entities that have directly or indirectly committed to provide or otherwise entered into agreements in connection with the Financing, including the parties to any Debt Commitment Letter and any joinder agreements or Debt Financing Agreements relating thereto.

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“Governmental Authority” shall mean any court, governmental bodies (including, but not limited to, federal, state, local, tribal or foreign governmental bodies), regulatory or administrative agency or commission or other governmental authority body, entity or instrumentality, domestic or foreign, including, for the avoidance of doubt, the BOEM.

“Hazardous Materials” shall mean any chemical, product, substance, waste, pollutant, contaminant or material regulated, defined, designated, classified or listed as hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance or that is otherwise regulated under any Environmental Law, including asbestos or asbestos-containing materials, whether in a friable or non-friable condition, polychlorinated biphenyls, naturally occurring radioactive materials or radon, urea formaldehyde insulation, hydrogen sulfide and any petroleum, Hydrocarbon, petroleum by-products, petroleum substances, crude oil, natural gas, natural gas liquids and any components, fractions, or derivatives thereof.

“Hydrocarbons” means crude oil, natural gas, casinghead gas, condensate, drip gas and gasoline and natural gas liquids and all other liquids and gaseous hydrocarbons and all products, by-products and other substances (including minerals) produced, derived, refined or separated therefrom or otherwise associated therewith.

“Indebtedness” shall mean any indebtedness for borrowed money or guarantee of any such indebtedness of another Person, including any debt securities or rights to acquire any debt securities of the Company or any of its Subsidiaries or guarantee of any debt securities of another Person.

“Information Technology” shall mean each of the tangible or digital databases, computer software programs, computer hardware, and telecommunications systems owned, licensed or leased by the Company or any of its Subsidiaries, that is, whether individually or in operation together with others, material to the business of the Company or any of its Subsidiaries, including any such databases, computer software programs, computer hardware or telecommunications systems, the absence of which would be reasonably likely to cause a disruption (other than a de minimis disruption) to the operations of the Company or any of its Subsidiaries as presently conducted and a replacement or substantially functionally equivalent database or computer software program is not immediately available pursuant to a shrink-wrap or click-wrap license, or, in the instance of computer hardware or telecommunications systems, through purchase, license, or lease. “Intellectual Property” is expressly excluded from “Information Technology.”

“Intellectual Property” shall mean the following, and all rights arising out of or associated therewith, throughout the world: (a) all inventions and discoveries, invention disclosures, patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, non-provisionals, continuations and continuations-in-part thereof, including any utility and design patents, industrial designs, and equivalent or similar statutory rights in inventions; (b) all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, including moral rights; (c) trademarks, service marks, logos, slogans, designs, product configurations, trade dress, trade names, domain names and registrations thereof, corporate names, assumed names, and all registrations and applications for registration thereof, and the goodwill associated therewith; and (d) all trade secrets and confidential information regarding confidential information, know-how, software, improvements, trade secrets, technology, technical data, customer information, supplier information, manufacturer information, blueprints, drawings, manuals, rights in databases, and all documentation relating to the foregoing.

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“knowledge” or “known” shall mean, with respect to any Person, the actual knowledge of the matter in question of such Person’s officers that are listed on Schedule 8.1 of the Company Disclosure Schedule or the Parent Disclosure Schedule, as applicable, in each case after reasonable inquiry.

“Law” shall mean any law, rule, regulation, directive, ordinance, code, governmental determination, Order, treaty, convention, governmental certification requirement or other legally enforceable requirement of any Governmental Authority or similar provisions having the force or effect of law.

“Marketing Period” means the first period of five consecutive Business Days after the date of this Agreement beginning on the later of the first day on which (a) Parent shall have the Required Information the Company is required to provide pursuant to Section 5.10, and such Required Information is Compliant; provided, that if the Company shall in good faith reasonably believe it has provided the Required Information and such Required Information is Compliant, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with clause (a) above unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information or that the Required Information is not Compliant and, within two Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered or is not Compliant) and (b) the conditions set forth in Sections 6.1(a), (b) and (d) have been satisfied and nothing has occurred and no condition exists that would cause any of such conditions not to be satisfied assuming Closing, as the case may be, were to be scheduled for any time during such five consecutive Business Day period. Notwithstanding the foregoing, the “Marketing Period” shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such five Business Day period, (x) the Company shall have publicly announced any intention to restate any material financial information included in the Required Information or that any such restatement is under consideration, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement shall be required, and the requirements in clauses (a) and (b) above would be satisfied on the first day, throughout and on the last day of during such new five Business Day period or (y) the Required Information would not be Compliant at any time during such five Business Day period, in which case a new five Business Day period shall commence upon Parent and its Financing Sources receiving updated Required Information that would be Compliant.

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“Oil and Gas Contracts” means any of the following Contracts to which the Company and/or any of the Subsidiaries, or Parent or any of its Subsidiaries, as applicable, is a party (other than, in each case, an Oil and Gas Lease): all farm-in and farm-out agreements, areas of mutual interest agreements, joint venture agreements, development agreements, production sharing agreements, operating agreements, unitization, pooling and communitization agreements, declarations and orders, division orders, transfer orders, royalty deeds, oil and gas sales agreements, exchange agreements, gathering and processing Contracts and agreements, drilling, service and supply Contracts, geophysical and geological Contracts, land broker, title attorney and abstractor Contracts and all other Contracts relating to Hydrocarbons or revenues therefrom and claims and rights thereto, and, in each case, all rights, titles and interests thereunder.

“Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements under which the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as applicable, leases, subleases or licenses or otherwise acquires or obtains operating rights in and to Hydrocarbons or any other real property.

“Oil and Gas Properties” means (a) direct and indirect interests in and rights with respect to Hydrocarbons and related properties and assets of any kind and nature, direct or indirect, including working, leasehold interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; (b) all interests in and all rights with respect to Hydrocarbons and all revenues therefrom; (c) all Oil and Gas Leases and the leasehold estates created thereby and the lands covered by the Oil and Gas Leases or included in the units with which the Oil and Gas Leases may have been pooled or unitized, (d) all Oil and Gas Contracts, (e) all surface interests, fee interests, reversionary interests, reservations and concessions, (f) all easements, rights of way, surface use agreements, licenses and permits and other similar interests associated with, appurtenant to, or necessary for the operation or development of any of Oil and Gas Leases, the drilling of wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons produced from (or otherwise attributable to) any Oil and Gas Leases (or lands unitized or pooled therewith); (g) all rights and interests in, under or derived from unitization and pooling agreements in effect with respect to the assets, properties and interests described in clauses (a) and (c) above and the units created thereby that accrue or are attributable to the interest of the holder thereof, (h) all interests in machinery, equipment (including wells, well equipment and well machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines, flow lines, gathering Systems and metering equipment), pumps, water plants, electric plants, gasoline and gas platforms, processing plants, separation plants, refineries and testing and monitoring equipment, in each case, to the extent associated with, appurtenant to or necessary for the operation or development of any of the Oil and Gas Leases, the drilling of wells or the production, gathering, processing, storage, disposition, transportation or sale of Hydrocarbons produced from (or otherwise attributable to) any Oil and Gas Leases (or lands unitized or pooled therewith)  and (i) all other interests of any kind or character associated with, appurtenant to, or necessary for the development and/or operation of any of the assets, properties and/or interests described in clauses (a) and (c) above and/or the units created thereby that accrue or are attributable to the interest of the holder thereof.

“Order” shall mean any order, writ, assessment, decision, injunction, decree, ruling, judgment or similar action, whether temporary, preliminary or permanent, of a Governmental Authority or arbitrator.

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“Other Party” shall mean, unless the context otherwise requires, (i) with respect to the Company, Parent, OpCo and Merger Sub; and (ii) with respect to Parent, OpCo or Merger Sub, the Company.

“Parent Board” shall mean the board of directors of Parent (including any committee thereof to which such board of directors delegated some or all of its powers in the matter in question).

“Parent Bye-Laws” shall mean the Parent’s Bye-Laws dated as of November 8, 2011.

“Parent Equity Awards” means all restricted stock units, performance units, options to purchase Parent Common Stock and other awards granted under any Parent Stock Plan.

“Parent Intervening Event” shall mean a material event or circumstance on the business, results of operations or financial condition of Parent and its Subsidiaries, taken as a whole, or the Company and its Subsidiaries, taken as a whole (provided that such event or circumstance constitutes a Company Material Adverse Effect), in each case, that was not known to the Parent Board on the date of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable by the Parent Board as of the date hereof), which event or circumstance, or any material consequences thereof, becomes known to the Parent Board prior to the Effective Time; provided, however, that in no event shall any action described in Section 4.2(f) or any matter relating thereto or consequence thereof constitute a Parent Intervening Event.

“Parent Material Adverse Effect” shall mean a state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that is or could reasonably be expected to be materially adverse to (a) the financial condition, results of operations, prospects, properties, assets or liabilities of Parent and its Subsidiaries, taken as a whole; provided, however, that no state of facts, change, event, effect or occurrence arising or related to any of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been a “Parent Material Adverse Effect” (except in the case of the following clauses (i), (ii), (iii) and (iv), such state of facts, change, event, effect or occurrence disproportionately affects the Company and its Subsidiaries, taken as whole, as compared to other Persons or businesses engaging principally in the industry in which Parent or its Subsidiaries operate): (i) national or international business, economic or political conditions, including the engagement by the United States of America in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States of America; (ii) financial, banking or securities markets; (iii) the oil and gas exploration, development and production industry (including changes in oil, gas or other commodity prices and general market prices and changes in costs of supplies, oil field services or other operating costs); (iv) changes in Law or GAAP or the interpretation thereof; or (v) the failure to meet or exceed any projection or forecast (it being understood that the underlying circumstances giving rise to such failure may be taken into account in determining whether there has been a Parent Material Adverse Effect unless otherwise excluded in this definition), or (b) the ability of Parent, OpCo or Merger Sub to consummate the Transactions by the Outside Date; provided, however, that for the avoidance of doubt, notwithstanding anything to the contrary set forth above in this definition, any blowout, spill, explosion or similar occurrence with respect to any well, pipeline or equipment operated by Parent or any of its Subsidiaries may be taken into account in determining whether there has been a Parent Material Adverse Effect.

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“Parent Memorandum of Association” shall mean the Parent’s altered Memorandum of Association last altered on November 7, 2011.

“Parent Notes” shall mean (a) Parent’s 3.0% Senior Convertible Notes due 2018, issued pursuant to an indenture (as supplemented) dated as of November 22, 2013, with Wells Fargo Bank, National Association, as trustee; (b) Energy XXI Gulf Coast, Inc.’s 7.50% Senior Unsecured Notes due 2021, issued pursuant to an indenture (as supplemented) dated as of September 26, 2013, with Wells Fargo Bank, National Association, as trustee; (c) Energy XXI Gulf Coast, Inc.’s 7.75% Senior Unsecured Notes due 2019, issued pursuant to an indenture (as supplemented) dated as of February 25, 2011, with Wells Fargo Bank, National Association, as trustee and (d) Energy XXI Gulf Coast, Inc.’s 9.25% Senior Unsecured Notes due 2017, issued pursuant to an indenture (as supplemented) dated as of December 17, 2010, with Wells Fargo Bank, National Association, as trustee.

“Parent Restricted Share” shall mean each share of Parent Common Stock that is restricted, whether or not subject to service-based or performance-based vesting conditions.

“Parent Revolving Credit Facility” shall mean Parent’s revolving credit facility under Parent’s Second Amended and Restated First Lien Credit Agreement dated as of May 5, 2011, as amended by that First Amendment to Second Amended and Restated First Lien Credit Agreement dated as of October 4, 2011, as further amended by that Second Amendment to Second Amended and Restated First Lien Credit Agreement dated as of May 24, 2012, as further amended by that Third Amendment to Second Amended and Restated First Lien Credit Agreement dated as of October 19, 2012, as further amended by that Fourth Amendment to Second Amended and Restated First Lien Credit Agreement dated as of April 9, 2013, as further amended by that Fifth Amendment to Second Amended and Restated First Lien Credit Agreement dated as of May 1, 2013, as further amended by that Sixth Amendment to Second Amended and Restated First Lien Credit Agreement dated as of September 27, 2013.

“Parent Stock Plans” mean The Energy XXI Services, LCC 2006 Long-Term Incentive Plan, the Energy XXI Services, LLC 2008 Fair Market Value Stock Purchase Plan and the Energy XXI Services, LLC Employee Stock Purchase Plan.

“Parent Stock Price” means the volume weighted average price of Parent Common Stock for the five (5) trading days immediately prior to the Closing Date, starting with the opening of trading on the first trading day to the closing of the last trading day prior to the Closing Date, as reported by Bloomberg.

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“Permitted Encumbrances” shall mean any (a) Encumbrances for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings; (b) Encumbrances in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Encumbrances arising by operation of Law or Contract and that secure liabilities not yet due and payable or that are being contested in good faith by appropriate proceedings; (c) minor Encumbrances (for other than borrowed money) that do not materially detract from the value of the specific asset affected or the present or future use or ownership of such asset; (d) Encumbrances affecting the interest of the grantor of any easements benefitting owned real property and Encumbrances of record attaching to real property, fixtures or leasehold improvements, that would not materially impair the use of the real property in the operation of the business thereon, (e) Encumbrances, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions and other similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted, (f) Encumbrances created under any Oil and Gas Contract that secure liabilities not yet due and payable or that are being contested in good faith by appropriate proceedings; and (g) Encumbrances existing pursuant to the Company Revolving Credit Facility or the Parent Revolving Credit Facility, as applicable.

“Person” or “person” shall mean any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority, or any group comprised of two or more of the foregoing.

“Proceeding” shall mean any action, suit, arbitration proceeding, administrative or regulatory investigation, review, audit, proceeding, citation, summons or subpoena of any nature (civil, criminal, regulatory or otherwise) in law or in equity.

“Production Burdens” means all royalty interests, overriding royalty interests, production payments, net profits interests or other similar interests that constitute a burden on, and are measured by or are payable out of, the production of Hydrocarbons or the proceeds realized from the sale or other disposition thereof other than Taxes and assessments of Governmental Authorities.

“Release” shall mean any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, emitting, discharging, injecting, escaping, leaching, dumping, or disposing or otherwise releasing into the environment.

“Reimbursement Amount” shall mean the reasonable expenses incurred by (i) the Company, or (ii) Parent, OpCo and Merger Sub, as applicable, in each case in connection with this Agreement and the Transactions in an amount not to exceed $6,000,000.

“Representatives” shall mean, in respect of any Person, such Person’s officers, directors, employees, consultants, agents, advisors, controlled Affiliates and other representatives.

“Securities Act” shall mean the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“Subsidiary” shall have the meaning ascribed set forth in Rule 1-02 of Regulation S-X under the Securities Act, unless otherwise expressly stated herein.

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“Systems” means the refined petroleum product, crude oil, natural gas, liquefied natural gas, natural gas liquid and other pipelines, lateral lines, pumps, pump stations, storage facilities, terminals, processing plants and other related operations, assets, machinery and equipment that are owned by the Company or any of its Subsidiaries, or Parent or any of its Subsidiaries, as applicable, and are used for the conduct of the business of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable, as presently conducted.

“Tax Returns” shall mean any return, report, statement, information return, claim for refund, or other document (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Taxes” shall mean (a) any taxes, assessments, fees, unclaimed property and escheat obligations and other governmental charges imposed by any Governmental Authority, including income, franchise, profits, gross receipts, modified gross receipts, net proceeds, alternative or add on minimum, ad valorem, value added, turnover, sales, use, property, environmental, stamp, leasing, lease, user, excise, duty, franchise, capital stock, transfer, registration, license, withholding, social security (or similar), unemployment, disability, payroll, employment, social contributions, fuel, excess profits, occupational, premium, windfall profit, severance, estimated, or other charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being a member of a combined, unitary or consolidated group for any period, and (c) any liability of for the payment of any amounts of the type described in clause (a) or (b) as a result of the operation of Law or any obligation to indemnify any other Person.

“Termination Fee” shall mean $45,000,000.

“Transactions” shall mean the transactions contemplated by this Agreement, the Company Voting Agreements and the Parent Voting Agreements, including the Merger.

“Transfer Taxes” shall mean all sales, use, value added, documentary, stamp duty, stock transfer, registration, conveyance, excise, recording, license and other similar taxes and fees, including any interest, penalties, additions to tax or additional amounts in respect of the foregoing.

“Voting Debt” shall mean any bonds, debentures, notes or other indebtedness having the right to vote, or convertible into securities having the right to vote, on any matters on which stockholders of the Company or any its Subsidiaries may vote.

“Willful and Material Breach” shall mean a material breach that is a consequence of an act undertaken by the breaching party with the actual knowledge that the taking of such act would constitute a breach of this Agreement.

8.2           Nonsurvival of Representations, Warranties and Agreements. The representations, warranties, and covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate and be of no further force and effect as of the Effective Time; provided, however, that this Section 8.2 shall not limit any covenant or agreement of the parties hereto that by its terms contemplates performance after the Effective Time.

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8.3           Notices. Any notice or communication required or permitted hereunder shall be in writing and either delivered personally, faxed, sent by overnight mail via a reputable overnight carrier, sent by certified or registered mail, postage prepaid, or emailed and shall be deemed to be given and received (a) when so delivered personally, (b) upon receipt of an appropriate electronic answerback or confirmation when so delivered by fax (to such number specified below or another number or numbers as such Person may subsequently designate by notice given hereunder), (c) two Business Days after the date of mailing to the address below or to such other address or addresses as such Person may hereafter designate by notice given hereunder or (d) upon receipt of an appropriate electronic answerback or confirmation when so delivered by email (to such email address specified below or another email address or addresses as such Person may subsequently designate by notice given hereunder):

(i)            if to Parent, OpCo or Merger Sub, to:

Energy XXI (Bermuda) Limited
1021 Main, Suite 2626
Houston, Texas 77002
Fax: (337) 351-3396
Email: bboyd@energyxxi.com and hmenown@energyxxi.com
Attention: Bo C. Boyd & Hugh A. Menown

with a required copy to (which copy shall not constitute notice):

Vinson & Elkins L.L.P.
1001 Fannin Street, Suite 2500
Houston, Texas 77002
Fax: (713) 615-5956
Email: mkelly@velaw.com and sgill@velaw.com
Attention: T. Mark Kelly & Stephen M. Gill

(ii)          if to the Company, to:

EPL Oil & Gas, Inc.
919 Milam St., Suite 1600
Houston, Texas 77002
Fax: (713) 425-2739
Email: ghanna@eplweb.com
Attention: Gary C. Hanna

with a required copy to (which copy shall not constitute notice):

Sidley Austin LLP
1000 Louisiana St., Suite 6000
Houston, Texas 77002
Fax: (713) 495-7799
Email: mmetts@sidley.com and anna.ha@sidley.com
Attention: J. Mark Metts & E. Anna Ha

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8.4           Rules of Construction.

(a)          Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(b)          All references in this Agreement to Exhibits, Schedules, Articles, Sections and clauses refer to the corresponding Exhibits, Schedules, Articles, Sections and clauses of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections or clauses of this Agreement are for convenience only, do not constitute any part of such Articles, Sections, subsections or other subdivisions, and shall be disregarded in construing the language contained therein. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section,” “this clause” and words of similar importance, refer only to the Article, Section or clause hereof in which such words occur. The word “including” (in its various forms) means “including, without limitation.” Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Unless the context otherwise requires, all references to a specific time shall refer to Houston, Texas time.

8.5           Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the Other Parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page of this Agreement by facsimile or other customary means of electronic transmission (e.g., “pdf”) shall be effective as delivery of a manually executed counterpart hereof.

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8.6           Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and any other documents and instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except (a) as provided in Section 5.6, which is intended for the benefit of the Indemnified Persons; and (b) for Section 8.6 and Section 8.7 with respect to the Financing Source Parties who shall be third party beneficiaries of such Sections and without whose consent such Sections may not be amended in any way adverse to the Financing Source Parties.

8.7           Governing Law; Venue; Waiver of Jury Trial; Service of Process.

(a)          This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, and any of the Transactions or the actions of Parent, OpCo, Merger Sub or the Company in the negotiation, administration, performance and enforcement hereof and thereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of law thereof.

(b)          THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE (OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DELAWARE GENERAL CORPORATION LAW, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE) AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT AND IN RESPECT OF THE TRANSACTIONS CONTEMPLATED HEREBY AND ANY AND ALL CLAIMS OR CAUSES OF ACTION ARISING THEREUNDER OR RELATING THERETO, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IS NOT SUBJECT THERETO OR THAT SUCH PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS AND CAUSES OF ACTION WITH RESPECT TO SUCH PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

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(c)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (iii) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (iv) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.7.

(d)          THE COMPANY AGREES, ON BEHALF OF ITSELF AND STOCKHOLDERS AND REPRESENTATIVES (COLLECTIVELY, THE “COMPANY RELATED PARTIES”), THAT THE FINANCING SOURCE PARTIES SHALL BE SUBJECT TO NO LIABILITY OR CLAIMS BY THE COMPANY RELATED PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DEBT FINANCING OR THE TRANSACTIONS OR IN CONNECTION WITH THE DEBT FINANCING, OR THE PERFORMANCE OF SERVICES BY THE FINANCING SOURCE PARTIES WITH RESPECT TO THE FOREGOING.

8.8           Severability; No Remedy in Certain Circumstances. Each party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be null, void or unenforceable, or order any party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth herein shall not in any way be affected or impaired thereby, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate. Except as otherwise contemplated by this Agreement, to the extent that a party hereto took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to an Order, such party shall not incur any liability or obligation unless such party did not in good faith seek to resist or object to the imposition or entering of such Order.

8.9           Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the Other Parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns. Any purported assignment in violation of this Section 8.9 shall be void.

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8.10         Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any Other Party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled, in addition to any other remedy that may be available to it whether in law or equity, including monetary damages (but only to the extent expressly permitted by Section 7.2(b) or Section 7.3) to seek and obtain in the courts contemplated by Section 8.7, (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (b) an injunction restraining such breach or threatened breach. Each party further agrees not to assert that any of the foregoing remedies is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to object to such a remedy on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Each party further acknowledges and agrees that the agreements contained in this Section 8.10 are an integral part of the Transactions and that, without these agreements, the Other Party would not enter into this Agreement.

8.11         Amendment. Prior to obtaining the Company Stockholder Approval, this Agreement may be amended at any time by all parties hereto. Following the obtaining the Company Stockholder Approval, no amendment to this Agreement shall be effective if such amendment would require by Law the further approval by the holders of Company Common Stock without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.12         Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the Other Parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements, covenants or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

[Signature Page to Follow]

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IN WITNESS WHEREOF, each party has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

ENERGY XXI (BERMUDA) LIMITED

By:	/s/ John D. Schiller
Name:	John D. Schiller
Title:	Chairman and CEO

ENERGY XXI GULF COAST, INC.

By:	/s/ Ben Marchive
Name:	Ben Marchive
Title:	President

CLYDE MERGER SUB, INC.

By:	/s/ Ben Marchive
Name:	Ben Marchive
Title:	President

EPL OIL & GAS, INC.

By:	/s/ Gary C. Hanna
Name:	Gary C. Hanna
Title:	President, Chairman of the Board and Chief Executive Officer

[Signature Page to Merger Agreement]

EXHIBIT A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

[SURVIVING CORPORATION]

FIRST:  The name of the corporation is [Surviving Corporation] (the “Corporation”).

SECOND:  The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801 in New Castle County, Delaware. The name of its registered agent at such address is The Corporation Trust Company.

THIRD:  The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

FOURTH:  The total number of shares of all classes of stock which the corporation shall have authority to issue is One Thousand (1,000) shares of Common Stock, par value $0.01 per share.

FIFTH:  The name of the incorporator is Robert Wilson and his address is 1001 Fannin Street, Suite 2500, Houston, Texas 77002.

SIXTH:  Unless and except to the extent that the bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot. The number of directors which shall constitute the entire Board of Directors of the Corporation (the “Board”) shall be fixed from time to time by a majority of the directors then in office. Each director shall hold office until his or her successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal.

SEVENTH:  In furtherance of, and not in limitation of, the powers conferred by statute, the bylaws of the Corporation may be altered, amended or repealed and new bylaws may be adopted by the Board, unless the bylaws of the Corporation limit or eliminate the Board’s power to amend, alter or repeal the bylaws or to adopt new bylaws.

EIGHTH:  Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

NINTH:  (a) No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

(b)	Indemnification and Insurance.

(i)         Right to Indemnification. (A) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative, is or was or has agreed to become a director or officer of the Corporation or is or was serving or has agreed to serve, at the request of the Corporation, in any capacity, with any corporation, partnership or other entity in which the Corporation has a partnership or other interest, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving or having agreed to serve as a director or officer of the Corporation, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to serve in the capacity which initially entitled such person to indemnity hereunder and shall inure to the benefit of his or her heirs, executors and administrators, and (B) the Corporation shall indemnify and hold harmless in such manner any person designated by the Board, or any committee thereof, as a person subject to this indemnification provision, and who was or is made a party or is threatened to be made a party to a proceeding by reason of the fact that he, she or a person of whom he or she is the legal representative, is or was serving at the request of the Board as a director, officer, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise whether such request is made before or after the acts taken or allegedly taken or events occurring or allegedly occurring which give rise to such proceeding; provided, however, that except as provided in subsection (b)(ii) of this Article NINTH, the Corporation shall indemnify any such person seeking indemnification pursuant to this subsection in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred herein shall be a contract right based upon an offer from the Corporation which shall be deemed to have been made to a person subject to subsection (b)(i)(A) on the date this Certificate of Incorporation is effective and to a person subject to subsection (b)(i)(B) on the date designated by the Board, shall be deemed to be accepted, (i) in the case of a person subject to subsection (b)(i)(A) by such person’s service or continued service as a director or officer of the Corporation for any period after the offer is made and (ii) in the case of a person subject to subsection (b)(i)(B), by such person’s continued service in such capacity as such person was serving when designated as subject to subsection (b)(i)(B) by the Board, or any committee thereof, or if such person is no longer serving in such capacity, by such person’s written acceptance and, in each case, shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided further, however, that if the DGCL requires, the payment of such expenses incurred by a current, former or proposed director or officer in his or her capacity as a director or officer or proposed director or officer (and not in any other capacity in which service was or is or has been agreed to be rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such indemnified person, to repay all amounts so advanced if it shall ultimately be determined that such indemnified person is not entitled to be indemnified under this Article NINTH or otherwise. The Corporation may, by action of the Board, provide indemnification or advancement to employees or agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(ii)        Right of Claimant to Bring Suit. If a claim under Section (b)(i) of this Article NINTH is not paid in full by the Corporation within thirty days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim to the fullest extent permitted by law. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

(iii)       Nonexclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article NINTH shall not be exclusive of any other right which any person may have acquired or hereafter acquires under any law (common or statutory), provision of this Certificate of Incorporation, bylaw, agreement (including any indemnification agreement or employment agreement with the Corporation), vote of stockholders or disinterested directors or otherwise.

(iv)       Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any person who is or was serving as a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

(v)        Nature of Rights. The rights conferred upon indemnitees in this Article NINTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article NINTH that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit, eliminate, or impair any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

(vi)       Savings Clause. If this Article NINTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify and hold harmless each current or former director and officer of the Corporation, as to costs, charges and expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative to the full extent permitted by any applicable portion of this Article NINTH that shall not have been invalidated and to the fullest extent permitted by applicable law.

TENTH:  The Corporation shall have the right, subject to any express provisions or restrictions contained in this Certificate of Incorporation or bylaws of the Corporation, from time to time, to amend this Certificate of Incorporation or any provision hereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Certificate of Incorporation or any amendment hereof are subject to such right of the Corporation.

I, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring that this is my act and deed and that the facts herein stated are true, and accordingly have hereunto set my hand this [10]th day of March, 2014.

[•], Incorporator

EXHIBIT B

FOURTH AMENDED AND RESTATED

BYLAWS

OF

[SURVIVING CORPORATION]

A Delaware Corporation

Date of Adoption:

March [ ], 2014

FOURTH AMENDED AND RESTATED

BYLAWS

OF

[SURVIVING CORPORATION]

ARTICLE I
OFFICES

Section 1.          Registered Office. The registered office of [Surviving Corporation] (the “Corporation”) required by the General Corporation Law of the State of Delaware (the “DGCL”) to be maintained in the State of Delaware, shall be the registered office named in the original Second Amended and Restated Certificate of Incorporation of the Corporation (as the same may be amended and restated from time to time, the “Certificate of Incorporation”), or such other office as may be designated from time to time by the Board of Directors in the manner provided by law. Should the Corporation maintain a principal office within the State of Delaware such registered office need not be identical to such principal office of the Corporation.

Section 2.           Other Offices. The Corporation may have offices at such other places both within and without the State of Delaware as the Board of Directors may from time to time determine or as the business of the Corporation may require.

ARTICLE II
STOCKHOLDERS

Section 1.          Place of Meetings. All meetings of the stockholders shall be held at the principal office of the Corporation, or at such other place within or without the State of Delaware as shall be specified or fixed in the notices or waivers of notice thereof.

Section 2.          Quorum; Adjournment of Meetings. Unless otherwise required by law or provided in the Certificate of Incorporation or these bylaws, the holders of shares of stock with a majority of the voting power entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at any meeting of stockholders for the transaction of business and the act of the holders of a majority of the voting power of such stock so represented at any meeting of stockholders at which a quorum is present shall constitute the act of the meeting of stockholders. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Shares of its own stock belonging to the Corporation or to another corporation, if such shares of stock represent a majority of the voting power entitled to vote in the election of directors of such other corporation are held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes; provided, however, that the foregoing shall not limit the right of the Corporation or any subsidiary of the Corporation to vote stock, including but not limited to its own stock, held by it in a fiduciary capacity.

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Notwithstanding the other provisions of the Certificate of Incorporation or these bylaws, the chairman of the meeting or the holders of shares of stock with a majority of the voting power present in person or represented by proxy at any meeting of stockholders, whether or not a quorum is present, shall have the power to adjourn such meeting from time to time, without any notice other than announcement at the meeting of the time and place of the holding of the adjourned meeting; provided, however, if the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at such meeting. At any such adjourned meeting at which a quorum shall be present or represented any business may be transacted which might have been transacted at the meeting as originally called.

Section 3.          Annual Meetings. An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, within or without the State of Delaware, on such date, and at such time as the Board of Directors shall fix and set forth in the notice of the meeting, which date shall be within thirteen (13) months subsequent to the later of the date of incorporation or the last annual meeting of stockholders.

Section 4.          Special Meetings. Unless otherwise provided in the Certificate of Incorporation, special meetings of the stockholders for any purpose or purposes may be called at any time by the Chairman of the Board (if any), by the chief executive officer or by a majority of the Board of Directors, or by a majority of the executive committee (if any), and shall be called by the Chairman of the Board (if any), by the chief executive officer or the Secretary upon the written request therefor, stating the purpose or purposes of the meeting, delivered to such officer, signed by the holder(s) of at least 75 percent (75%) of the issued and outstanding stock entitled to vote at such meeting.

Section 5.          Record Date. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders, or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board of Directors of the Corporation may fix, in advance, a date as the record date for any such determination of stockholders, which date shall not be more than sixty (60) days nor less than ten (l0) days before the date of such meeting, nor more than sixty (60) days prior to any other action.

If the Board of Directors does not fix a record date for any meeting of the stockholders, the record date for determining stockholders entitled to notice of or to vote at such meeting shall be at the close of business on the day next preceding the day on which notice is given, or, if in accordance with Article VIII, Section 3 of these bylaws notice is waived, at the close of business on the day next preceding the day on which the meeting is held. If, in accordance with Section 12 of this Article II, corporate action without a meeting of stockholders is to be taken, the record date for determining stockholders entitled to express consent to such corporate action in writing, when no prior action by the Board of Directors is necessary, shall be the day on which the first written consent is expressed. The record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

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A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

Section 6.          Notice of Meetings. Written notice of the place, date and hour of all meetings, and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given by or at the direction of the Chairman of the Board (if any) or the chief executive officer, the Secretary or the other person(s) calling the meeting to each stockholder entitled to vote thereat and shall be delivered not less than ten (10) nor more than sixty (60) days before the date of the meeting, personally, by electronic transmission or by mail. If mailed, notice is given when deposited in the United States mail, postage prepaid, directed to the stockholder at his or her address as it appears on the records of the Corporation. The Corporation may provide stockholders with notice of a meeting by electronic transmission provided such stockholders have consented to receiving electronic notice.

Section 7.          Stock List. A complete list of stockholders entitled to vote at any meeting of stockholders, arranged in alphabetical order for each class of stock and showing the address of each such stockholder and the number of shares registered in the name of such stockholder, shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either on a reasonably accessible electronic network, provided that the information required to gain access to the list is provided with the notice of the meeting, or during ordinary business hours, at the principal place of business of the Corporation. The stock list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

Section 8.          Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to a corporate action in writing without a meeting may authorize another person or persons to act for him by proxy. Proxies for use at any meeting of stockholders shall be filed with the Secretary, or such other officer as the Board of Directors may from time to time determine by resolution, before or at the time of the meeting. All proxies shall be received and taken charge of and all ballots shall be received and canvassed by the secretary of the meeting who shall decide all questions touching upon the qualification of voters, the validity of the proxies, and the acceptance or rejection of votes, unless an inspector or inspectors shall have been appointed by the chairman of the meeting, in which event such inspector or inspectors shall decide all such questions.

No proxy shall be valid after three (3) years from its date, unless the proxy provides for a longer period. Each proxy shall be revocable unless expressly provided therein to be irrevocable and coupled with an interest sufficient in law to support an irrevocable power.

Should a proxy designate two or more persons to act as proxies, unless such instrument shall provide the contrary, a majority of such persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, each proxy so attending shall be entitled to exercise such powers in respect of the same portion of the shares as he or she is of the proxies representing such shares.

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Section 9.          Voting; Elections; Inspectors. Unless otherwise required by law or provided in the Certificate of Incorporation, each stockholder shall have one vote for each share of stock entitled to vote which is registered in his or her name on the record date for the meeting. Shares registered in the name of another corporation, domestic or foreign, may be voted by such officer, agent or proxy as the bylaw (or comparable instrument) of such corporation may prescribe, or in the absence of such provision, as the Board of Directors (or comparable body) of such corporation may determine. Shares registered in the name of a deceased person may be voted by his or her executor or administrator, either in person or by proxy.

All voting, except as required by the Certificate of Incorporation or where otherwise required by law, may be by a voice vote; provided, however, that upon demand therefor by stockholders holding shares of stock representing a majority of the voting power present in person or by proxy at any meeting a written ballot vote shall be taken. All elections for directors shall be by written ballot unless otherwise provided in the Certificate of Incorporation. Unless otherwise provided in the Certificate of Incorporation or these bylaws, directors shall be elected by a plurality of the votes cast by the holders of shares of stock entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present. All other elections and questions presented to the stockholders at a meeting at which a quorum is present shall, unless otherwise provided by the Certificate of Incorporation, these by-laws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities, be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the Corporation which are present in person or by proxy and entitled to vote thereon. Every stock vote shall be taken by written ballots, each of which shall state the name of the stockholder or proxy voting and such other information as may be required under the procedure established for the meeting..

At any meeting at which a vote is taken by ballots, the chairman of the meeting may appoint one or more inspectors, each of whom shall subscribe an oath or affirmation to execute faithfully the duties of inspector at such meeting with strict impartiality and according to the best of his or her ability. Such inspector shall \l 4ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share, \l 4 determine the shares of capital stock of the Corporation represented at the meeting and the validity of proxies and ballots, \l 4 count all votes and ballots, \l 4 determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors, and \l 4 certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors’ count of all votes and ballots. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. The chairman of the meeting may appoint any person to serve as inspector, except no candidate for the office of director shall be appointed as an inspector.

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Unless otherwise provided in the Certificate of Incorporation, cumulative voting for the election of directors shall be prohibited.

Section 10.        Conduct of Meetings. The meetings of the stockholders shall be presided over by the Chairman of the Board (if any), or if he or she is not present, by the chief executive officer, or if neither the Chairman of the Board (if any), nor chief executive officer is present, by a chairman elected at the meeting. The Secretary of the Corporation, if present, shall act as secretary of such meetings, or if he or she is not present, an Assistant Secretary shall so act; if neither the Secretary nor an Assistant Secretary is present, then a secretary shall be appointed by the chairman of the meeting. The chairman of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of discussion as seem to him in order. Unless the chairman of the meeting of stockholders shall otherwise determine, the order of business shall be as follows:

(a)	Calling of meeting to order.

(b)	Election of a chairman and the appointment of a secretary if necessary.

(c)	Presentation of proof of the due calling of the meeting.

(d)	Presentation and examination of proxies and determination of a quorum.

(e)	Reading and settlement of the minutes of the previous meeting.

(f)	Reports of officers and committees.

(g)	The election of directors if an annual meeting, or a meeting called for that purpose.

(h)	Unfinished business.

(i)	New business.

(j)	Adjournment.

Section 11.        Treasury Stock. The Corporation shall not vote, directly or indirectly, shares of its own stock owned by it or any other corporation, if a majority of shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly by the Corporation and such shares shall not be counted for quorum purposes.

Section 12.        Action Without Meeting. Unless otherwise provided in the Certificate of Incorporation, any action permitted or required by law, the Certificate of Incorporation or these bylaws to be taken at a meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than a unanimous written consent shall be given by the Secretary to those stockholders who have not consented in writing.

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ARTICLE III
BOARD OF DIRECTORS

Section 1.          Power; Number; Term of Office. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, and subject to the restrictions imposed by law or the Certificate of Incorporation, they may exercise all the powers of the Corporation.

The number of directors of the Corporation shall be determined from time to time by resolution of the Board of Directors, unless the Certificate of Incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the Certificate of Incorporation. Each director shall hold office for the term for which he or she is elected, and until his or her successor shall have been elected and qualified or until his or her earlier death, resignation or removal.

Unless otherwise provided in the Certificate of Incorporation, directors need not be stockholders nor residents of the State of Delaware.

Section 2.          Quorum. Unless otherwise provided in the Certificate of Incorporation, a majority of the total number of directors shall constitute a quorum for the transaction of business of the Board of Directors and the vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

Section 3.          Place of Meetings; Order of Business. The directors may hold their meetings and may have an office and keep the books of the Corporation, except as otherwise provided by law, in such place or places, within or without the State of Delaware, as the Board of Directors may from time to time determine by resolution. At all meetings of the Board of Directors business shall be transacted in such order as shall from time to time be determined by the Chairman of the Board (if any), or in his or her absence by the chief executive officer, or by resolution of the Board of Directors.

Section 4.          First Meeting. Each newly elected Board of Directors may hold its first meeting for the purpose of organization and the transaction of business, if a quorum is present, immediately after and at the same place as the annual meeting of the stockholders. Notice of such meeting shall not be required.

Section 5.           Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as shall be designated from time to time by resolution of the Board of Directors. Notice of such regular meetings shall not be required.

Section 6.         Special Meetings. Special meetings of the Board of Directors may be called by the Chairman of the Board (if any), the chief executive officer or, on the written request of any two directors, by the Secretary, in each case on at least twenty-four (24) hours personal or written notice or on at least twenty-four (24) hours notice by electronic transmission to each director. Such notice, or any waiver thereof pursuant to Article VII, Section 3 hereof, need not state the purpose or purposes of such meeting, except as may otherwise be required by law or provided for in the Certificate of Incorporation or these bylaws.

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Section 7.          Removal. Any director or the entire Board of Directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors; provided that, unless the Certificate of Incorporation otherwise provides, if the Board of Directors is classified, then the stockholders may effect such removal only for cause; and provided further that, if the Certificate of Incorporation expressly grants to stockholders the right to cumulate votes for the election of directors and if less than the entire Board of Directors is to be removed, no director may be removed without cause if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire Board of Directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

Section 8.           Vacancies; Increases in the Number of Directors. Unless otherwise provided in the Certificate of Incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, although less than a quorum, or a sole remaining director; and any director so chosen shall hold office until the next annual election and until his or her successor shall be duly elected and shall qualify, unless sooner displaced.

If the directors of the Corporation are divided into classes, any directors elected to fill vacancies or newly created directorships shall hold office until the next election of the class for which such directors shall have been chosen, and until their successors shall be duly elected and shall qualify.

Section 9.           Compensation. Unless otherwise restricted by the Certificate of Incorporation, the Board of Directors shall have the authority to fix the compensation of directors.

Section 10.        Action Without a Meeting; Telephone Conference Meeting. Unless otherwise restricted by the Certificate of Incorporation, any action required or permitted to be taken at any meeting of the Board of Directors, or any committee designated by the Board of Directors, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such consent shall have the same force and effect as a unanimous vote at a meeting, and may be stated as such in any document or instrument filed with the Secretary of State of Delaware.

Unless otherwise restricted by the Certificate of Incorporation, subject to the requirement for notice of meetings, members of the Board of Directors, or members of any committee designated by the Board of Directors, may participate in a meeting of such Board of Directors or committee, as the case may be, by means of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in such a meeting shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

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Section 11.        Approval or Ratification of Acts or Contracts by Stockholders. The Board of Directors in its discretion may submit any act or contract for approval or ratification at any annual meeting of the stockholders, or at any special meeting of the stockholders called for the purpose of considering any such act or contract, and any act or contract that shall be approved or be ratified by the vote of the holders of shares of stock representing a majority of the voting power entitled to vote and present in person or by proxy at such meeting (provided that a quorum is present), shall be as valid and as binding upon the Corporation and upon all the stockholders as if it has been approved or ratified by every stockholder of the Corporation. In addition, any such act or contract may be approved or ratified by the written consent of the holders of shares of stock representing a majority of the voting power entitled to vote and such consent shall be as valid and as binding upon the Corporation and upon all the stockholders as if it had been approved or ratified by every stockholder of the Corporation.

ARTICLE IV
COMMITTEES

Section 1.          Designation; Powers. The Board of Directors may, by resolution passed by a majority of the whole board, designate one or more committees, including, if they shall so determine, an executive committee, each such committee to consist of one or more of the directors of the Corporation. Any such designated committee shall have and may exercise such of the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation as may be provided in such resolution, except that no such committee shall have the power or authority of the Board of Directors in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders an agreement of merger, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution of the Corporation, or amending, altering or repealing the bylaws or adopting new bylaws for the Corporation and, unless such resolution or the Certificate of Incorporation expressly so provides, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. Any such designated committee may authorize the seal of the Corporation to be affixed to all papers which may require it. In addition to the above, such committee or committees shall have such other powers and limitations of authority as may be determined from time to time by resolution adopted by the Board of Directors.

Section 2.          Procedure; Meetings; Quorum. Any committee designated pursuant to Section 1 of this Article shall choose its own chairman, shall keep regular minutes of its proceedings and report the same to the Board of Directors when requested, shall fix its own rules or procedures, and shall meet at such times and at such place or places as may be provided by such rules, or by resolution of such committee or resolution of the Board of Directors. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members present shall be necessary for the adoption by it of any resolution.

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Section 3.          Substitution of Members. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of such committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not constituting a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of the absent or disqualified member.

ARTICLE V
OFFICERS

Section 1.          Number, Titles and Term of Office. The officers of the Corporation shall be a chief executive officer and a Secretary and, if the Board of Directors so elects, a Chairman of the Board, one or more Vice Presidents (any one or more of whom may be designated Executive Vice President or Senior Vice President), a Treasurer and such other officers as the Board of Directors may from time to time elect or appoint. Each officer shall hold office until his or her successor shall be duly elected and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person, unless the Certificate of Incorporation provides otherwise. Except for the Chairman of the Board, if any, no officer need be a director.

Section 2.           Salaries. The salaries or other compensation of the officers and agents of the Corporation shall be fixed from time to time by the Board of Directors.

Section 3.          Removal. Any officer or agent elected or appointed by the Board of Directors may be removed, either with or without cause, by the vote of a majority of the whole Board of Directors at a special meeting called for the purpose, or at any regular meeting of the Board of Directors. Election or appointment of an officer or agent shall not of itself create contract rights.

Section 4.           Vacancies. Any vacancy occurring in any office of the Corporation may be filled by the Board of Directors.

Section 5.          Powers and Duties of the Chief Executive Officer. The President shall be the chief executive officer of the Corporation unless the Board of Directors designates the Chairman of the Board or any other officer as chief executive officer. Subject to the control of the Board of Directors and the executive committee (if any), the chief executive officer shall have general executive charge, management and control of the properties, business and operations of the Corporation with all such powers as may be reasonably incident to such responsibilities; he or she may agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Corporation and may sign all certificates for shares of capital stock of the Corporation; and shall have such other powers and duties as designated in accordance with these bylaws and as from time to time may be assigned to him by the Board of Directors.

Section 6.          Powers and Duties of the Chairman of the Board. If elected, the Chairman of the Board shall preside at all meetings of the stockholders and of the Board of Directors; shall have such other powers and duties as designated in these bylaws and as from time to time may be assigned to him by the Board of Directors.

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Section 7.          Powers and Duties of the President. Unless the Board of Directors otherwise determines, the President shall have the authority to agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Corporation; and, unless the Board of Directors otherwise determines, he or she shall, in the absence of the Chairman of the Board or if there be no Chairman of the Board, preside at all meetings of the stockholders and (should he or she be a director) of the Board of Directors; and he or she shall have such other powers and duties as designated in accordance with these bylaws and as from time to time may be assigned to him or her by the Board of Directors.

Section 8.          Vice Presidents. In the absence of the chief executive officer, or in the event of his or her inability or refusal to act, a Vice President designated by the Board of Directors shall perform the duties of the chief executive officer, and when so acting shall have all the powers of and be subject to all the restrictions upon the chief executive officer. In the absence of a designation by the Board of Directors of a Vice President to perform the duties of the chief executive officer, or in the event of his or her absence or inability or refusal to act, the Vice President who is present and who is senior in terms of time as a Vice President of the Corporation shall so act. The Vice Presidents shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe.

Section 9.          Treasurer. The Treasurer, if any, shall have responsibility for the custody and control of all the funds and securities of the Corporation, and he or she shall have such other powers and duties as designated in these bylaws and as from time to time may be assigned to him or her by the Board of Directors. He or she shall perform all acts incident to the position of Treasurer, subject to the control of the chief executive officer and the Board of Directors; and he or she shall, if required by the Board of Directors, give such bond for the faithful discharge of his or her duties in such form as the Board of Directors may require.

Section 10.        Assistant Treasurers. Each Assistant Treasurer, if any, shall have the usual powers and duties pertaining to his or her office, together with such other powers and duties as designated in these bylaws and as from time to time may be assigned to him or her by the chief executive officer or the Board of Directors. The Assistant Treasurers shall exercise the powers of the Treasurer during that officer’s absence or inability or refusal to act.

Section 11.         Secretary. The Secretary shall keep the minutes of all meetings of the Board of Directors, committees of directors and the stockholders, in books provided for that purpose; he or she shall attend to the giving and serving of all notices; he or she may in the name of the Corporation affix the seal of the Corporation to all contracts of the Corporation and attest the affixation of the seal of the Corporation thereto; he or she may sign with the other appointed officers all certificates for shares of capital stock of the Corporation; he or she shall have charge of the certificate books, transfer books and stock ledgers, and such other books and papers as the Board of Directors may direct, all of which shall at all reasonable times be open to inspection of any director upon application at the office of the Corporation during business hours; he or she shall have such other powers and duties as designated in these bylaws and as from time to time may be assigned to him or her by the Board of Directors or the chief executive officer; and he or she shall in general perform all acts incident to the office of Secretary, subject to the control of the chief executive officer and the Board of Directors.

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Section 12.            Assistant Secretaries. Each Assistant Secretary, if any, shall have the usual powers and duties pertaining to his or her office, together with such other powers and duties as designated in these bylaws and as from time to time may be assigned to him or her by the chief executive officer or the Board of Directors. The Assistant Secretaries shall exercise the powers of the Secretary during that officer’s absence or inability or refusal to act.

Section 13.            Action with Respect to Securities of Other Corporations. Unless otherwise directed by the Board of Directors, the chief executive officer shall have power to vote and otherwise act on behalf of the Corporation, in person or by proxy, at any meeting of security holders of or with respect to any action of security holders of any other corporation in which this Corporation may hold securities and otherwise to exercise any and all rights and powers which this Corporation may possess by reason of its ownership of securities in such other corporation.

ARTICLE VI
CAPITAL STOCK

Section 1.          Certificates of Stock. Except as provided in this Section 1 of Article VI, the certificates for shares of the capital stock of the Corporation shall be in such form, not inconsistent with that required by law and the Certificate of Incorporation, as shall be approved by the Board of Directors. The Chairman of the Board (if any), chief executive officer or a Vice President shall cause to be issued to each stockholder one or more certificates, under the seal of the Corporation or a facsimile thereof if the Board of Directors shall have provided for such seal, and signed by the Chairman of the Board (if any), chief executive officer or a Vice President and the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer certifying the number of shares (and, if the stock of the Corporation shall be divided into classes or series, the class and series of such shares) owned by such stockholder in the Corporation; provided, however, that any of or all the signatures on the certificate may be facsimile. The stock record books and the blank stock certificate books shall be kept by the Secretary, or at the office of such transfer agent or transfer agents as the Board of Directors may from time to time by resolution determine. In case any officer, transfer agent or registrar who shall have signed or whose facsimile signature or signatures shall have been placed upon any such certificate or certificates shall have ceased to be such officer, transfer agent or registrar before such certificate is issued by the Corporation, such certificate may nevertheless be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The stock certificates shall be consecutively numbered and shall be entered in the books of the Corporation as they are issued and shall exhibit the holder’s name and number of shares. The Board of Directors may deem that any outstanding shares of the Corporation will be uncertificated and registered in such form on the stock books of the Corporation.

Section 2.          Transfer of Shares. Subject to the provisions of the Certificate of Incorporation regarding the transfer of stock, the shares of stock of the Corporation shall be transferable only on the books of the Corporation by the holders thereof in person or by their duly authorized attorneys or legal representatives upon surrender and cancellation of certificates for a like number of shares. Subject to the provisions of the Certificate of Incorporation and any other applicable agreements regarding the transfer of stock, upon surrender to the Corporation or a transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

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Section 3.          Ownership of Shares. The Corporation shall be entitled to treat the holder of record of any share or shares of capital stock of the Corporation as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Section 4.         Regulations Regarding Certificates. The Board of Directors shall have the power and authority to make all such rules and regulations as they may deem expedient concerning the issue, transfer and registration or the replacement of certificates for shares of capital stock of the Corporation.

Section 5.          Lost or Destroyed Certificates. The Board of Directors may determine the conditions upon which a new certificate of stock may be issued in place of a certificate which is alleged to have been lost, stolen or destroyed; and may, in their discretion, require the owner of such certificate or his or her legal representative to give bond, with sufficient surety, to indemnify the Corporation and each transfer agent and registrar against any and all losses or claims which may arise by reason of the issue of a new certificate in the place of the one so lost, stolen or destroyed.

ARTICLE VII
MISCELLANEOUS PROVISIONS

Section 1.          Fiscal Year. The fiscal year of the Corporation shall be such as established from time to time by the Board of Directors.

Section 2.          Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation. The Secretary shall have charge of the seal (if any). If and when so directed by the Board of Directors or a committee thereof, duplicates of the seal may be kept and used by the Treasurer or by the Assistant Secretary or Assistant Treasurer.

Section 3.          Notice and Waiver of Notice. Whenever any notice is required to be given by law, the Certificate of Incorporation or under the provisions of these bylaws, said notice shall be deemed to be sufficient if given \l 4 by electronic transmission or \l 4 by deposit of the same in a post office box in a sealed prepaid wrapper addressed to the person entitled thereto at his or her post office address, as it appears on the records of the Corporation, and such notice shall be deemed to have been given on the day of such transmission or mailing, as the case may be.

Whenever notice is required to be given by law, the Certificate of Incorporation or under any of the provisions of these bylaws, a written waiver thereof, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the grounds that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice unless so required by the Certificate of Incorporation or these bylaws.

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Section 4.          Resignations. Any director, member of a committee or officer may resign at any time. Such resignation shall be made in writing or by electronic transmission and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the chief executive officer or Secretary. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

Section 5.          Facsimile Signatures. In addition to the provisions for the use of facsimile signatures elsewhere specifically authorized in these bylaws, facsimile signatures of any officer or officers of the Corporation may be used whenever and as authorized by the Board of Directors.

Section 6.          Reliance upon Books, Reports and Records. Each director and each member of any committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or reports made to the Corporation by any of its officers, or by an independent certified public accountant, or by an appraiser selected with reasonable care by the Board of Directors or by any such committee, or in relying in good faith upon other records of the Corporation.

Section 7.          Form of Records. Any records maintained by the Corporation in the regular course of its business, including its stock ledger, books of account, and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method, provided that the records so kept can be converted into clearly legible paper form within a reasonable time.

Section 8.          Forum for Adjudication of Disputes. Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation; (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders; (c) any action asserting a claim arising pursuant to any provision of the DGCL, the Certificate of Incorporation or these bylaws (in each case, as may be amended from time to time); or (d) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware, or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the Superior Court of the State of Delaware, or, if the Superior Court of the State of Delaware does not have jurisdiction, the United States District Court for the District of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article VII, Section 8.

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ARTICLE VIII
AMENDMENTS

If provided in the Certificate of Incorporation of the Corporation, the Board of Directors shall have the power to adopt, amend and repeal from time to time bylaws of the Corporation, subject to the right of the stockholders entitled to vote with respect thereto to amend or repeal such bylaws as adopted or amended by the Board of Directors.

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EXHIBIT C

Minimum EBITDAX Exhibit

Company EBITDAX (a) ($000s)
Quarter Ended 3/31/13	123,613
Quarter Ended 6/30/13	132,875
Quarter Ended 9/30/13	127,532
Quarter Ended 12/31/13	88,798
Year Ended 12/31/13	$472,818
Threshold	70%
Minimum EBITDAX (b)	$330,973

(a) EBITDAX is defined as: net income (loss) before income taxes, net interest expense, depreciation, depletion, amortization and accretion, impairments, exploration expenditures and dry hole costs, loss on abandonment activities, amortization of weather derivative premium, and gain on sale of assets, and further deducts the unrealized gain or loss on derivative instruments.

(b) The Company EBITDAX for the four (4) consecutive fiscal quarter periods ending prior to the Closing Date for which quarterly financial information shall then be available shall not be less than 70% of the Company EBITDAX for the year ended December 31, 2013.